Form 10-K, Exhibit 13
period 1997-03-31
ALLIANT TECHSYSTEMS INC
filed 1997-06-27
CIK 866121

                                                                      EXHIBIT 13
[LOGO]

Alliant

Achieving Ever Higher
Levels of Performance


[PHOTO OF TITAN IVB ROCKET LAUNCH]



                              1997 Annual Report

Business Groups


Conventional Munitions

[Photo of U.S. Army tank ammunition]

Business Overview

Leading designer, developer, and manufacturer of medium-caliber and large-caliber ammunition, munitions propellants, tactical missile propulsion systems, warheads, metal parts, composite structures for weapons systems, infrared decoy flares, and commercial gun powder. Operations in Illinois, Kansas, Minnesota, New Jersey, New Mexico, Tennessee, Virginia, and West Virginia. Approximately 3,100 employees. Fiscal year 1997 sales: $499 million.

Sales as a percent of total revenues

[Pie Chart Appears Here]     44%

Competencies

 . Design and production of munitions and warheads with outstanding repeatability

 . Low-cost producer of rocket motors

 . Safe manufacture of high-energy propellants

 . Propellants and hardware for insensitive munitions

 . Design and production of composite structures and metal parts for defense applications

 . Low-cost manufacturing

 . Rapid development with integrated product teams

Major Programs

 . 120mm training and tactical tank ammunition

 . Medium-caliber training and tactical ammunition

 . Rocket motors, warheads, and parts for AGM-130, AIM-9X, AMRAAM, Hellfire,
  Hydra-70, Maverick, TOW II, and other tactical missiles

 . Propellants for tank and medium caliber ammunition

 . Gun powders for sporting reloaders and ammunition manufacturers

 . Composite structures for weapons systems such as the Javelin antitank weapon

 . Infrared decoy flares for aircraft protection

End Users

[Pie Chart Appears Here]   U.S. Army - 63%
                           Commercial - 14%
                           U.S. Air Force - 10%
                           U.S. Navy - 8%
                           International - 5%


Space and Strategic Systems

[Photo of NASA X-33 Reusable Launch Vehicle]

Business Overview

Leading designer, developer, and manufacturer of solid rocket propulsion systems for space and strategic applications and composite structures for military and commercial aircraft and spacecraft. Provider of operations and technical support services for space launches. Operations in California, Florida, and Utah. Approximately 1,800 employees. Fiscal year 1997 sales: $339 million.

Sales as a percent of total revenues

[Pie Chart Appears Here]     30%

Competencies

 . Low-cost producer of large rocket motors with repeatable performance

 . Development of products through integrated product teams

 . Quality and process control systems to ensure safe, consistent manufacturing

 . Design and fabrication of low-cost, high-performance composite structures using automated fiber placement and filament winding processes

Major Programs

 . Titan IV SRMU strap-on boosters and launch support services

 . Delta II and Delta III GEM strap-on boosters

 . Pegasus(R) and Taurus(R) launch vehicle solid propulsion systems

 . Trident II (D5) Fleet Ballistic Missile solid propulsion system

 . Peacekeeper Intercontinental Ballistic Missile contract support

 . Cryogenic hydrogen tanks for NASA X-33 Advanced Technology Demonstrator and
  VentureStar(TM) Reusable Launch Vehicle

 . Composite structures for F-22, Joint Strike Fighter, Boeing 767, and C-17 aircraft

 . Satellite system composite piece parts, instrument benches, and dimensionally stable assemblies

End Users

[Pie Chart Appears Here]   U.S. Air Force - 43%
                           Commercial - 22%
                           U.S. Navy - 20%
                           NASA - 9%
                           Other DoD - 6%

Defense Systems

[Photo of U.S. Army's Objective Individual Combat Weapon]

Business Overview

Leading designer, developer, and manufacturer of tactical weapons systems, air-delivered munitions, battlefield management systems, unmanned aerial vehicles, antitank and demolition systems, fuzes, electronic warfare and test equipment systems, shoulder-fired weapons systems, artillery fire control, terminal sensors and seekers (MMW, UIR, LADAR, acoustic), and electronic document software products. Operations in Florida, Minnesota, Texas, and Wisconsin. Approximately 1,000 employees. Fiscal year 1997 sales: $253 million.

Sales as a percent of total revenues

[Pie Chart Appears Here]     22%

Competencies

 . Munitions design and systems integration through integrated product teams

 . Design and integration of sensors and control electronics for smart weapons

 . Development and manufacture of specialty warheads

 . Packaging of electronic systems to survive gun launch

 . Electronic warfare and test equipment systems

 . Guidance, navigation, and control subsystems for weapons

 . Low-cost repeatable products

Major Programs

 . Outrider(TM) Tactical Unmanned Aerial Vehicle (TUAV)

 . Sense and Destroy Armor (SADARM) munition

 . Tank Extended Range Munition - Kinetic Energy (TERM-KE)

 . Smart Target Activated Fire and Forget (STAFF) munition

 . VOLCANO and Shielder munition systems

 . Brilliant Anti-Armor (BAT) P/3/I Submunition seeker

 . Munitions for special operations forces

 . Electronic warfare and test equipment systems

 . Mortar and artillery fuzes

 . Objective Individual Combat Weapon (OICW)

 . DocMaestro(TM) electronic document software products

 . Cased telescoped gun and ammunition system

End Users

[Pie Chart Appears Here]   U.S. Army - 73%
                           U.S. Navy - 9%
                           International - 7%
                           U.S. Air Force - 7%
                           Commercial - 4%


Emerging Business

[Photo of lithium battery]

Business Overview

Provider of environmental remediation, waste disposal, ordnance reclamation, and safety management services. Supplier of lithium reserve and rechargeable lithium ion polymer batteries for military and aerospace applications. Provider of information systems and acoustic processing equipment, secure data equipment, simulation environments. Operations in Maryland, Minnesota, New Jersey, Pennsylvania, Texas, Utah, and Virginia. Approximately 250 employees. Fiscal year 1997 sales: $41 million.

Sales as a percent of total revenues

[Pie Chart Appears Here]     4%

Competencies

 . Data acquisition, signal processing and analysis

 . High-fidelity environmental simulation

 . Development of leading-edge battery technology

 . Automated production of low-cost, high-performance lithium batteries

 . Munitions and propellant reclamation

 . Uncooled infrared sensors

 . Electro-magnetic emission testing and shielding

Major Programs

 . Lithium and polymer batteries for aerospace and defense applications

 . Analog/Digital Adaptable Recording Input/Output (ADARIO)

 . Synthetic test range environments

 . Reclamation of conventional ordnance

 . Uncooled infrared camera subsystems

 . Computer ruggedization for industrial, government, and military applications

 . System for the Effective Control of Urban Environment Security (SECURES(TM)) gunshot detection system

End Users

[Pie Chart Appears Here]   U.S. Army - 27%
                           International - 20%
                           Commercial - 17%
                           Other DoD - 17%
                           U.S. Air Force - 11%
                           U.S. Navy - 8%

The Alliant Way is our commitment to excellence in everything we do. As leaders in our field, we want to set the standard for delivering low-cost, high-quality solutions to our customers every time.

We will act with integrity, operate safely, and grow the value of our company to our people, our shareholders, and our communities.

Alliant Techsystems is a prime supplier of aerospace and defense technologies to the U.S. and its allies, specializing in propulsion systems, conventional and smart munitions, composite structures, and unmanned vehicles. Our 6,800 people operating in 23 states represent some of the finest talent in the country.

Financial Highlights                                                        1




                                                                                     Year Ended             Year Ended
(Amounts in thousands except per share data)                                     March 31, 1997         March 31, 1996
----------------------------------------------------------------------------------------------------------------------
Sales                                                                               $ 1,089,397            $ 1,020,605
Change in accounting estimate-environmental liabilities(1)                               17,442                      -
Income from continuing operations                                                        36,659                 48,424
Income from discontinued operations, net of income tax                                    4,819                  5,617
Gain (loss) on disposal of discontinued operations, net of income tax                    17,681                 (6,240)
Net income                                                                               59,159                 47,801
----------------------------------------------------------------------------------------------------------------------
Earnings (loss) per common and common equivalent share-primary and fully diluted:
Continuing operations:
 Continuing operations excluding environmental charge                                      4.03                   3.61
 Environmental charge(1)                                                                  (1.30)                     -
   Continuing operations                                                                   2.73                   3.61
   Discontinued operations(2)                                                              1.68                   (.05)
   Net income                                                                              4.41                   3.56
----------------------------------------------------------------------------------------------------------------------
Depreciation and amortization                                                            52,721                 58,623
Cash provided by operations                                                              92,110                 89,081
Capital expenditures                                                                     28,522                 25,593
======================================================================================================================
Total assets                                                                          1,009,704              1,035,142
Total debt to total capitalization                                                         55.1%                  71.6%
----------------------------------------------------------------------------------------------------------------------
Common shares outstanding                                                            13,081,538             12,965,542
Number of employees                                                                       6,800                  6,900
----------------------------------------------------------------------------------------------------------------------

(1) Reflects the impact of the adoption of the Statement of Position 96-1 "Environmental Remediation Liabilities." See Note 19 to the financial statements.
(2) Reflects the results of discontinued operations and the related gain (loss) on disposition of those operations. See Note 18 to the financial statements.



Cover

Cape Canaveral Air Station, Florida, February 23, 1997. Alliant Techsystems Solid Rocket Motor Upgrade (SRMU) boosters successfully launch the first flight of the Lockheed Martin Titan IVB rocket, America's largest and most powerful expendable space launch vehicle.

Contents

Business Groups, Foldout

Financial Highlights, 1

Letter to Shareholders, 2

Review of Operations, 5

Community Investment, 17

Selected Financial Data, 18

Management's Discussion
and Analysis, 19

Consolidated Financial
Statements, 26

Notes to Consolidated
Financial Statements, 29

Board of Directors, 41

Corporate Officers, 42

Corporate Information, 43

2  Letter to Shareholders

[PHOTO]

Peter A. Bukowick

Executive Vice President

Richard Schwartz

Chairman, President,
and Chief Executive
Officer

Scott S. Meyers

Vice President
and Chief Financial
Officer


To Our Shareholders

Two years ago Alliant acquired Hercules Aerospace and made the commitment to achieve higher levels of performance for the company. Fiscal year 1997 marks the second year of delivering on that commitment. We have significantly increased sales, operating profit margins, and cash flow, and reduced operating expenses. I am proud of this performance and the people who made it happen.

   These results reflect the success of our strategies to strengthen our core businesses, pursue new growth opportunities, and use our strong cash flow to increase shareholder value. I am confident these strategies have created the momentum to achieve even higher levels of performance in the future.


Fiscal 1997 Performance Highlights

In fiscal year 1997 we:

 . Increased sales in all businesses and grew earnings from continuing operations (excluding a nonrecurring environmental charge) to $4.03 per share from $3.61 last year, up 12 percent. Total reported net income rose 24 percent to $4.41 per share versus $3.56.

 .  Completed our $50 million share repurchase program in May 1997.

 . Generated strong cash flow from increased sales and income and improved working capital management.

 . Achieved our operating margin target range of 8 to 10 percent, excluding the environmental charge.

 . Realigned our organization to concentrate on the unique aspects of the conventional and smart weapons markets and appointed Dr. Peter A. Bukowick to the post of Executive Vice President overseeing all business operations.

 . Strengthened the company's financial flexibility by selling our Marine Systems Group for $141 million in cash. This transaction allowed us to reduce debt by an additional $89 million, lowering our total debt-to-capitalization ratio from 72 percent at the beginning of the year to 55 percent at year end. We now are much better positioned to pursue additional strategic initiatives including acquisitions and/or share repurchase programs.

 . Secured significant new orders with large follow-on potential, including a $39 million contract to produce the fiber-placed composite fuel tanks for the X-33 Advanced Technology Demonstrator, a $109 million contract to produce 120mm training ammunition for the U.S. Army's M1A1/A2 Abrams main battle tank, and a $56 million contract to build the Outrider(TM) Tactical Unmanned Aerial Vehicle.

 . Ended the year with a strong backlog of $1.4 billion or 17 months of sales, reflecting our leading market positions and positive market trends.

Stock Price Performance

Despite our strong performance, the stock price declined to $42 1/8 at the end of the year after we lost our pursuit of the Evolved Expendable Launch Vehicle and the Wind Corrected Munitions Dispenser programs. These were upside opportunities and do not affect the basic strength of our core plan. With the stock price back above $50 by mid-June, we believe the investment community has refocused on our strong fundamentals and growth potential.

Growing From a Position of Strength

Our products and capabilities support many of the nation's high-priority defense programs. We are number one or two in our core markets of:

Propulsion Systems. We are part of the Titan IV, Delta II and III, Pegasus(R) and Taurus(R) teams, all core U.S. space launch systems, and the Trident II Intercontinental Ballistic Missile, the nation's key strategic weapon system. Our propulsion systems are on many U.S. tactical weapons, including the Advanced Medium Range Air to Air Missile (AMRAAM), Sensor Fuzed Weapon, and the Hellfire, Maverick, and AIM-9X tactical missiles.

Munitions and Smart Weapons. We're the number-one U.S. munitions developer and producer, supplying training and tactical tank ammunition for the U.S. Army's main battle tank and medium-caliber ammunition for guns on armored vehicle platforms. Our training ammunition is fundamental in helping sustain troop readiness, and we have a growing capability in defense electronics systems for current and future precision-guided munition systems and unmanned aerial surveillance systems.

Composites. In our fastest growing market, we have invested in advanced technology to become a leading supplier of aerospace composite structures. We support current aircraft, next-generation commercial and military aircraft, commercial and government satellites, and the X-33 Advanced Technology Demonstrator, which will be scaled up to the Lockheed Martin VentureStar(TM), America's next-generation reusable launch vehicle.

Growing Through Performance, New Business, and Acquisitions

We are committed to increasing shareholder value by building a portfolio of businesses capable of generating a 15-percent average annual earnings per share growth rate. Our growth strategy centers on 1) strengthening our core businesses, 2) pursuing internal and external growth opportunities, and 3) leveraging our financial strength.

To strengthen our core businesses, we have focused on improving margins through plant consolidations, gaining greater synergy through business realignment, and resolving performance issues with our current programs. Dedication to delivering

ESTABLISHING HIGHER LEVELS OF PERFORMANCE FOR ALLIANT TECHSYSTEMS

*Results of continuing operations exclusive of non-recurring charges for restructuring change of control, litigation settlement, and environmental liability reserves.

Sales
(Dollars in millions)

[CHART APPEARS HERE]

753      544    504    1020  1089

93       94     95     96    97

1,500    1,200  900    600   300


Operating Expenses*
(Percentage of sales)

[CHART APPEARS HERE]

10.8%    11.0%  11.0%  8.6%  8.6%

93       94     95     96    97

15%      12%    9%     6%    3%

Operating Profit*
(Percentage of sales)

[CHART APPEARS HERE]

5.2%     4.8%   2.0%   9.7%  8.1%

93       94     95     96    97

10%      8%     6%     4%    2%

EBITDA Cash Flow*
(Dollars in millions)

[CHART APPEARS HERE]

59       38     24     158   141

93       94     95     96    97

200      160    120    80    40

4


high-quality products at an affordable price every time is paying off in both customer satisfaction and margin improvement. Our progress toward this goal was affirmed when we received in June our third straight "Supplier of the Year" award from Hughes Missile Systems Company, which is a tremendous recognition of our workforce.

  Our internal growth strategy is to capture new business in our core markets. Some of the major opportunities we are pursuing include the Air Force's ICBM Prime Integration Program, the Cased Telescoped Weapon System, the next-generation kinetic energy tank ammunition round, and the U.S. Army's rifle for the 21st century -- the Objective Individual Combat Weapon. We also are achieving internal growth by establishing global strategic alliances with major prime contractors, capitalizing on our unique product and technical capabilities.

  Our external growth strategy is to pursue acquisitions that strengthen and complement our core businesses, add critical mass, or offer growth potential in expanding markets. We will evaluate acquisition opportunities against all other investment alternatives to select the best options for growing the long-term value of our business.

  Alliant's financial strength and strong cash flow enable us to select the best options to create value for Alliant and our shareholders. We will invest in new business pursuits in our core markets, further reduce debt, buy back shares, or pursue strategic acquisitions.

Market Trends Support Our Growth Strategies

We see long-term demand for our products, which are staples in Department of Defense initiatives for training, combat, and national strategic requirements. Because they support our nation's most critical defense systems, our products enjoy strong funding support in the U.S. defense budget, now stabilized after more than a decade of decline.

  Telecommunications and space launch markets are expanding rapidly, and we offer one of the broadest lines of space propulsion systems in the industry, covering all major commercial and military space launch payload classes. We are accelerating production to keep pace with this growing demand.

  In weapons systems development, the focus continues to be on smart or precision-guided systems, allowing us to leverage our unique capabilities in electronics packaging into significant growth opportunities including the Outrider(TM) Tactical Unmanned Aerial Vehicle, the U.S. Army's Sense and Destroy Armor (SADARM) munition, and next-generation smart tank rounds.

  The increased need for high-performance, lightweight materials for aircraft, spacecraft, and satellites has doubled our composites structures business in the last three years. With six of only 10 fiber placement machines in the U.S., we have invested in the technology and expertise to become a leading supplier of composite structures for aerospace applications.

Delivering on Our Commitment to Shareholders

We have delivered on our commitment to achieve higher levels of performance. We are confident in our ability to reach our goal of 15-percent average annual earnings per share growth through a combination of sales growth, profit margin improvements, and the use of our strong cash flow to further reduce debt, repurchase stock, or make strategic acquisitions.

  We have a team dedicated to making our goals a reality, achieving even higher levels of performance for our company.


Sincerely,

/s/ Richard Schwartz

Chairman, President, and Chief Executive Officer
June 16, 1997

Conventional Munitions                                                        5



                                                      Conventional Munitions



                                    [Photo]



[Photo]          Tom Rockne
                 Program Manager
                 120mm Training Tank Ammunition


120MM Tank Ammunition Production

State-of-the-art technology such as this control panel on a computerized numerically controlled lathe at Ferrulmatic Operations in Totowa, New Jersey, minimizes machining process variations in the production of metal parts, including cores for U.S. Army 120mm tank ammunition training rounds pictured in the foreground. The result is highly consistent and repeatable performance by 120mm tank ammunition, which played a key role during the ground offensive in Operation Desert Storm. The Conventional Munitions Group is the largest producer of 120mm tank ammunition for the U.S. Army, with more than 2 million training and tactical rounds delivered since 1985.

6  Conventional Munitions


CONVENTIONAL MUNITIONS

[PHOTO]

PETER A. BUKOWICK

Group Vice President (Acting)

"Conventional Munitions is the number-one U.S. producer of low-cost, high-quality munitions and a leader in military and commercial gunpowder, tactical missile propulsion systems, and flares."

Market Position

Leading supplier of conventional medium-caliber and large-caliber ammunition to the U.S. Department of Defense. U.S. Army's largest supplier of 120mm tank ammunition. Major producer of munitions propellants and commercial gunpowder. One of the world's leading suppliers of solid propulsion systems, warheads, and structures for tactical missile systems, with participation on key programs such as Maverick, Hellfire, AMRAAM, Sensor Fuzed Weapon, and AIM-9X. Leading producer of fiber-placed composite structures for weapons systems.

Industry Trends

Department of Defense munitions budgets have stabilized at $1.8 billion to $2 billion annually. Munitions will remain a price-driven commodity, demanding that we be the low-cost, high-quality producer. Consolidation of ammunition plants driven by excess capacity is providing opportunities to increase production volume at key facilities. The use of composite structures in weapons systems is expected to grow dramatically in response to the need for enhanced performance and lighter weight.

Strategies.

 . Operate with safety as the first consideration.

 . Deliver high-quality, repeatable parts at very competitive prices.

 . Increase international sales and win new business in advanced tank ammunition, medium caliber gun upgrades, and warhead systems production.

 . Gain efficiencies through the consolidation of plants and facilities with similar technologies.

 . Increase participation on tactical missiles by leveraging new metal parts manufacturing capabilities.

 . Grow composite structures business by capitalizing on state-of-the-art fiber placement production capacity.

 . Increase strategic supplier agreements with major systems integrators.


OPERATING HIGHLIGHTS

June 1996 Awarded four medium caliber ammunition production contracts with combined value of $30 million.

June 1996 Received contract from Hunting Engineering Ltd. to supply lightweight 30mm ammunition for the United Kingdom's AH-64 Apache attack helicopter.

October 1996 Resumed shipments of tactical tank ammunition rounds following successful resolution of technical issues, resulting in sales of more than $70 million in fiscal year 1997.

November 1996 Awarded U.S. Army contract valued at $40 million for production of propellant grains for the Hydra 70 Rocket System. Additional production could come from direct foreign sales of the Hydra 70 system over the next several years.

December 1996 Selected by Hughes Missile Systems Company to develop and produce AIM-9X short-range air-to-air missile. As a team member, the Conventional Munitions Group will design, develop, and manufacture the missile's solid propulsion rocket motor and thrust vector control system.

January 1997 Received contract valued at $109 million to produce 120mm training ammunition for use by the U.S. Army's M1A1/A2 Abrams main battle tank.

January 1997 Began full-scale production of commercial gunpowder at Radford Army Ammunition Plant following consolidation of operations from Kenvil, New Jersey, to lower costs and increase efficiency.

February 1997 Achieved certification of flare manufacturing operations at Kilgore Operations, Toone, Tennessee, to the ISO 9001 quality management standard and ammunition production operations at the Joliet Army Ammunition Plant to the ISO 9002 standard.

March 1997 Achieved certification of munitions propellant manufacturing operations at the Radford Army Ammunition Plant to the ISO 9002 quality management standard.

                                    [Photo]



[Photo]          Gary Martin
                 Program Manager
                 MK90 Rocket Motor Propellant


MUNITIONS PROPELLANT MANUFACTURING

Amber Jenkins, a process engineer at the Conventional Munitions Group propellant manufacturing facility at the Radford Army Ammunition Plant (RAAP) in Radford, Virginia, calibrates the thickness of NOSIH-AA-2 propellant which is used in the MK90 propellant grain for the U.S. Army's multi-purpose Hydra 70 Rocket. The propellant is manufactured under rigid quality and process controls to ensure the highest degree of performance repeatability and yield among the 180,000 Hydra 70 rocket motors produced annually for the U.S. Army. RAAP is the only active facility in the U.S. manufacturing solventless double-base propellant, which also is used in 120mm tank ammunition produced by the Conventional Munitions Group.



                      [Photo of AIM-9X tactical missile]



                           TACTICAL MISSILE SYSTEMS

Conventional Munitions is a member of the Hughes Missile Systems Company team selected to build the AIM-9X short-range air-to-air missile, which will provide enhanced capabilities for U.S. Navy and Air Force fighter aircraft. The group's Tactical Business unit will design, develop, and manufacture the missile's solid propulsion rocket motor and thrust vector control system at the Allegany Ballistics Laboratory in Rocket Center, West Virginia. Through our involvement in programs such as Maverick, Hellfire, AMRAAM, Sensor Fuzed Weapon, and Sparrow, we have become one of the world's leading suppliers of solid propulsion systems, warheads, and structures for tactical missiles.

8  Space and Strategic Systems



Space and Strategic Systems



                                    [PHOTO]

[PHOTO]

Jeff Foote
Program Manager
Titan SRMU and launch support


LARGE SOLID ROCKET MOTORS
Mark Chilcutt, left, and Leroy Jacquez, solid propulsion operations, perform a mold assembly operation as the center segment of a Titan IVB Solid Rocket Motor Upgrade (SRMU) is lowered onto a core for assembly in preparation for solid propellant casting at Space and Strategic Systems' large solid rocket motor production facility in Magna, Utah. Modernized in the mid-1980s with an investment of over $300 million, the facility today is considered the safest, most modern, automated solid propulsion manufacturing plant in the world. Strict and uncompromising attention to process control ensures the delivery of low-cost, high-quality repeatable motors for space launch vehicles and strategic systems.

OPERATING HIGHLIGHTS

April 1996 Awarded contract valued at $98 million from Lockheed Martin Astronautics to define launch site engineering requirements and procedures and assist in the assembly of Alliant-produced Solid Rocket Motor Upgrade strap-on propulsion systems and their integration into the Titan IVB space launch vehicle.

July 1996 Received contract valued at $39 million from Lockheed Martin to build composite fuel tanks for the NASA X-33 Advanced Technology Demonstrator, which will be scaled up to the VentureStar(TM), America's next-generation Reusable Launch Vehicle.

December 1996 Completed sixth planned static test firing on schedule as part of the qualification phase of the U.S. Navy's Propulsion Consolidation Program for the Trident II (D5) Intercontinental Ballistic Missile. An additional first stage motor is scheduled for static test in June 1997. Completion of the qualification phase of the program is expected in mid-June 1997.

February 1997 Held first successful static test firing of the solid rocket motor for the new McDonnell Douglas Delta III intermediate-lift expendable space launch vehicle, opening the way for delivery of the first production flight set by the end of 1997.

February 1997 Launched the Lockheed Martin Titan IVB rocket powered by two Alliant-produced Solid Rocket Motor Upgrade boosters, culminating a nine-year development effort and marking the first flight of America's next-generation heavy-lift space launch vehicle. (See photograph of launch on cover.)

February 1997 Supported successful installation of two new scientific instruments by producing a high-precision composite optical platform for the Hubble Space Telescope. Astronauts from the Space Shuttle Discovery performed the work as part of the second servicing mission to the orbiting astronomical observatory.

February 1997 Achieved certification of all Space and Strategic Systems manufacturing facilities to the ISO 9001 quality management standard.




                          SPACE AND STRATEGIC SYSTEMS

                                    [PHOTO]

PAUL A. ROSS
Group Vice President

"Space and Strategic Systems is an established leader in low-cost, high-quality solid rocket motors and the rapidly growing market for composite structures."

Market Position

World's leading producer of solid rocket motors for expendable space launch vehicles encompassing all vehicle payload classes. Major programs include Titan IV, Delta II, Delta III, Pegasus,(R) and Taurus(R) launch vehicles. Principal strategic propulsion program is U.S. Navy Trident II (D5) Intercontinental Ballistic Missile. One of the world's leading producers of composite structures, including instrument benches, satellite assemblies, space-based antennae, aircraft components, and space launch vehicle structures.

Industry Trends

A robust commercial and government launch market is driving demand for solid rocket motors. Nearly 500 new communications spacecraft are expected to be launched between now and 2010, representing a large market in commercially funded satellite and booster development. The market for advanced composite materials, which is expanding in response to requirements for greater performance and lower weight in aircraft and spacecraft, will continue to be a major growth area in coming years.

Strategies

 . Continue to operate automated facilities with a focus on safety.

 . Build on investments in automated facilities and expertise in energetic materials, rocket motor design, and systems management to become the world's leading producer of low-cost, high-quality solid rocket motors. Develop additional strategic alliances to win new business.

 . Capitalize on state-of-the-art manufacturing capabilities and strong composite structures business base to expand production from precision components to subassemblies and grow market position in structures for aircraft engines.

10  Space and Strategic Systems



          [Photos of Delta II space launch vehicle and Trident ICBM]



SPACE AND STRATEGIC PROPULSION SYSTEMS

We are a leader in solid rocket propulsion for space and strategic systems, supplying rocket motors for the McDonnell Douglas Delta II medium-lift space launch vehicle (left) and the U.S. Navy's Trident II (D5) Intercontinental Ballistic Missile. Our work on these programs has grown to encompass the solid propulsion system for the next generation Delta III intermediate-lift vehicle and all three stages of the Trident II under the Navy's Propulsion Consolidation Program. During fiscal year 1997, we conducted successful static test firings of the Delta III motor and the motors for each stage of the Trident.



                                    [Photo]



[Photo]          Mark Messick
                 Program Manager

                 X-33 Liquid Hydrogen Tanks


HIGH-PERFORMANCE COMPOSITE STRUCTURES FOR SPACE VEHICLES

Above: A fiber placement machine is building the composite liquid hydrogen fuel tanks for Lockheed Martin's X-33 Advanced Technology Demonstrator (pictured at right) at Space and Strategic Systems' composites manufacturing facility in Clearfield, Utah. The group also will produce the tanks for the VentureStar(TM) Reusable Launch Vehicle, the full-scale version of the X-33 and America's next-generation space launch vehicle. Alliant has become the world's premier producer of composite structures built with fiber placement, using an automated, low-cost process patented in the early 1980s. Our composite structures business, which has doubled over the last three years, will continue to grow as new applications emerge for high-strength, lightweight composite materials.

                                         ICBM Prime Integration Program  11



                       [Photo of F-22 fighter aircraft]



HIGH-PERFORMANCE COMPOSITE
STRUCTURES FOR MILITARY AIRCRAFT

Above: We are building the fiber-placed composite stabilizer pivot shaft for the Lockheed Martin F-22, the U.S. Air Force's next-generation fighter aircraft. The strength, light weight, and stability of advanced composite structures make them ideally suited for high-performance tactical aircraft such as the F-22.



                            [Photo of ICBM launch]



                      INTERNAL GROWTH THROUGH NEW BUSINESS



[Photo]          ARLEN D. JAMESON
                 Vice President,
                 ICBM Prime Integration Program



Building on our experience and leadership in systems integration and solid propulsion, we are pursuing the prime contractor role for the U.S. Air Force's ICBM (Intercontinental Ballistic Missile) Prime Integration Program, which will extend the life of America's land-based ICBM systems well into the next century. Heading our effort is Arlen D. Jameson, Lieutenant General, U.S. Air Force (Retired), who held leadership posts within the Air Force's strategic command throughout much of his 34-year career. General Jameson leads a team of companies representing the expertise that has provided outstanding ICBM program performance for over 30 years. Our team includes Boeing for guidance and ground/vehicle integration, Logicon for software, Thiokol for propulsion, and Textron for re-entry vehicles. The program, which has the potential for significant revenues over the next 15 years, is well suited to the expertise of Alliant and our teammates. We are committed to cost-effective maintenance of America's land-based strategic missile capability.

12  Defense Systems



Defense Systems



                                    [Photo]



[Photo]          Blake Larson
                 Program Manager

                 Sense and Destroy Armor (SADARM)



SMART WEAPON SENSOR TECHNOLOGY

Technician group leader Barb Roach inspects the millimeter wave radar system for the Sense and Destroy Armor (SADARM) smart artillery round at the SADARM production facility in Hopkins, Minnesota. With more than 10 years of research and development activity in sensor technology and fusion, Defense Systems pioneered the use of millimeter wave radar that can withstand harsh gun launches in smart weapons systems such as SADARM, the XM943 Smart Target Activated Fire and Forget (STAFF) tank ammunition round, and the Tank Extended Range Munition-Kinetic Energy (TERM-KE) munition. SADARM, the U.S. Army's first smart artillery projectile, entered production in fiscal year 1997.

OPERATING HIGHLIGHTS

May 1996 Awarded contract to build the Outrider(TM) Tactical Unmanned Aerial Vehicle, which flies pre-programmed reconnaissance missions to provide battlefield surveillance information to military commanders.

June 1996 Received contract exceeding $100 million from the United Kingdom Ministry of Defence for Shielder vehicle-launched antitank system. Contract includes options that can be exercised through 1999. Production is anticipated through 2000.

June 1996 Won contract to complete prototype build of Objective Individual Combat Weapon, U.S. Army's next-generation rifle.

October 1996 Reached agreement with represented workers at Minnesota manufacturing and test facilities regarding procedures for outsourcing production work, resulting in lower future cost structure.

November 1996 Acquired Lundy Division of Advanced Technology Materials, Inc., a manufacturer of next-generation chaff, dispenser systems for chaff, and avionics spare parts, enhancing strategic position in important electronic warfare market.

March 1997 Awarded production contract valued at $32 million for manufacture of Sense and Destroy Armor (SADARM) smart artillery munition. Contract follows completion of engineering and manufacturing development and $10 million production contract earlier in the year.

March 1997 Successfully held first flight of the Outrider(TM) TUAV, demonstrating the basic flight performance capabilities of the first fully integrated modular air vehicle.

March 1997 Introduced DocMaestro(TM) family of software products for easy, low-cost conversion, storage, indexing, and use of electronic documents.

March 1997 Received U.S. Army Material Command Outstanding Achievement Award in Value Engineering for government fiscal year 1996.


                                DEFENSE SYSTEMS



[Photo]          HUGO FRUEHAUF
                 Group Vice President

                 "Defense Systems is meeting the U.S. military's increased demand for low-cost, high-quality smart tactical weapons systems, defense electronic systems, and unmanned aerial vehicle systems."



Market Position

Working in major precision guided munitions development and production programs, including Sense and Destroy Armor, Smart Target Activated Fire and Forget, and Tank Extended Range Munition - Kinetic Energy. Leading producer of low-cost mortar and artillery fuzes and demolitions for special operations forces. Sole-source provider of VOLCANO and Shielder antitank systems. Developing and manufacturing the Outrider(TM) Tactical Unmanned Aerial Vehicle (TUAV), the newest Department of Defense remotely piloted surveillance aircraft.

Industry Trends

Demand for systems upgrades is growing as development of new weapons platforms declines and enhanced capability is needed for guns, ammunition, and electronic warfare systems on existing tanks, artillery, infantry fighting vehicles, and tactical aircraft. All U.S. military services want systems that provide battlefield monitoring, including unmanned aerial vehicles (UAVs). Demand for UAVs could extend to weapons systems and non-defense and commercial applications. Budgets for precision guided munitions are expected to remain strong.

Strategies

 . Focus on safe operations and safe-to-use products.

 . Develop low-cost technologies and packaging techniques for application to gun-launched munitions to increase accuracy and lethality.

 . Develop unmanned air vehicle systems that provide real-time battlefield surveillance information to field commanders.

14  Defense Systems


[PHOTO]

Jerry Rayne
Program Manager

Outrider(TM) Tactical Unmanned Aerial Vehicle


UNMANNED AERIAL VEHICLE SYSTEMS

Technician Jack Skurdalsvold assembles the Outrider(TM) Tactical Unmanned Aerial Vehicle (TUAV) at Defense Systems' TUAV integration facility in Hopkins, Minnesota. Delivery of the first Outrider(TM) TUAV system is expected in mid-1997. Defense Systems is working under a $56 million Advanced Concept Technology Demonstration contract to develop, produce, and field the Outrider(TM) TUAV, which will provide real-time reconnaissance, surveillance, and target acquisition information to Army brigade, Marine air/ground task force, and deployed Navy combat commanders. Other potential markets for the Outrider(TM) TUAV system include international and commercial applications such as traffic control and border patrol.

              [PHOTOS OF OBJECTIVE INDIVIDUAL COMBAT WEAPON AND
                        CASED TELESCOPED WEAPON SYSTEM]

                          NEXT-GENERATION GUN SYSTEMS

Defense Systems is leading an international team in the competitive development of the U.S. Army's Objective Individual Combat Weapon, left, which will provide increased survivability for the 21st century soldier. Demonstrations will be held in 1997 in preparation for final contractor selection. We also are teamed with CTA International to market and produce the Cased Telescoped Weapon System, right, for use in new U.S. and European land combat vehicles such as the U.S. Army Future Scout and Cavalry System/United Kingdom Tracer, the Army's Future Infantry Vehicle and Bradley Fighting Vehicle, and the Marine Corps' Advanced Amphibious Assault Vehicle. If adopted by the Department of Defense, these programs would have production extending well into the next century.

Emerging Business                                                         15


                                    [PHOTO]





[PHOTO]

David Roller
Program Manager

Lithium Ion Polymer Battery Technology


LITHIUM ION POLYMER BATTERIES

Laboratory technician Rebecca Morris, left, and research scientist David Swanson place a lithium ion polymer battery into its cell package as part of a flexible manufacturing pilot program designed to rapidly prototype high-performance polymer batteries for military use at Power Sources Center (PSC) in Horsham, Pennsylvania. PSC is in a strong position to benefit from anticipated growth in rechargeable polymer batteries, which provide performance, weight, and packaging advantages, and from the increasing use of commercial battery technologies by the military. A major supplier of military and aerospace batteries, PSC has produced more than 27 million lithium reserve batteries used in munitions and fuzes.

16  Emerging Business


[PHOTO]




[PHOTO of SECURES(TM) installation on telephone pole]

Ed Page
Program Manager

System for the Effective Control of Urban Environment Security (SECURES(TM))


LAW ENFORCEMENT TECHNOLOGY

Based on sophisticated sonar technology originally developed for naval warfare and surveillance, SECURES(TM) (System for the Effective Control of Urban Environment Security) uses pole-mounted acoustic sensors to detect, analyze, and relay the location of gunfire in urban environments to ensure rapid response by police. During fiscal year 1997, the National Institute of Justice and the Dallas Police Department conducted a successful eight-week field test of SECURES.(TM) Results of the test are being incorporated into the SECURES(TM) product prior to commercial market introduction. The U.S. Army also is considering deployment of SECURES(TM) to Bosnia as a sniper detection system. SECURES(TM) is one of several products under development by Advanced Technology Applications to meet the information needs of federal, state, and local law enforcement officials.




                               EMERGING BUSINESS
[PHOTO]

DONALD E. WILLIS
Group Vice President

"The Emerging Business Group is capturing unrealized value in non-core and commercial markets to grow shareholder value."



Market Position

Leading supplier of ordnance reclamation services, military and aerospace batteries, information systems and acoustic processing equipment, secure data equipment, and simulation training environments.

Industry Trends

U.S. demand for ordnance reclamation and remediation services is expected to remain stable. The battery market is being driven by increasing use of rechargeable polymer batteries and adoption of commercial technologies by the military. Advanced technology markets will show greater use of technology for law enforcement and rapid growth in mobile computing.

Strategy

 . Grow U.S. ordnance reclamation market share and expand offering of remediation and management services, emphasizing safety.
 . Become the leading supplier of reserve batteries and components for rechargeable batteries.
 . Increase share of law enforcement markets through SECURES(TM) and the RoughWriter(TM) rugged laptop computer.
 . Continue to find applications for military technologies in the commercial marketplace.

OPERATING HIGHLIGHTS

July 1996 Awarded contract valued at $8 million for Power Sources Center to operate a fully automated production line for the manufacture of miniature lithium batteries.

October 1996 Formed joint venture between Power Sources Center and Valence Technology Inc. to develop and manufacture rechargeable solid polymer batteries for military markets.

November 1996 Received contract valued at $5 million for Global Environmental Solutions to dismantle obsolete Navy projectiles.

January 1997 Awarded contract valued at $1 million for Power Sources Center to develop and implement flexible manufacturing processes for lithium ion polymer batteries.

February 1997 Completed successful field test of SECURES(TM) gunshot detection system by the Dallas Police Department.

Community Investment                                                17


                                    [PHOTO]


THE ALLIANT ACADEMY

Above: Kevin Erickson, a development engineer with our Defense Systems Group in Hopkins, Minnesota, and an Alliant Academy volunteer, with fourth-grade students at Alice Smith Elementary School in Hopkins. The Alliant Academy links elementary teachers from the school districts in Hopkins, Minneapolis, and Mounds View, Minnesota, with Alliant volunteers for an entire school year. Working in partnership, the teachers and volunteers develop ways to bring math, science, and technology concepts to life for fourth-, fifth-, and sixth-grade students. Short-term and long-term projects, facility tours, field trips, inventors' fairs, and other activities are used to augment the curriculum. The year-long experience provides teachers with an ongoing resource, students with role models, and volunteers with a rewarding way to share their talents.

[PHOTO]

SUPPLIER PARTNERSHIPS
Left, Kay Kuba, President of GCI Systems, a minority- and woman-owned small business in New Brighton, Minnesota, and Vicki Zarada, Alliant computer buyer. GCI Systems supplies computer equipment to Alliant.

Commitment to Community

We are committed to making Alliant Techsystems a positive force in the communities where we live and work by investing our human and financial resources, operating in an environmentally responsible manner, and working in partnership with our suppliers.

Community Investment

Investing in our communities means committing time, expertise, and dollars to critical community needs we are equipped to address. As a company, we invest in initiatives that help teachers better understand and adopt the national math and science standards, including the Alliant Academy, the First program, and the SciMathMN Teachers Academy. Our giving is aimed at improving student achievement, providing role models, and removing social barriers to academic success. As individuals, we invest in our communities through our Community Matching Gifts program and Volunteerism Council grants.

Environmental Management

We are committed to producing products and services for our customers in an environmentally responsible manner. We believe that forward-looking, proper, and cost-effective management of air, land, and water resources is key to our long-term success. We will provide a safe and healthful workplace for our employees and for the communities where we operate. To ensure that we deliver on this commitment, we have established quantifiable goals for environmental performance. We also periodically assess our operating facilities and strive for continuous improvement in pollution prevention and waste minimization.

Supplier Partnerships

We seek out high-quality business partners who share our commitment to operating according to the highest standards of business ethics and conduct. These include small, minority- and women-owned businesses who deserve the right to compete for our business. Supplier diversity is important to us and to our customer, the U.S. Department of Defense. During the government's fiscal year 1996, we placed nearly 7 percent of our purchases with minority- and women-owned small businesses. Finding these partners is a key accountability, and one we also urge our suppliers to adopt.

Reduction of Reported Emissions


                             [CHART APPEARS HERE]

                             Percent from baseline
                      0    11%    54%    87%    90%    94%

                      91   92     93     94     95     96
                          Baseline equals 1991 levels


Alliant facilities have reduced emissions to the environment. This chart summarizes emissions we reported to the U.S. Environmental Protection Agency as part of the Emergency Planning and Community Right-to-Know Act of the Superfund Amendments and Reauthorization Act (SARA), Title III, Section 313.

18                                                       Selected Financial Data

                                                                                          Years Ended
                                                            -----------------------------------------------------------------------
                                                             March 31,      March 31,       March 31,      March 31,      March 31,
(Amounts in thousands except per share data)                      1997           1996            1995(1)        1994           1993
-----------------------------------------------------------------------------------------------------------------------------------
Results of Operations
Sales                                                       $1,089,397     $1,020,605      $  504,190       $544,236      $ 752,612
Cost of sales                                                  907,695        834,298         438,558        458,602        631,910
Change in accounting estimate-environmental liabilities(2)      17,442              -               -              -              -
Research and development                                        16,207         14,126          11,763         12,132         13,377
Selling                                                         35,778         33,143          24,820         23,672         37,469
General and administrative                                      41,881         40,186          19,066         23,893         30,622
Restructuring charges                                                -              -          35,600              -        103,281
Change of control charges                                            -              -          23,039              -              -
Litigation settlement charges                                        -              -          15,000              -              -
-----------------------------------------------------------------------------------------------------------------------------------
Income (loss) from operations                                   70,394         98,852         (63,656)        25,937        (64,047)
Interest expense, net                                          (34,386)       (37,427)         (7,076)        (2,800)        (6,678)
Other income (expense), net                                        651            657          (2,332)        (3,081)         1,872
-----------------------------------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations before income taxes    36,659         62,082         (73,064)        20,056        (68,853)
Income tax provision (benefit)                                       -         13,658               -              -        (24,552)
-----------------------------------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations                        36,659         48,424         (73,064)        20,056        (44,301)
Income (loss) from discontinued operations, net of income taxes  4,819          5,617             456         12,418        (38,715)
Gain (loss) on disposal of discontinued operations,
 net of income taxes                                            17,681         (6,240)              -              -              -
-----------------------------------------------------------------------------------------------------------------------------------
Income (loss) before cumulative effect of accounting change     59,159         47,801         (72,608)        32,474        (83,016)
Cumulative effect of accounting change, net of income taxes          -              -          (1,500)             -        (31,181)
-----------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                           $   59,159     $   47,801      $  (74,108)      $ 32,474      $(114,197)
===================================================================================================================================
Earnings (loss) per common and common equivalent share:
 Continuing operations                                           $2.73          $3.61      $    (7.27)      $   1.98      $   (4.58)
 Discontinued operations                                          1.68           (.05)            .05           1.23          (4.01)
 Cumulative effect of accounting change                              -              -            (.15)             -          (3.23)
-----------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                                $4.41          $3.56      $    (7.37)      $   3.21      $  (11.82)
===================================================================================================================================
Financial Position
Working capital                                             $   94,045     $   42,978      $   70,007       $(16,489)     $  37,970
Property, plant, and equipment, net                            360,560        382,513         484,985         85,094         53,919
Total assets                                                 1,009,704      1,035,142       1,022,235        419,437        435,229
Long-term debt                                                 237,071        350,000         395,000              -         65,485
Total equity                                                   218,792        157,477         140,370         91,980         65,595
Other Data
Depreciation and amortization                               $   52,721     $   58,623      $   16,283       $ 15,323      $  17,530
Capital expenditures                                            28,522         25,593          12,635         13,499          7,319
Gross margin as a percentage of sales                             15.1%(2)       18.3%           13.0%          15.7%          16.0%
===================================================================================================================================

(1) Hercules Aerospace Company was acquired from Hercules Incorporated on March 15, 1995. For the fiscal year ended March 31, 1995, results of operations include Hercules Aerospace Company (Aerospace) from March 15, 1995, through March 31, 1995. For the fiscal year ended March 31, 1997, and 1996, results of operations include Aerospace for the entire year. See Note 21 to the financial statements.

(2) Includes the impact of the fiscal 1997 adoption of Statement of Position 96-1 "Environmental Remediation Liabilities," which resulted in a $17.4 million or $1.30 per share charge to earnings. See Note 19 to the financial statements.

Management's Discussion and Analysis                                          19

The following discussion should be read in conjunction with the financial statements and notes beginning on page 26.

Results of Operations

Sales--Sales from continuing operations in fiscal 1997 were $1,089.4 million, an increase of $68.8 million or 6.7 percent from sales of $1,020.6 million in fiscal 1996.

     Aerospace Systems Group sales in fiscal 1997 were $593.3 million, an increase of $24.7 million or 4.3 percent from $568.6 million in fiscal 1996. The increase was driven primarily by increased sales on the Delta III propulsion program and composite structures programs.

     Defense Systems Group sales in fiscal 1997 were $497.7 million, an increase of $43.0 million or 9.5 percent from $454.7 million in fiscal 1996. The increase was driven principally by increases in Tank Ammunition sales of approximately $89 million, primarily due to the resolution of technical issues which had delayed fiscal 1996 shipments. Additionally, sales were increased approximately $27 million due to a fiscal 1997 contract award to produce the Outrider/TM/ Tactical Unmanned Aerial Vehicle (TUAV). These sales increases were partially offset by decreases due to program completions in fiscal 1996 of approximately $40 million on the Combined Effects Munition program (CEM) and $19 million on the Shoulder Launched Multipurpose Assault Weapon (SMAW) program.

     Emerging Business Group sales in fiscal 1997 were $41.4 million, an increase of $10.4 million from $31.0 million in fiscal 1996, primarily attributable to higher volume in the battery manufacturing operations.

     Sales from continuing operations of $1,020.6 million in fiscal 1996 represented a $516.4 million increase over fiscal 1995 sales of $504.2 million. Fiscal 1996 sales included $568.6 million generated by the Aerospace Systems Group (Aerospace operations), which the Company acquired from Hercules Inc. on March 15, 1995 (Aerospace acquisition), compared to fiscal 1995 Aerospace sales of $20.3 million.

     Company sales for fiscal 1998 are expected to be approximately $1 billion.

Gross Margin--The Company's gross margin as a percentage of sales was 15.1 percent, 18.3 percent, and 13.0 percent in fiscal 1997, 1996, and 1995, respectively. The decreased gross margin in fiscal 1997 was largely attributable to the Company's adoption of Statement of Position No. 96-1 (SOP 96-1), "Environmental Remediation Liabilities" (see further discussion of SOP 96-1 below), which resulted in a one-time, non-cash charge of $17.4 million. Fiscal 1997 gross margin as a percentage of sales before adoption of SOP 96-1 was 16.7 percent, a decrease of 1.6 percent compared to the fiscal 1996 gross margin rate of 18.3 percent. The decrease was primarily attributable to cost growth of approximately $28 million on certain tactical propulsion, fuzing, ammunition, and ordnance reclamation contracts. These decreases in gross margin were partially offset by improvements on various ordnance programs, as well as by negotiated settlements reached with the U.S. Government totaling approximately $12 million for reimbursement of previously incurred costs on a rocket motor propulsion contract and another contract that had been terminated by the U.S. Government due to an arms-limitation treaty into which it had entered.

     Fiscal 1996 gross margin as a percentage of sales was 18.3 percent, compared to 13.0 percent in fiscal 1995. The significant increase in fiscal 1996 was primarily attributable to the acquisition of the Aerospace operations on March 15, 1995. Additionally, fiscal 1995 gross margin included gross margin write-offs (i.e., estimated costs of completing a contract in excess of contract revenues) of approximately 1 percent, representing cost growth on the SMAW and lightweight 30mm medium caliber ammunition programs, and another 1 percent on other programs due to identification of financial and technical issues.

     Fiscal 1998 gross margin is expected to be in the 17.5 percent to 18.5 percent range.

Research and Development--The Company's research and development expenditures were $16.2 million or 1.5 percent of sales in fiscal 1997, compared with $14.1 million or 1.4 percent of sales in fiscal 1996 and $11.8 million or 2.3 percent of sales in fiscal 1995. The slight increase in research and development expenditures as a percent of sales in fiscal 1997 compared to fiscal 1996 was driven primarily by costs incurred on the Evolved Expendable Launch Vehicle
(EELV) program. Fiscal 1996 expenditures of 1.4 percent of sales represented a decrease compared to fiscal 1995 expenditures of 2.3 percent of sales due to a change in executive management which resulted in a more focused approach to program pursuits. The Company also spent $231.3 million on government-customer funded research and development contracts in fiscal 1997, a decrease of $50.5 million compared to expenditures of $281.8 million in fiscal 1996 and $117.7 million in fiscal 1995. The decrease in fiscal 1997 compared to fiscal 1996 primarily represents the completion of a rocket motor development program. The significant increase in fiscal 1996 government-funded research compared to fiscal 1995 was due primarily to the Aerospace acquisition.

     Fiscal 1998 spending for research and development as a percent of sales is expected to approximate fiscal 1997 levels.

Selling--The Company's selling expenses totaled $35.8 million or 3.3 percent of sales in fiscal 1997, compared with $33.1 million or 3.2 percent of sales in fiscal 1996. Fiscal 1997 selling costs include approximately $4 million of expenditures for the Company's pursuit of the U.S. Government's Intercontinental Ballistic Missile (ICBM) Prime Integration Program, expected to be awarded in early calendar year 1998. Fiscal 1996 selling costs as a percentage of sales of
3.2 percent decreased significantly compared to fiscal 1995 levels of 4.9 percent. The fiscal 1996 decline is attributed primarily to the elimination of duplicative selling expenses, subsequent to the acquisition of the Aerospace operations on March 15, 1995, as well a more focused approach to program pursuits. Fiscal 1998 selling expenses, as a percent of sales, are expected to increase to approximately 4 percent, due in large part to continued spending on the ICBM Prime Integration Program.

General and Administrative--General and administrative costs for fiscal 1997 totaled $41.9 million or 3.8 percent of sales, compared with $40.2 million or
3.9 percent of sales in fiscal 1996, and $19.1 million or 3.8 percent of sales in fiscal 1995. Fiscal 1997 general and administrative costs as a percent of sales decreased slightly from fiscal 1996 levels, reflecting ongoing cost control efforts. Fiscal 1998 general and administrative costs as a percent of sales are expected to approximate fiscal 1997 levels.

Restructuring Charges--The Company initiated a restructuring program in the quarter ending March 31, 1995, which resulted in a fiscal 1995 fourth-quarter pre-tax charge of $35.6 million. The program was designed to achieve greater efficiency and competitiveness and improve margins. Approximately $12.2 million of the non-cash portion of the charge consists of accruals for certain pension-related liabilities in accordance with Statement of Financial Accounting Standards (SFAS) No. 88 "Employers Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits."

     In mid-fiscal 1996, various executive management changes were made within the Defense Systems Group. The new management re-evaluated business strategies for the group, including its restructure plans. While the significant components of the restructure plan did not change, the anticipated timing of certain severance and facility closure costs pushed into fiscal 1997. Cash expenditures under this restructuring program, primarily for employee-related costs, totaled approximately $9 million and $12 million in fiscal 1997 and fiscal 1996, respectively. The balance of the reserve at March 31, 1997, represents specifically identified incremental employee severance and facility closure costs expected to be incurred in fiscal 1998. Amounts charged for restructuring reserves include estimates of costs related to facility closure and employee severance costs. These costs are subject to change near term, although not currently anticipated, due to changes in assumptions and the period over which such costs are expected to be incurred.

Change of Control--In August 1994, six new directors nominated by Capstay Partners, L.P. were elected to the Company's Board of Directors, resulting in a "change of control" as defined in the Company's compensation and benefit plans and in agreements with certain employees. These change of control agreements resulted in the Company incurring an "unusual" charge of $23.0 million in fiscal 1995.

Litigation Settlement--The Company had been a defendant in a "qui tam" lawsuit under the False Claims Act (Accudyne "qui tam"). On June 23, 1995, the Company and claimants reached agreement to settle the lawsuit. Accordingly, the Company recorded an unusual charge of $15.0 million as of the fourth quarter of fiscal 1995.

Interest Expense--Interest expense was $35.1 million in fiscal 1997, a decrease of $4.2 million, compared to $39.3 million in fiscal 1996. Fiscal 1996 interest expense increased by $31.4 million from $7.9 million in fiscal 1995. The decrease in fiscal 1997 interest expense compared to fiscal 1996 reflects reduced average borrowings outstanding due to regularly scheduled paydowns, as well as an $88.6 million prepayment of long-term debt with a portion of the sale proceeds generated by the February 28, 1997, sale of the Marine Systems Group. The significant increase in interest expense in fiscal 1996 compared to fiscal 1995 reflects increased borrowings to fund the Aerospace acquisition, completed on March 15, 1995.

     The Company has entered into hedging transactions to protect against increases in market interest rates on its long-term debt. At March 31, 1997, the notional amount of interest rate swap agreements was approximately $83 million. Under the swap agreements, the Company currently pays an average fixed rate of
6.7 percent and receives interest at a rate equal to three-month LIBOR (5.6 percent at March 31, 1997). These agreements have remaining terms of one to two years, with certain cancellation options. The interest rate cap agreements limit the Company's LIBOR exposure to 7.0 percent, and expire on October 1, 1997. The notional amount of amortizing interest rate cap agreements at March 31, 1997 was $22.5 million.

Income Taxes--Fiscal 1997 taxes on income from continuing operations reflect a zero-percent tax rate, compared to a 22-percent tax rate in fiscal 1996. These rates vary from statutory tax rates principally due to partial utilization of available tax loss carryforwards. The fiscal 1997 income tax provision includes a $12.1 million tax expense on income from discontinued operations. The fiscal 1996 income tax provision includes a tax benefit of $7.8 million for discontinued operations. Fiscal 1995 taxes reflect a zero-percent tax rate. This varies from statutory tax rates principally because SFAS No. 109 does not permit current recognition of deferred tax benefits in excess of the amount more likely than not to be realized.

Discontinued Operations

Marine Systems Group--On December 22, 1996, the Company entered into an agreement to sell its Marine Systems Group, including substantially all of the assets of that business, to Hughes Aircraft Company for $141.0 million in cash. The sale was completed on February 28, 1997, resulting in a pre-tax gain to the Company of approximately $27.2 million ($17.7 million, after tax), which the Company recognized in the fourth quarter. The Company has accounted for the operations of the Marine Systems Group as discontinued operations in these financial statements.

Demilitarization Operations--During fiscal 1994, the Company entered into two joint ventures in Belarus and Ukraine, for the purpose of establishing demilitarization operations in those countries. In March 1996, Company management, after evaluating its strategic plans for the future, elected to discontinue its ownership of foreign demilitarization businesses ("Demilitarization operations"). Accordingly, the Company began actions to transfer ownership of the joint ventures to host country governments or their agents and in the fourth quarter of fiscal 1996, the Company estimated and recorded a $6.2 million loss on disposal of discontinued operations (net of tax benefit of $4.2 million).

     During fiscal 1997, the Company stopped production efforts and completed its withdrawal from the Belarus operation. In the fourth quarter of fiscal 1997, the Company reached agreement with the Ukrainian government to transfer the Company's interests in the operation to the Ukrainian government after payment of a $19.8 million non-interest bearing long-term note receivable. Management's best estimate of the value received for the net assets transferred under the contractual obligation, after discounting for interest, is currently estimated to be approximately $8.7 million and is recorded on the balance sheet as "Net assets of discontinued operations" at March 31, 1997. The Company has also provided a letter of credit to support approximately $2.5 million of bank borrowings of the demilitarization operations.

Net Income/(Loss)--The Company recorded net income of $59.2 million in fiscal 1997, an increase of $11.4 million or 23.8 percent over net income of $47.8 million in fiscal 1996. Fiscal 1997 net income includes $22.5 million of income from discontinued operations, compared to a $.6 million loss in fiscal 1996. The fiscal 1997 increase in income from discontinued operations is reflective of the Company's sale of the Marine Systems Group on February 28, 1997, which resulted in an after-tax gain of $17.7 million. This increase in fiscal 1997 net income was partially offset by the Company's adoption of SOP 96-1 "Environmental Remediation Liabilities," which resulted in a $17.4 million reduction in net income. Fiscal 1997 net income also benefited from the Company's ability to more fully utilize previous tax loss carryforwards to reduce tax expense on continuing operations in fiscal 1997 to zero percent, compared to 22 percent in fiscal 1996. Net income of $47.8 million in fiscal 1996 compares to a net loss of $74.1 million in fiscal 1995. Fiscal 1996 results include a full year of operations of the Aerospace Systems Group, a significant contributor to the improved results. The Aerospace operations were acquired from Hercules on March 15, 1995. Additionally, fiscal 1996 results were affected positively by improved gross margins in the Defense Systems Group and reduced operating expenses as a percent of sales due to a more focused approach to program pursuits and the synergistic benefits of eliminating duplicative selling expenses as a result of the Aerospace acquisition. Fiscal 1995 results included $73.6 million in unusual charges associated with litigation settlement, change of control, and restructuring charges.

Cumulative Effect of Change in Accounting for Post-Employment Benefits--Effective April 1, 1994, the Company changed its method of accounting for post-employment benefit obligations to comply with SFAS No. 112, "Employers Accounting for Post-Employment Benefits." This new rule requires such obligations to be accounted for on an accrual basis rather than the "pay-as-you-go" basis. An accrued liability was established for such obligations as of April 1, 1994, resulting in a reduction of after-tax earnings for fiscal 1995 of $1.5 million or $.15 per share. Other than this cumulative effect charge, earnings were not materially affected by this accounting change.

22  Management's Discussion and Analysis

Liquidity, Capital Resources, and Financial Condition

Cash provided by operations during fiscal 1997 totaled $92.1 million, compared with cash provided by operations of $89.1 million for fiscal 1996 and cash used by operations of $58.1 million for fiscal 1995. Cash provided by operations for fiscal 1997 reflects increased net income and improved working capital management, partially offset by the decrease in net operating cash flow from the Company's discontinued operations. Approximately $9 million was expended under the Company's Defense Systems Group restructure plan, primarily for employee-related costs. Additional restructure expenditures of approximately $12 million were made in fiscal 1997, primarily for closure costs in connection with the Company's closure plan of certain facilities acquired in the Aerospace acquisition. Cash provided by operations for fiscal 1996 compared to cash used by operations for fiscal 1995 primarily reflects increased fiscal 1996 profitability, as well as the fiscal 1995 impact of the restructuring programs, change of control-related payments, and increased working capital.

     As a result of the Accudyne "qui tam" litigation settlement recorded as of the fourth quarter of fiscal 1995, the Company spent approximately $3.0 and $3.5 million in fiscal 1997 and 1996, respectively. The remaining $8.5 million, plus interest, is expected to be expended through the fiscal year ending March 31, 1999, with $4.0 million payable in fiscal 1998.

     As a result of operating losses incurred in prior years, primarily resulting from restructuring charges, as well as one-time charges incurred in fiscal 1995 for change of control and the litigation settlement, the Company has tax loss carryforwards of approximately $24 million, which are available to reduce future tax payments. Realization of the net deferred tax asset (net of recorded valuation allowance) is dependent upon profitable operations and future reversals of existing taxable temporary differences. Although realization is not assured, the Company believes that it is more likely than not that such net recorded benefits will be realized through the reduction of future taxable income.

     On February 28, 1997, the Company completed the sale of its Marine Systems Group to Hughes Aircraft Company for $141.0 million in cash. In accordance with the terms of its debt agreements, the Company used $88.6 million of the sale proceeds to prepay a portion of its long-term debt.

     The Company's future cash flow from operations is not expected to be significantly affected in future periods as a result of these discontinued operations.

     Net outlays for capital expenditures during fiscal 1997 were $28.5 million or 2.6 percent of sales, compared with fiscal 1996 outlays of $25.6 million or
2.5 percent of sales, and $12.6 million or 2.5 percent of sales in fiscal 1995. Management expects total capital expenditures for fiscal 1998 to decrease to approximately 2 percent of sales, due primarily to the completion in fiscal 1997 of tooling expenditures for the Delta III rocket launch program.

     In fiscal 1995, the Company acquired the Aerospace operations from Hercules for $306.0 million in cash and 3.86 million shares of stock valued at $112.0 million. During fiscal 1996, the Company received a net amount of $29.1 million from Hercules as an adjustment to the purchase price. The adjustment was primarily the result of receivable collections just prior to the closing of the acquisition, which reduced assets and lowered the final purchase price.

     Principal payments made on the Company's long-term debt during fiscal 1997 totaled $128.9 million, including the $88.6 million prepayment resulting from the sale of the Marine Systems Group.

     As of March 31, 1997, no borrowings were outstanding against the Company's $275.0 million revolving line of credit. Letters of credit totaling $51.4 million at that date reduced the borrowings available under this credit line to $223.6 million.

     The Company's total debt (current portion of long-term debt, notes payable and long-term debt) as a percentage of total capitalization decreased significantly to 55.1 percent at March 31, 1997, compared with 71.6 percent at March 31, 1996, which primarily reflects continued profitable operations and strong cash flow from operations, as well as proceeds from the sale of the Marine Systems Group, which was used largely for debt repayment.

     The Company initiated a $50.0 million share repurchase program in fiscal 1996. In connection with that program, the Company has repurchased 1,122,580 shares of its stock in the open market as of March 31, 1997, at an average price of $38.69 per share, for an aggregate amount of $43.4 million, of which $6.6 million was repurchased in fiscal 1997. The Company completed the $50.0 million repurchase plan in the first quarter of fiscal 1998.

     The Company satisfied all its needs for cash in fiscal 1997, primarily for operating capital, capital expenditures, scheduled debt repayments, and share repurchases, entirely from operating cash flows. Based on the financial condition of the Company at March 31, 1997, management believes the internal cash flows of the Company combined with the availability of funding under its line of credit if needed, will be adequate to fund the future growth of the Company as well as to service its long-term debt obligations. Management is currently evaluating a number of options relative to the Company's cash balances at March 31, 1997, among which include but are not limited to, further debt repayment, share repurchases, or acquisitions of businesses that fit the Company's long-term growth strategies.

Environmental Matters
The Company is subject to various local and national laws relating to protection of the environment and is in various stages of investigation or remediation of potential, alleged, or acknowledged contamination. In October 1996, the American Institute of Certified Public Accountants (AICPA) issued SOP 96-1 "Environmental Remediation Liabilities," which required a change in, and provided clarification to, the manner in which companies measure and recognize costs associated with environmental remediation liabilities. Under the provisions of the SOP, the most significant change in accounting for the Company is that all future anticipated ongoing monitoring and maintenance costs associated with known remediation sites is required to be accrued. Such costs were previously expensed as incurred. The Company elected to adopt the provisions of the new rule early, as is permitted under the SOP, which resulted in a non-cash charge of $17.4 million in the fourth quarter of fiscal 1997. The charge is classified in cost of sales expenses in the Company's consolidated income statement for the fourth quarter ending March 31, 1997. At March 31, 1997, the accrued liability for environmental remediation of $34.8 million represents management's best estimate of the probable and reasonably estimable costs related to the Company's known remediation obligations. It is expected that a significant portion of the Company's environmental costs will be reimbursed to the Company. As collection of those reimbursements is estimated to be probable, the Company has recorded amounts receivable of approximately $10.6 million at March 31, 1997. Such receivable primarily represents the reimbursement of costs associated with the Aerospace operations. As part of the Aerospace acquisition, the Company generally assumed responsibility for environmental compliance at Aerospace operations facilities. It is expected that much of the compliance and remediation costs associated with these facilities will be reimbursable under U.S. Government contracts, and that those environmental remediation costs not covered through such contracts will be covered by Hercules under various agreements. The Company's accrual for environmental remediation liabilities and the associated receivable for reimbursement thereof have been discounted, and are recorded net of $10 million and $3 million, respectively, to reflect the present value of the expected future cash flows, using a discount rate net of estimated inflation of 5 percent. It is expected that fiscal 1998 environmental expenditures, net of expected recoveries, will approximate $5.2 million. Amounts payable/receivable in periods beyond fiscal 1998 have been classified as non-current on the Company's March 31, 1997, balance sheet. At March 31, 1997, the estimated aggregate undiscounted amounts payable for environmental remediation costs, net of expected reimbursements, are approximately $5.2, $5.0, $3.3, $1.7, and $1.4 million for the fiscal years ending March 31, 1998, 1999, 2000, 2001, and 2002, respectively. Estimated amounts payable thereafter total $14.6 million. At March 31, 1997, the estimated discounted range of reasonably possible costs of study and remediation is between $34 million and $70 million. The Company does not anticipate that resolution of the environmental contingencies in excess of amounts accrued, net of recoveries, will materially affect future operating results.

     There were no material insurance recoveries related to environmental remediations during fiscal 1997, 1996, or 1995.

     In future periods, new laws or regulations, advances in technologies, and additional information about the ultimate remedy selected at new and existing sites, and the Company's share of the cost of such remedies, could significantly change the Company's estimates. It is reasonably possible that management's current estimates of liabilities for the above contingencies could change in the near term as more definitive information becomes available.

Litigation
The Company is a defendant in numerous lawsuits that arise out of, and are incidental to, the conduct of its business. Such matters arise out of the normal course of business and relate to product liability, government regulations, including environmental issues, and other issues. Certain of the lawsuits and claims seek damages in very large amounts. In these legal proceedings, no director, officer, or affiliate is a party or named a defendant.

     The Company is involved in three "qui tam" lawsuits brought by former employees of the Aerospace operations acquired from Hercules. One involves allegations relating to submission of false claims and records, delivery of defective products, and a deficient quality control program. The second involves allegations of mischarging of work performed under Government contracts, misuse of Government equipment, other acts of financial mismanagement, and wrongful termination claims. The Government did not join in either of these lawsuits. Under the terms of the agreements relating to the Aerospace acquisition, all litigation and legal disputes arising in the ordinary course of operations will be assumed by the Company except for a few specific lawsuits and disputes including the two qui tam lawsuits referred to above. The Company has agreed to indemnify and reimburse Hercules for a portion of litigation costs incurred and a portion of damages, if any, awarded in these lawsuits. Under terms of the purchase agreement with Hercules, the Company's maximum settlement liability is approximately $4 million, for which the Company has fully reserved at March 31, 1997. In the third qui tam lawsuit, the Company received a partially unsealed complaint in March 1997 alleging labor mischarging on a government contract. Damages are not specified. The government is currently investigating the claim and has not determined whether it will join the lawsuit. In late fiscal 1997, the Company was also served with two complaints in civil actions alleging violations of the False Claims Act and the Truth in Negotiations Act. The complaints allege defective pricing on two separate government contracts. Damages in either case were not specified.

  While the results of litigation cannot be predicted with certainty, management believes, based upon the advice of counsel, that the actions seeking to recover damages against the Company either are without merit, are covered by insurance and reserves, do not support any grounds for cancellation of any contract, or are not likely to materially affect the financial condition or results of operations of the Company, although the resolution of any of such matters during a specific period could have a material effect on the quarterly or annual operating results for that period.

  It is reasonably possible that management's current estimates of liabilities for the above contingencies could change in the near term as more definitive information becomes available.

New Accounting Rules

In October 1996, the AICPA issued SOP 96-1 "Environmental Remediation Liabilities," which required change in, and provided clarification to, the manner in which companies measure and recognize costs associated with environmental remediation liabilities. Under the provisions of the SOP, the most significant change in accounting for the Company is that all future anticipated ongoing monitoring and maintenance costs associated with known remediation sites is required to be accrued. Such costs were previously expensed as incurred. The Company elected to adopt the provisions of the new rule early, as is permitted under the SOP, which resulted in a non-cash charge of $17.4 million in the fourth quarter of fiscal 1997. The charge is classified in cost of sales expenses in the Company's consolidated income statement for the period ending March 31, 1997.

  Effective April 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation." As permitted by SFAS No. 123, the Company has elected to continue following the guidance of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," for measurement and recognition of stock-based transactions with employees. The adoption of SFAS No. 123 did not have an impact on the Company's financial position or results of operations.

  In February 1997, the Financial Accounting Standards Board issued SFAS No. 128 "Earnings Per Share," which will require companies to present basic earnings per share (EPS) and diluted earnings per share, instead of the primary and fully diluted EPS that is currently required. The new standard requires additional informational disclosures and also makes certain modifications to the currently applicable EPS calculations defined in Accounting Principles Board No. 15. The new standard is required to be adopted by all public companies for reporting periods ending after December 15, 1997 (the Company's third quarter of fiscal
1998), and will require restatement of EPS for all prior periods reported. Under the requirements of SFAS No. 128, the Company EPS would be as follows:

                                     Years Ended March 31
                                    ---------------------
                                    1997    1996    1995
---------------------------------------------------------
Basic earnings (loss) per share:
 Continuing operations              $2.82  $3.72   $(7.27)
 Discontinued operations             1.73   (.05)     .05
 Cumulative effect of
   accounting change                   --     --     (.15)
---------------------------------------------------------
Net income (loss)                   $4.55  $3.67   $(7.37)
=========================================================
Diluted earnings per share:
 Continuing operations              $2.73  $3.61   $(7.27)
 Discontinued operations             1.68   (.05)     .05
 Cumulative effect of
   accounting change                   --     --     (.15)
---------------------------------------------------------
Net income (loss)                   $4.41  $3.56   $(7.37)
=========================================================

Inflation

In the opinion of management, inflation has not had a significant impact on the results of the Company's operations. The selling prices under contracts, the majority of which are long term, generally include estimated costs to be incurred in future periods. These cost projections can generally be negotiated into new buys under fixed-price government contracts, while actual cost increases are recoverable in cost-type contracts.

Risk Factors

Except for the historical information contained herein, certain of the matters discussed in this report are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties, including, but not limited to, changes in governmental spending and budgetary policies, governmental laws and other rules and regulations surrounding various matters such as environmental remediation, contract pricing, changing economic and political conditions in the United States and in other countries, international trading restrictions, outcome of union negotiations, customer product acceptance, the Company's success in program pursuits, continued access to capital markets, and merger and acquisition activity within the industry. All forecasts and projections in this report are "forward-looking statements," and are based on management's current expectations of the Company's near-term results, based on current information available pertaining to the Company, including the aforementioned risk factors. Actual results could differ materially.

To the Stockholders of Alliant Techsystems:

We have audited the accompanying consolidated balance sheets of Alliant Techsystems Inc. and subsidiaries as of March 31, 1997, and 1996, and the related consolidated statements of income and of cash flows for each of the years ended March 31, 1997, 1996, and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such financial statements present fairly, in all material respects, the consolidated financial position of Alliant Techsystems Inc. and subsidiaries at March 31, 1997, and 1996, and the consolidated results of its operations and its cash flows for each of the years ended March 31, 1997, 1996, and 1995, in conformity with generally accepted accounting principles.

  As discussed in Note 10 to the financial statements, effective April 1, 1994, the Company changed its method of accounting for post-employment benefit costs to conform with Statement of Financial Accounting Standards No. 112.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Minneapolis, Minnesota
May 14, 1997

The management of Alliant Techsystems Inc. is responsible for the integrity, objectivity, and consistency of the financial information presented in this report. The financial statements have been prepared in accordance with generally accepted accounting principles, and necessarily include some amounts based on management's judgments and best estimates.

  To meet its responsibilities, management relies on a comprehensive system of internal controls designed to provide reasonable assurance that assets are safeguarded and that transactions are appropriately recorded and reported. The system is supported by the employment of qualified personnel and by an effective internal audit function.

  Our independent auditors provide an objective, independent review of management's discharge of its responsibilities as they relate to the financial statements. Their report is presented separately.

  The Audit Committee of the Board of Directors, consisting solely of outside directors, recommends the independent auditors for appointment by the Board subject to ratification by shareholders. The Committee also meets periodically with the independent auditors, internal auditors, and representatives of management to discuss audit results, the adequacy of internal controls, and the quality of our financial accounting and reporting. The independent auditors and the internal auditors have access to the Committee without the presence of management.

/s/ Richard Schwartz

Richard Schwartz
Chairman, President, and Chief Executive Officer

/s/ Scott S. Meyers

Scott S. Meyers
Vice President and Chief Financial Officer

26  Consolidated Income Statements


                                                                                                    Years Ended
                                                                                  ------------------------------------------------
(Amounts in thousands except per share data)                                      March 31, 1997   March 31, 1996   March 31, 1995
----------------------------------------------------------------------------------------------------------------------------------
Sales                                                                                 $1,089,397       $1,020,605       $  504,190
Cost of sales                                                                            907,695          834,298          438,558
Change in accounting estimate- environmental liabilities                                  17,442                -                -
----------------------------------------------------------------------------------------------------------------------------------
Gross margin                                                                             164,260          186,307           65,632
Operating expenses:
 Research and development                                                                 16,207           14,126           11,763
 Selling                                                                                  35,778           33,143           24,820
 General and administrative                                                               41,881           40,186           19,066
 Restructuring charges                                                                         -                -           35,600
 Change of control charges                                                                     -                -           23,039
 Litigation settlement charges                                                                 -                -           15,000
----------------------------------------------------------------------------------------------------------------------------------
 Total operating expenses                                                                 93,866           87,455          129,288
----------------------------------------------------------------------------------------------------------------------------------
 Income (loss) from operations                                                            70,394           98,852          (63,656)
----------------------------------------------------------------------------------------------------------------------------------
Other income (expense):
 Interest expense                                                                        (35,102)         (39,279)          (7,919)
 Interest income                                                                             716            1,852              843
 Other, net                                                                                  651              657           (2,332)
----------------------------------------------------------------------------------------------------------------------------------
 Total other expense                                                                     (33,735)         (36,770)          (9,408)
----------------------------------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations before income taxes                              36,659           62,082          (73,064)
Income tax provision                                                                           -           13,658                -
----------------------------------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations                                                  36,659           48,424          (73,064)
Discontinued operations:
 Income from discontinued operations, net of income taxes                                  4,819            5,617              456
 Gain (loss) on disposal of discontinued operations, net of income taxes                  17,681           (6,240)               -
----------------------------------------------------------------------------------------------------------------------------------
Income (loss) before cumulative effect of accounting change                               59,159           47,801          (72,608)
Cumulative effect of accounting change net of income taxes                                     -                -           (1,500)
----------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                                                     $   59,159       $   47,801       $  (74,108)
==================================================================================================================================
Primary and fully diluted earnings (loss) per
 common and common equivalent share:
   Continuing operations                                                                   $2.73            $3.61           $(7.27)
   Discontinued operations                                                                  1.68             (.05)             .05
   Cumulative effect of accounting change                                                      -                -             (.15)
----------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                                                          $4.41            $3.56           $(7.37)
==================================================================================================================================

See Notes to Consolidated Financial Statements.

Consolidated Balance Sheets                                                   27


(Amounts in thousands except share data)                                                           March 31, 1997   March 31, 1996
----------------------------------------------------------------------------------------------------------------------------------
Assets
Current assets:
 Cash and cash equivalents                                                                             $  122,491       $   45,532
 Marketable securities                                                                                        378              348
 Receivables                                                                                              191,675          178,475
 Net inventory                                                                                             68,125           87,602
 Deferred income tax asset                                                                                 37,244           40,393
 Other current assets                                                                                       5,329            3,819
----------------------------------------------------------------------------------------------------------------------------------
   Total current assets                                                                                   425,242          356,169
Net property, plant, and equipment                                                                        360,560          382,513
Goodwill                                                                                                  123,618          125,033
Deferred charges                                                                                           10,925           12,316
Prepaid and intangible pension assets                                                                      80,569           85,142
Other assets                                                                                                  116              855
Net assets of discontinued operations                                                                       8,674           73,114
----------------------------------------------------------------------------------------------------------------------------------
   Total assets                                                                                        $1,009,704       $1,035,142
==================================================================================================================================
Liabilities and Stockholders' Equity
Current liabilities:
 Current portion of long-term debt                                                                     $   29,024       $   45,000
 Notes payable                                                                                              2,302            2,756
 Accounts payable                                                                                          85,451           77,453
 Contract advances and allowances                                                                          64,500           40,636
 Accrued compensation                                                                                      28,392           28,672
 Accrued income taxes                                                                                       9,156            9,310
 Restructuring liability                                                                                    5,876           26,782
 Other accrued liabilities                                                                                106,496           82,582
----------------------------------------------------------------------------------------------------------------------------------
   Total current liabilities                                                                              331,197          313,191
Long-term debt                                                                                            237,071          350,000
Post-retirement and post-employment benefits liability                                                    143,373          143,930
Pension liability                                                                                          37,079           42,184
Other long-term liabilities                                                                                42,192           28,360
----------------------------------------------------------------------------------------------------------------------------------
   Total liabilities                                                                                      790,912          877,665
Contingencies (see Notes 15 and 19)
Stockholders' equity:
 Common stock-$.01 par value
   Authorized-20,000,000 shares
   Issued and outstanding 13,081,538 and 12,965,542 shares at
     March 31, 1997, and 1996, respectively                                                                   131              130
Additional paid-in-capital                                                                                248,612          249,814
Retained earnings (deficit)                                                                                 4,361          (54,798)
Unearned compensation                                                                                      (1,324)          (2,552)
Pension liability adjustment                                                                               (2,304)          (1,189)
Common stock in treasury, at cost (782,075 and 898,071 shares held
 at March 31, 1997, and 1996, respectively)                                                               (30,684)         (33,928)
----------------------------------------------------------------------------------------------------------------------------------
   Total stockholders' equity                                                                             218,792          157,477
----------------------------------------------------------------------------------------------------------------------------------
   Total liabilities and stockholders' equity                                                          $1,009,704       $1,035,142
==================================================================================================================================

See Notes to Consolidated Financial Statements.

-------------------------------------------------------------------------------
28    Consolidated Statements of Cash Flows
-------------------------------------------------------------------------------

                                                                                Years Ended
                                                              ------------------------------------------------
(Amounts in thousands)                                        March 31, 1997   March 31, 1996   March 31, 1995
--------------------------------------------------------------------------------------------------------------
Operating Activities
Net income (loss)                                              $   59,159       $   47,801       $  (74,108)
Adjustments to net income (loss) to arrive at cash
 provided by (used for) operations:
   Restructuring charges--non-cash portion                             --               --           18,433
   Change of control charges--non-cash portion                         --               --            7,991
   Litigation settlement charges--non-cash portion                     --               --           15,000
   Cumulative effect of accounting change--net of
    income taxes                                                       --               --            1,500
   Depreciation                                                    45,114           49,855           13,824
   Amortization of intangible assets and earned
    compensation                                                    7,607            8,768            2,459
   (Gain) loss on disposition of discontinued
    operations, net of taxes                                      (17,681)           6,240               --
   Loss on sale of marketable securities                               --               --            1,562
   (Gain) loss on disposition of property                             (72)            (135)           1,005
   Changes in assets and liabilities:
     Receivables                                                  (13,201)            (409)         (32,870)
     Inventories                                                   19,349           11,947            2,751
     Accounts payable                                               7,726           29,564           (5,412)
     Contract advances and allowances                              23,863          (21,409)           7,862
     Accrued compensation                                            (280)           3,382           (7,716)
     Accrued income taxes                                            (154)            (115)           1,127
     Accrued restructure liability                                (22,946)         (35,471)          (4,800)
     Accrued environmental liability                               13,180             (178)           3,279
     Other assets and liabilities                                 (24,914)         (29,167)          (8,944)
   Operating activities of discontinued operations                 (4,640)          18,408           (1,046)
--------------------------------------------------------------------------------------------------------------
Cash provided by (used for) operations                             92,110           89,081          (58,103)
==============================================================================================================
Investing Activities
Capital expenditures                                              (28,522)         (25,593)         (12,635)
Acquisition of businesses                                              --               --         (305,891)
Purchase price finalization                                            --           29,115               --
Accrued transaction fees paid                                          --           (6,000)              --
Proceeds from sale of discontinued operations                     141,000               --               --
Proceeds from the disposition of property                           2,835              929              149
Investing activities of discontinued operations                    (2,483)          (2,306)          (6,700)
Proceeds from sale of marketable securities                            --               --            3,759
Other investing activities, net                                        --              414             (988)
--------------------------------------------------------------------------------------------------------------
Cash provided by (used for) investing activities                  112,830           (3,441)        (322,306)
--------------------------------------------------------------------------------------------------------------
Financing Activities
Proceeds from issuance of long-term debt                               --               --          425,000
Payments made on long-term debt and notes payable                (128,905)         (30,000)         (53,465)
Payments made for debt issue costs                                     --               --          (12,997)
Net purchase of treasury shares                                    (2,616)         (36,859)              --
Proceeds from exercised stock options                               3,995            1,773            1,793
Other financing activities, net                                      (455)            (686)             (11)
----------------------------------------------------------------------------------------------------------------
Cash (used for) provided by financing activities                 (127,981)         (65,772)         360,320
================================================================================================================
Increase (decrease) in cash and cash equivalents                   76,959           19,868          (20,089)
Cash and cash equivalents at beginning of period                   45,532           25,664           45,753
----------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                     $  122,491       $   45,532       $   25,664
================================================================================================================

See Notes to Consolidated Financial Statements.

--------------------------------------------------------------------------------
Notes to the Consolidated Financial Statements                                29
--------------------------------------------------------------------------------

(Amounts in thousands except per share data)

1. Basis of Presentation and Significant Accounting Policies

Basis of Presentation - The consolidated financial statements of the Company include all wholly owned subsidiaries. Intercompany balances and transactions between entities included in these financial statements have been eliminated.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported therein. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may differ from those estimates.

Long-Term Contracts - Sales under long-term contracts are accounted for under the percentage of completion method and include cost reimbursement and fixed-price contracts. Sales under cost reimbursement contracts are recognized as costs are incurred. Sales under fixed-price contracts are either recognized as the actual cost of work performed relates to the estimate at completion (cost-to-cost) or based on results achieved, which usually coincides with customer acceptance (units of delivery).

     Profits expected to be realized on contracts are based on the Company's estimates of total contract sales value and costs at completion. Estimated amounts for contract changes and claims are included in contract sales only when realization is estimated to be probable. Assumptions used for recording sales and earnings are adjusted in the period of change to reflect revisions in contract value and estimated costs. In the period in which it is determined that a loss will be incurred on a contract, the entire amount of the estimated loss is charged to income.

     Research and development, selling, and general and administrative costs are expensed in the year incurred.

Environmental Remediation and Compliance - Costs associated with environmental compliance and preventing future contamination that are estimable and probable are accrued and expensed, or capitalized as appropriate. Expected remediation and monitoring costs relating to the remediation of an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are accrued and expensed in the period that such costs become estimable. Liabilities are recognized for remedial activities when they are probable and the remediation cost can be reasonably estimated.

     The cost of each environmental liability is estimated by engineering, financial, and legal specialists within the Company based on current law and existing technologies. Such estimates are based primarily upon the estimated cost of investigation and remediation required and the likelihood that other potentially responsible parties (PRPs) will be able to fulfill their commitments at the sites where the Company may be jointly and severally liable. The Company's estimates for environmental obligations are dependent on and affected by changes in environmental laws and regulations, the nature and extent of historical information and physical data relating to a contaminated site, the complexity of the site, methods of remediation available, the technology that will be required, the outcome of discussions with regulatory agencies and other PRPs at multi-party sites, the number and financial viability of other PRPs, future technological developments, and the timing of expenditures. Accordingly, such estimates could change materially as the Company periodically evaluates and revises such estimates based on expenditures against established reserves and the availability of additional information.

Cash Equivalents - Cash equivalents are all highly liquid temporary cash investments purchased with original maturities of three months or less. The fair market value of such investments at March 31, 1997, approximates cost.

Marketable Securities - Marketable securities sold during fiscal 1995 represent available-for-sale investments in a diversified mutual fund whose portfolio consists of U.S. Treasury bills, bonds, and other government-backed obligations and are recorded at estimated market value. There were no gross realized gains recorded in fiscal 1997, 1996, and 1995. Gross realized losses for the same periods were $0, $0, and $1,562, respectively, calculated using the specific identified cost basis. Unrealized gains and losses were negligible at March 31, 1997, and 1996, respectively.

Inventories - Inventoried costs relating to long-term contracts and programs are stated at actual production costs, including factory overhead, initial tooling, and other related nonrecurring costs incurred to date, reduced by amounts identified with sales recognized on units delivered or progress completed. Inventoried costs relating to long-term contracts and programs are reduced by charging any amounts in excess of estimated realizable value to cost of sales. Progress payments received from customers relating to the uncompleted portions of contracts are offset first against unbilled receivable balances, then against applicable inventories. Any remaining progress payment balances are classified as advance payments.

Property and Depreciation - Property, plant, and equipment is stated at cost and depreciated over estimated useful lives. Machinery and test equipment is depreciated using the double declining balance method, converting to straight-line depreciation for the last third of the asset's life. All other depreciable property is depreciated using the straight-line method.

Goodwill - Goodwill represents the excess of the cost of purchased businesses over the fair value of their net assets at date of acquisition and is being amortized on a straight-line basis over periods up to 40 years. The recoverability of the carrying value of goodwill is periodically evaluated by comparison with the estimated future undiscounted cash flows from related operations.

Income Taxes - Deferred income taxes result from temporary differences between the basis of assets and liabilities recognized for differences between the financial statement and tax basis thereon, and for the expected future tax benefits to be derived from tax losses and tax credit carryforwards. A valuation allowance is recorded to reflect the likelihood of realization of deferred tax assets.

-------------------------------------------------------------------------------
30  Notes to the Consolidated Financial Statements
-------------------------------------------------------------------------------


Financial Instruments and Hedging - The Company uses interest rate swap and cap agreements to manage interest costs and the risk associated with changing interest rates. As interest rates change, the differential paid or received is recognized in interest expense of the period.

Earnings Per Share Data - For the fiscal years ended March 31, 1997, 1996, and 1995, primary and fully diluted earnings (loss) per share is computed based on weighted average common and common equivalent shares outstanding of 13,402,000, 13,431,000, and 10,052,000, respectively. Common stock equivalents are excluded from the earnings (loss) per share calculation for fiscal 1995 because the effect would be antidilutive. Common stock equivalents used in computing earnings per share relate to stock options which, if exercised, would have a dilutive effect on earnings per share for fiscal 1997 and 1996.

  In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 128 "Earnings Per Share," which will require companies to present basic earnings per share (EPS) and diluted earnings per share, instead of the primary and fully diluted EPS that is currently required. The new standard requires additional informational disclosures, and also makes certain modifications to the currently applicable EPS calculations defined in Accounting Principles Board No. 15. The new standard is required to be adopted by all public companies for reporting periods ending after December 15, 1997, (the Company's third quarter of fiscal 1998), and will require restatement of EPS for all prior periods reported. Under the requirements of SFAS No. 128, the Company's EPS would be as follows:

                                                        Years Ended March 31
                                              --------------------------------------
                                              1997            1996              1995
------------------------------------------------------------------------------------
Basic earnings (loss) per share:
 Continuing operations                       $2.82           $3.72            $(7.27)
 Discontinued operations                      1.73            (.05)              .05
 Cumulative effect of
   accounting change                             -               -              (.15)
------------------------------------------------------------------------------------
Net income (loss)                            $4.55           $3.67            $(7.37)
====================================================================================
Diluted earnings per share:
 Continuing operations                       $2.73           $3.61            $(7.27)
 Discontinued operations                      1.68            (.05)              .05
 Cumulative effect of
   accounting change                             -               -              (.15)
------------------------------------------------------------------------------------
Net income (loss)                            $4.41           $3.56            $(7.37)
====================================================================================

Reclassifications - Certain reclassifications have been made to the 1996 and 1995 financial statements to conform to the 1997 classification.

2. Receivables

Receivables, including amounts due under long-term contracts (contract receivables), are summarized as follows:

                                 Years Ended
                         ----------------------------
                         Mar. 31, 1997  Mar. 31, 1996
-----------------------------------------------------
Contract receivables
 Billed receivables           $ 74,063       $ 67,003
 Unbilled receivables          114,801        110,511
Other receivables                2,811            961
-----------------------------------------------------
                              $191,675       $178,475
=====================================================

  Receivable balances are shown net of reductions of $301,385 and $307,090 as of March 31, 1997, and 1996, respectively, for progress payments received from customers relating to completed portions of contracts.

  Unbilled receivables represent the balance of recoverable costs and accrued profit comprised principally of revenue recognized on contracts for which billings have not been presented to the customer because the amounts were earned but not billable as of the balance sheet date under the contractual terms. These amounts include expected additional billable general overhead costs and fees on flexibly priced contracts awaiting final rate negotiations, and are generally billable and collectible within one year.

3. Inventories

Inventory balances are shown net of reductions of $18,933 and $84,233 as of March 31, 1997, and 1996, respectively, for progress payments received from customers relating to uncompleted portions of contracts.

4. Property, Plant, and Equipment

The major categories of property consist of the following:

                                                                                                    Years Ended
                                                                                           -----------------------------
                                                                                           Mar. 31, 1997   Mar. 31, 1996
------------------------------------------------------------------------------------------------------------------------
Land                                                                                           $  23,624       $  24,165
Buildings and improvements                                                                       164,225         160,717
Machinery and equipment                                                                          324,625         319,610
Property not yet in service                                                                       10,701           5,985
------------------------------------------------------------------------------------------------------------------------
                                                                                                 523,175         510,477
Less accumulated depreciation                                                                   (162,615)       (127,964)
------------------------------------------------------------------------------------------------------------------------
                                                                                               $ 360,560       $ 382,513
========================================================================================================================

--------------------------------------------------------------------------------
                                                                              31
--------------------------------------------------------------------------------

5. Goodwill and Deferred Charges
Goodwill and deferred charges consist of the following:
                                                                                                       Years Ended
                                                                                              -----------------------------
                                                                                              Mar. 31, 1997   Mar. 31, 1996
---------------------------------------------------------------------------------------------------------------------------
Goodwill, net of accumulated amortization:
  1997 - $7,255, 1996 - $3,940                                                                     $123,618        $125,033
===========================================================================================================================
Debt issuance costs, net of
  accumulated amortization:
  1997 - $7,099, 1996 - $2,433                                                                      $ 7,721        $ 11,098
Other                                                                                                 3,204           1,218
---------------------------------------------------------------------------------------------------------------------------
                                                                                                   $ 10,925        $ 12,316
===========================================================================================================================

6. Other Accrued Liabilities
The major categories of other current and long-term accrued liabilities are as follows:
                                                                                                       Years Ended
                                                                                              -----------------------------
                                                                                              Mar. 31, 1997   Mar. 31, 1996
---------------------------------------------------------------------------------------------------------------------------
Employee benefits and insurance                                                                   $  46,950       $  38,201
Legal accruals                                                                                       25,041          27,657
Other accruals                                                                                       34,505          16,724
---------------------------------------------------------------------------------------------------------------------------
Other accrued liabilities - current                                                               $ 106,496       $  82,582
===========================================================================================================================
Litigation settlement - long-term                                                                 $   4,500       $   8,500
Environmental remediation liability                                                                  19,169           7,289
Deferred tax liability                                                                               18,462           9,496
Other long-term                                                                                          61           3,075
---------------------------------------------------------------------------------------------------------------------------
Other long-term liabilities                                                                       $  42,192       $  28,360
===========================================================================================================================

      The increase in other current accrued liabilities is driven in large part by severance and closure costs to be incurred in connection with the Company's sale of the Marine Systems Group (see Note 18). The increase in other long-term liabilities is primarily reflective of the Company's adoption of SOP 96-1 "Environmental Remediation Liabilities" (see Note 19).

7. Long-Term Debt
The components of the Company's long-term debt are as follows:

                                                                                                       Years Ended
                                                                                              -----------------------------
                                                                                              Mar. 31, 1997   Mar. 31, 1996
---------------------------------------------------------------------------------------------------------------------------
Bank term loan with quarterly principal
  and interest payments through March 2001                                                         $116,095        $245,000
11.75% Senior Subordinated Notes with semi-
  annual interest payments, maturing 2003                                                           150,000         150,000
---------------------------------------------------------------------------------------------------------------------------
Total long-term debt                                                                                266,095         395,000
Less current portion                                                                                (29,024)        (45,000)
---------------------------------------------------------------------------------------------------------------------------
Long-term portion                                                                                  $237,071        $350,000
===========================================================================================================================

     In connection with the Aerospace acquisition (see Note 21), the Company entered into a six-year, $500,000 bank credit facility which was comprised of a $275,000 term loan and a $225,000 revolving working capital (revolver) and letter of credit facility. In November 1996, this facility was amended to increase the revolver and letter of credit facility from $225,000 to $275,000, and to reduce the Company's borrowing interest rate margins. Outstanding letters of credit totaling $51,448 reduced the available line of credit to $223,552 at March 31, 1997. The Company is required to pay a commitment fee (0.275 percent at March 31, 1997) on the $275,000 revolver, and is also charged for outstanding letters of credit, in addition to an issuance fee, which varies and is negotiated with each bank. The revolver and letter of credit fees are subject to adjustment based on the Company's long-term debt rating. The interest rate charged for borrowings under the bank credit facility is at the option of the Company, either a floating rate based on a defined prime rate or a fixed rate related to the London Interbank Offered Rate (LIBOR) plus a margin based on the Company's debt rating. As of March 31, 1997, the unhedged interest rate on outstanding borrowings under this facility was approximately 6.5 percent. Borrowings are secured by substantially all of the assets of the Company. Amounts outstanding under this agreement at March 31, 1997, based on current rates for similar instruments with the same maturities, approximate fair market value. There were no outstanding borrowings against the revolving line of credit at March 31, 1997.
     In addition to the bank credit facility, the Company has $150,000 of 11.75 percent senior subordinated notes outstanding. The senior subordinated notes are redeemable at the option of the Company, in whole or in part, at any time on or after March 1, 1999, at certain defined redemption prices. The estimated fair value of the Company's senior subordinated notes, based on bank quotes, is approximately $162.8 million.
     The Company's bank credit facility and senior subordinated notes limit the payment of dividends and contain certain covenants with respect to the Company's consolidated net worth, leverage, and debt and interest coverage. Additionally, the Company's debt agreements impose certain restrictions on the incurrence of additional indebtedness, sale of assets, mergers and consolidations, transactions with affiliates, creation of liens, and certain other matters. In connection with the sale of its Marine Systems Group in February 1997 (see Note
18), the Company prepaid $88.6 million of its long-term debt in accordance with the terms of the bank credit facility. At March 31, 1997, the Company was in compliance with all covenants and restrictions specified in its debt agreements.
     At March 31, 1997, the aggregate maturities due over the next five fiscal years under the bank term loan and the senior subordinated notes are $29,024 in 1998, $31,926 in 1999, $31,926 in 2000, $23,219 in 2001, and $0 in 2002. Amounts
due thereafter total $150,000.
     The company's weighted average interest rate on short-term borrowings during fiscal 1997 and 1996 was 7.2 percent and 7.3 percent, respectively.

  The Company has entered into hedging transactions to protect against increases in market interest rates on its long-term debt. At March 31, 1997, the notional amount of interest rate swap agreements was $83,000. Under the swap agreements, the Company currently pays an average fixed rate of 6.7 percent, and receives interest at a rate equal to three-month LIBOR (5.6 percent at March 31, 1997). These agreements have remaining terms of one to two years, with certain cancellation options. Fair value of the interest rate swap agreements at March 31, 1997, is $(.7) million. The interest rate cap agreements limit the Company's LIBOR exposure to 7.0 percent, and expire on October 1, 1997. The notional amount of amortizing interest rate cap agreements at March 31, 1997, was $22,500. The recorded value of the interest rate cap agreements approximates fair value at March 31, 1997. Counter parties to the interest rate swap and cap agreements are major financial institutions who also participate in the Company's bank credit facilities. Credit loss from counterparty non-performance is not anticipated. The estimated fair market value amounts have been determined using available market information or other appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop estimates of fair value. Therefore, the estimates are not necessarily indicative of the amounts that could be realized or would be paid in a current market exchange. The effect of using different market assumptions and/or estimation methodologies may be material to the estimated fair value amounts.

8. Employee Benefit Plans

The Company's noncontributory defined benefit pension plans cover substantially all employees. Plans provide either pension benefits of stated amounts for each year of credited service, or pension benefits based on employee yearly pay levels and years of credited service. The Company funds the plans in accordance with Federal requirements calculated using appropriate actuarial methods.

  Plan assets for the Company are held in a trust and are invested in a diversified portfolio of equity securities and fixed income investments.

  The sale of the Marine Systems Group resulted in curtailments as defined by SFAS No. 88, "Employer's Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits." The net impact of the curtailments was a credit to fiscal 1997 gain on disposal of discontinued operations of $304, and a decrease in the accumulated benefit obligation as of March 31, 1997, of $24,079. The workforce reduction associated with the fiscal 1995 restructuring program also resulted in curtailments as defined by SFAS No.
88. The impact of the fiscal 1995 curtailments was a charge to income of $12,243, and an increase in the accumulated benefit obligation as of March 31, 1995, of $7,665.

     The components of the Company's net periodic pension cost are as follows:

                                                                            Years Ended
                                                       ----------------------------------------------------------
                                                       Mar. 31, 1997         Mar. 31, 1996         Mar. 31, 1995
-----------------------------------------------------------------------------------------------------------------
Service cost of benefits
 earned during the period                                 $ 14,337             $  13,662              $  9,766
Interest cost of projected
 benefit obligation                                         44,563                45,871                22,388
Return on assets                                           (73,506)             (110,907)               15,590
Net amortization and deferral                               25,250                64,612               (32,307)
-----------------------------------------------------------------------------------------------------------------
Net pension cost                                          $ 10,644             $  13,238              $ 15,437
=================================================================================================================

  The plans' funded status and amounts recognized in the Company's balance sheets for its pension plans are summarized below:

                                                                                    Plans Whose Accumulated
                                                                                    Benefits Exceed Assets
                                                                               ----------------------------------
                                                                               Mar. 31, 1997      Mar. 31, 1996
-----------------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
 Vested benefit obligation                                                       $(294,386)      $(296,277)
-----------------------------------------------------------------------------------------------------------------
 Accumulated benefit obligation                                                   (302,285)       (300,779)
-----------------------------------------------------------------------------------------------------------------
 Projected benefit obligation                                                     (318,356)       (324,480)
Plan assets at fair value                                                          272,111         272,649
-----------------------------------------------------------------------------------------------------------------
Projected benefit obligation (in excess of)
 plan assets                                                                       (46,245)        (51,831)
Remaining unrecognized net
 transition obligation (asset)                                                      (2,624)         (3,472)
Unrecognized prior service cost                                                     12,125          15,067
Unrecognized net loss                                                                4,846           2,336
Accrued contribution to plans                                                        2,861           3,496
Adjustment to recognize minimum liability                                           (8,042)         (7,780)
-----------------------------------------------------------------------------------------------------------------
Unfunded pension liability
 recognized in balance sheet                                                     $  37,079       $  42,184
=================================================================================================================



                                                                                 Plans Whose Assets
                                                                              Exceed Accumulated Benefits
                                                                      -------------------------------------------
                                                                      Mar. 31, 1997                Mar. 31, 1996
-----------------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
 Vested benefit obligation                                             $(448,931)                   $(416,094)
-----------------------------------------------------------------------------------------------------------------
 Accumulated benefit obligation                                         (462,835)                    (429,466)
-----------------------------------------------------------------------------------------------------------------
 Projected benefit obligation                                           (519,750)                    (512,722)
Plan assets at fair value                                                643,463                      628,656
-----------------------------------------------------------------------------------------------------------------
Funded status                                                            123,713                      115,934
Remaining unrecognized net
 transition obligation (asset)                                                --                           --
Unrecognized prior service cost                                               --                           --
Unrecognized net gain                                                    (48,085)                     (38,739)
Accrued contribution to plans                                                 --                           --
Adjustment to recognize minimum liability                                     --                           --
-----------------------------------------------------------------------------------------------------------------
Prepaid premium expense
 recognized in balance sheet                                           $  75,628                    $  77,195
=================================================================================================================

                                                                              33
     Assumptions used in the accounting for defined benefit plans were:

                                                  Years Ended
                               ------------------------------------------------
                               Mar. 31, 1997   Mar. 31, 1996     Mar. 31, 1995
-------------------------------------------------------------------------------
Discount rate used in
 determining present
 values                                7.50%           7.50%             8.25%
Annual increase in future
 compensation levels                   4.25%           4.25%             4.75%
Expected long-term rate
 of return on assets                   8.75%           8.75%             8.25%
===============================================================================

  The Company also sponsors a number of defined contribution plans. Participation in one of these plans is available to substantially all employees. The two principal defined contribution plans are Company-sponsored 401(K) plans to which employees may contribute up to 18 percent of their pay. The Company contributes in Company stock or cash amounts equal to 50 percent of employee contributions up to 4 or 6 percent of the employee's pay. The amount expensed for the Company match provision of the plans was $5,881, $5,780, and $3,606 in fiscal 1997, 1996, and 1995, respectively. The significant increase in fiscal 1996 over amounts expensed in fiscal 1995 reflects the addition of the Aerospace employees on March 15, 1995. The Company employs approximately 1,975 employees (29 percent of its total employees) covered by collective bargaining agreements, 220 of whom are covered under agreements expected to be renegotiated during fiscal 1998 due to current agreement expirations.

9. Post-Retirement Benefits

Generally, employees retiring from the Company after attaining age 55 who have had at least five years of service are entitled to post-retirement health care benefits and life insurance coverage until the retiree reaches age 65. The portion of the premium cost born by the Company for such benefits is dependent on the employee's years of service. Further contributions from retirees are also required based on plan deductibles and co-payment provisions.

  Post-retirement benefit costs, other than those related to pensions, in the fiscal years ended March 31, 1997, 1996, and 1995, included the following components:

                                                  Years Ended
                                 ----------------------------------------------
                                 Mar. 31, 1997   Mar. 31, 1996   Mar. 31, 1995
-------------------------------------------------------------------------------
Service cost of benefits
 earned during the year                $  899         $   842          $  366
Interest cost on accumulated
 post-retirement
 benefit obligation                     7,341           7,603           2,112
Net amortization and deferral             378             (25)             --
Curtailment gain                          (45)         (1,120)            (25)
-------------------------------------------------------------------------------
Net post-retirement
 benefit cost                          $8,573         $ 7,300          $2,453
===============================================================================

  Curtailment gains recognized in fiscal 1996 were the result of the reduction in employment in connection with restructuring programs.

  The Company's post-retirement benefit obligations other than pensions generally are not prefunded. The following table sets forth the status of the retiree benefit obligations at March 31, 1997, and 1996:

                                                             Years Ended
                                                   -----------------------------
                                                   Mar. 31, 1997   Mar. 31, 1996
--------------------------------------------------------------------------------
Actuarial present value of benefits attributed to:
 Retirees                                               $112,449       $120,638
 Fully eligible active employees                          11,676         11,973
 Other active employees                                   18,550         17,197
-------------------------------------------------------------------------------
Accumulated post-retirement benefit obligation          $142,675       $149,808
Plan assets at fair value                                 (4,797)        (1,394)
-------------------------------------------------------------------------------
Projected post-retirement benefit obligation            $137,878       $148,414
Unrecognized net actuarial gain (loss)                     2,979         (6,644)
Unrecognized prior service cost                              180            245
-------------------------------------------------------------------------------
Post-retirement benefit liability recognized
 in the balance sheet                                   $141,037       $142,015
===============================================================================

  An assumed discount rate of 7.5 percent was used to determine post-retirement benefit costs other than pensions for fiscal 1997. The 1997 weighted average annual assumed rate of increase in the per capita cost of covered benefits (health care cost trend rates) is 5.0 percent. Increasing this rate by one percentage point in each year would have increased the accumulated post-retirement benefit obligation as of March 31, 1997, by $9,739 and increased the aggregate of the service and interest cost components of post-retirement benefit costs for fiscal 1997 by $586.

10. Post-Employment Benefits

The Company provides certain disability and workers' compensation benefits to former or inactive employees. Effective April 1, 1994, the Company adopted SFAS No. 112, "Employers' Accounting for Post-Employment Benefits." This statement requires recognition of these benefits on an accrual basis. Prior to April 1, 1994, certain disability benefits were expensed as claims were reported. The effect of adopting SFAS No. 112 was recognized immediately in fiscal 1995 as the effect of a change in accounting principle and resulted in a charge of $1,500 net of taxes, or $0.15 per share against fiscal 1995 income.

11. Income Taxes

The components of the Company's income tax provision consist of:

                                                    Years Ended
                                 ---------------------------------------------
                                 Mar. 31, 1997   Mar. 31, 1996   Mar. 31, 1995
------------------------------------------------------------------------------
Current:
 Federal                             $     --        $     --        $     --
 State                                     --              --              --
Deferred                               12,115          16,801              --
------------------------------------------------------------------------------
Income tax provision                 $ 12,115        $ 16,801        $      0
==============================================================================

34  Notes to the Consolidated Financial Statements


     The items responsible for the differences between the federal statutory rate and the Company's effective rate are shown as follows:

                                                                Years Ended
                                            ---------------------------------------------------
                                            Mar. 31, 1997      Mar. 31, 1996      Mar. 31, 1995
-----------------------------------------------------------------------------------------------
Income taxes computed
 at statutory federal rate                       $ 24,946           $ 26,729           $(25,938)

State income taxes-net of
 federal impact                                     3,564              2,838             (3,705)

Permanent non-deductible costs                      1,462              4,450              2,019

Unrecorded (recorded)
 tax benefits                                     (17,857)           (17,216)            27,624
-----------------------------------------------------------------------------------------------
Income tax provision                             $ 12,115           $ 16,801           $      0
===============================================================================================

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and operating loss and tax credit carryforwards. Significant items comprising the net deferred tax asset shown on the statement of financial position are:

                                                       Years Ended
                                              -----------------------------
                                              Mar. 31, 1997   Mar. 31, 1996
---------------------------------------------------------------------------
Deferred sales                                     $(17,442)       $(18,363)

Accelerated depreciation                            (39,217)        (29,994)
---------------------------------------------------------------------------
Deferred income tax liabilities                     (56,659)        (48,357)
---------------------------------------------------------------------------
Reserves for employee benefits                       49,954          53,285

Restructuring and environmental reserves             21,033          15,124

Research tax credits                                 22,400               -

Net operating loss carryforwards                     23,973          33,683

Other reserves                                       32,427          45,957
---------------------------------------------------------------------------
Deferred income tax assets                          149,787         148,049

Valuation allowance                                 (74,346)        (68,795)
---------------------------------------------------------------------------
Net deferred income tax asset                      $ 18,782        $ 30,897
---------------------------------------------------------------------------
Current deferred income tax asset                    37,244          40,393

Noncurrent deferred income tax (liability)          (18,462)         (9,496)
---------------------------------------------------------------------------
Net deferred income tax asset                      $ 18,782        $ 30,897
===========================================================================

     During fiscal 1997, the deferred tax asset valuation allowance increased by $5,551. This increase is primarily the result of the Company's analysis of the likelihood of realizing the future tax benefit of tax loss carryforwards and additional temporary differences. Realization of the net deferred tax asset (net of recorded valuation allowance) is dependent on profitable operations and future reversals of existing taxable temporary differences. Although realization is not assured, the Company believes it is more likely than not that the net recorded benefits will be realized through the reduction of future taxable income. The amount of the net deferred tax assets considered realizable, however, could be reduced in the near term if actual future taxable income is lower than estimated, or if there are differences in the timing or amount of future reversals of existing taxable temporary differences.

     Federal and state operating loss carryforwards for tax purposes available to offset future taxable income are $59,933 at March 31, 1997. These carryforwards begin to expire in 2008. Research tax credits available to offset future payments are $22,400, and begin to expire in 2006.

12. Leases

The Company leases land, buildings, and equipment under various operating leases which generally have renewal options of one to five years. Rental expense for the years ended March 31, 1997, 1996, and 1995, was $11,264, $11,417, and
$12,244, respectively.

     Minimum rental commitments payable under noncancellable lease commitments outstanding at March 31, 1997, are $10,874, $6,926, $4,890, $3,073, and $924,
respectively, for the fiscal years ending March 31, 1998, 1999, 2000, 2001, and 2002. Approximately $2,000 of these lease commitments remain accrued at March 31, 1997, as part of the restructuring charges referred to in Note 13.

13. Restructuring Charges

The Company initiated a restructuring program in the quarter ending March 31, 1995, which resulted in a fiscal 1995 fourth-quarter pre-tax charge of $35,600. The program was designed to achieve greater efficiency and competitiveness, and to improve margins. Approximately $12,200 of the non-cash portion of the charge consists of accruals for certain pension-related liabilities in accordance with SFAS No. 88 "Employers Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits."

    In mid-fiscal 1996, various executive management changes were made in the Defense Systems Group. As a result of these changes, new management re-evaluated business strategies for the Group, including its restructure plans and, while the significant components of the restructure plan did not change, the anticipated timing of certain severance and facility closure costs pushed into fiscal 1997. Cash expenditures under this restructuring program totaled approximately $9,000 and $12,000 in fiscal 1997 and fiscal 1996, respectively, primarily for employee-related costs. The Company experienced lower than expected severance costs under the restructure plan due to higher than expected employee attrition. As a result, the Company recorded credits of $1,900 and $3,200 in the fourth quarters of fiscal 1997 and 1996, respectively, to reduce the restructure accrual. The balance of the reserve at March 31, 1997, represents specifically identified incremental employee severance and facility closure costs expected to be incurred in fiscal 1998. Amounts charged for restructuring reserves include estimates of costs related to facility closure and employee severance costs which are subject to change in the near term (although not currently anticipated) due to changes in assumptions and the period over which such costs are expected to be incurred.

14. Stockholders' Equity

Changes in stockholders' equity are summarized below:

                                       Common Stock     Additional     Retained      Pension    Unearned           Cost
(Amounts in thousands                    $.01 Par          Paid-In     Earnings    Liability     Compen-       Treasury
except share data)                  Shares       Amount    Capital     (Deficit)  Adjustment      sation         Shares       Total
-----------------------------------------------------------------------------------------------------------------------------------
Balance, March 31, 1994          9,818,416        $  98   $128,014    $ (28,491)    $ (7,085)   $   (556)      $      -    $ 91,980

 Net loss                                                               (74,108)                                            (74,108)

 Treasury shares received          (61,784)                   (519)                                   52         (1,351)     (1,818)

 Pension liability adjustment                                                          4,519                                  4,519

 Exercise of stock options         136,060            1        946                                                1,275       2,222

 Restricted stock grants            67,600            1      2,209                                (2,235)            25

 Amortization of restricted stock                                                                  1,188                      1,188

 Issuance to Hercules, Inc.      3,862,069           39    111,961                                                          112,000

 Stock value guarantees                                      3,606                                                            3,606

 Stock options Issued                                        3,241                                (3,241)

 Other net issuances                27,091                     730                                                  51         781
-----------------------------------------------------------------------------------------------------------------------------------
Balance, March 31, 1995         13,849,452          139    250,188     (102,599)      (2,566)     (4,792)             -     140,370

 Net income                                                              47,801                                              47,801

 Treasury shares received         (983,333)         (10)                                              43        (37,080)    (37,047)

 Pension liability adjustment                                                          1,377                                  1,377

 Exercise of stock options          80,223            1       (759)                                               2,701       1,943

 Restricted stock grants            19,200                     385                                  (836)           451

 Amortization of restricted stock                                                                  3,033                      3,033
-----------------------------------------------------------------------------------------------------------------------------------
Balance, March 31, 1996         12,965,542          130    249,814      (54,798)      (1,189)     (2,552)       (33,928)    157,477

 Net income                                                              59,159                                              59,159

 Treasury shares received         (158,387)          (2)                                                         (7,195)     (7,197)

 Pension liability adjustment                                                         (1,115)                                (1,115)

 Exercise of stock options         157,023            2     (1,985)                                               5,978       3,995

 Restricted stock grants            27,000                     247                                (1,246)           999

 Amortization of restricted stock                                                                  1,894                      1,894

 Other net issuances                90,360            1        536                                   580          3,462       4,579
-----------------------------------------------------------------------------------------------------------------------------------
Balance, March 31, 1997         13,081,538   $      131   $248,612    $   4,361     $ (2,304)   $ (1,324)      $(30,684)   $218,792
===================================================================================================================================

     The Company has authorized 5,000,000 shares of preferred stock, par value $1.00, none of which has been issued.

     The Company has authorized up to 2,620,679 shares to be granted under the 1990 Equity Incentive Plan of which 281,302 were available at March 31, 1997, for future grants. Stock options are granted periodically at the fair market value of the Company's common stock on the date of grant, and are generally exercisable from one to three years from the date of grant. Stock options covering an aggregate of 387,000 shares were issued on March 15, 1995, at $30.00 per share, pursuant to agreements entered into on October 27, 1994. This plan also provides for the issuance of 250,000 stock appreciation rights which may be issued in tandem with stock options. Restricted stock issued to non-employee directors and certain key employees totaled 27,000, 19,200, and 67,600 for the fiscal years ended March 31, 1997, 1996, and 1995, respectively. All restricted stock granted before August 10, 1994, became fully vested as of that date due to the change of control (see Note 16). Shares issued subsequent to that date total 101,700 and vest over periods of one to four years from the date of award. In fiscal 1997 net restricted shares of up to 16,800 shares were reserved for certain key officers which will vest on achievement of certain financial performance goals through fiscal 1999.

     In fiscal 1997, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation." As permitted by SFAS No. 123, the Company has elected to continue following the guidance of APB 25 for measurement and recognition of stock-based transactions with employees. Accordingly, compensation cost has not been recognized for the awards made in the form of stock options. If compensation cost for the Company's stock-based compensation plan had been determined based on the fair value at the grant dates for awards under the plan (consistent with the method provided in SFAS No. 123), the Company's net income and earnings per share would have been reduced to the proforma amounts indicated below:

                                                     Years Ended
                                          ---------------------------------
                                          Mar. 31, 1997       Mar. 31, 1996
---------------------------------------------------------------------------
Net income             As reported              $59,159             $47,801
                       Proforma                 $57,032             $47,057

Earnings per share     As reported              $  4.41             $  3.56
                       Proforma                 $  4.26             $  3.50
---------------------------------------------------------------------------

 A summary of the Company's stock option
  activity is as follows:

                                                                               Years Ended
                                        ------------------------------------------------------------------------------------------
                                              March 31, 1997                  March 31, 1996                 March 31, 1995
----------------------------------------------------------------------------------------------------------------------------------
                                                  Weighted Average                Weighted Average                Weighted Average
                                         Shares     Exercise Price        Shares    Exercise Price       Shares     Exercise Price
----------------------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year        991,210            $ 30.23       852,433            $27.36      729,360            $ 14.43
Granted                                 150,650              46.28       232,340             39.08      701,271              30.36
Exercised                              (157,023)             25.43       (80,223)            24.21     (136,060)             16.34
Canceled                                (88,504)             32.77       (13,340)            37.38     (442,138)             14.14
----------------------------------------------------------------------------------------------------------------------------------
Outstanding at end of year              896,333            $ 33.49       991,210            $30.23      852,433            $ 27.36
Options exercisable at year end         532,815              29.64       482,210             25.80      275,062              18.06
----------------------------------------------------------------------------------------------------------------------------------
Weighted average fair value of options
 granted during the year                                   $ 21.88                          $18.29
==================================================================================================================================

  The weighted average fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model and represents the difference between fair market value on the date of grant and the estimated market value on the expected exercise date. The following weighted average assumptions were used for grants in fiscal 1997 and 1996, respectively: risk-free interest rates of 6.5 and 6.1 percent, expected volatility of 31.5 percent in both years, and expected lives of seven years in both years.

  A summary of stock options outstanding at March 31, 1997, is as follows:

                        Options Outstanding                    Options Exercisable
-----------------------------------------------------------------------------------
                                            Weighted                       Weighted
Range of                    Remaining        Average                        Average
Exercise                  Contractual       Exercise                       Exercise
Prices           Shares          Life          Price          Shares          Price
-----------------------------------------------------------------------------------
$10-$24         156,179       7.4 yrs         $18.63         156,179         $18.63
$25-$30         273,000      13.0 yrs          30.00         145,000          30.00
$31-$40         279,504       7.9 yrs          36.47         221,636          36.37
$41-$52         187,650       9.1 yrs          46.49          10,000          47.25
===================================================================================

  In fiscal 1995, limited stock appreciation rights (LSARs) were attached to 623,253 stock options, which became exercisable at the time of change of control (see Note 16). The Company offered to certain executive officers a note receivable and one stock option in exchange for deferring the LSAR payment through November 8, 1997. This offer was accepted for 152,371 LSARs and 282,767 LSARs were exercised. Non-executive officers were offered a Stock Value Guarantee (SVG) in exchange for their LSARs, in which the Company agreed to pay any holder the excess, if any, of the guaranteed minimum price of $34.75 over the amount that the holder receives upon the exercise of the stock option, and the simultaneous market transaction sale of the stock received upon such exercise, prior to the expiration date of June 30, 1997. SVGs were accepted on 188,115 shares of stock and 50,899 LSARs were exercised by non-executive officers.

  The Company initiated a $50,000 share repurchase plan in fiscal 1996. In connection with that plan, the Company has repurchased 1,122,580 shares of the Company's stock in the open market as of March 31, 1997, at an average price of $38.69 per share, for an aggregate amount of $43,400.

  In accordance with SFAS No. 87, "Employer's Accounting for Pensions," the Company has recognized the minimum liability for underfunded pension plans equal to the excess of the accumulated benefit obligation over plan assets. A corresponding amount is recognized as an intangible asset to the extent of any unrecognized prior service cost, with the remaining balance recorded as reduction to equity. As of March 31, 1997, the minimum pension liability in excess of the unrecognized prior service cost was $2,304.

15. Contingencies

As a U.S. Government contractor, the Company is subject to defective pricing and cost accounting standards noncompliance claims by the Government. Additionally, the Company has substantial Government contracts and subcontracts, the prices of which are subject to adjustment. The Company believes that resolution of such claims and price adjustments made or to be made by the Government for open fiscal years (1987 through 1997) will not materially exceed the amount provided in the accompanying balance sheets.

  The Company is a defendant in numerous lawsuits that arise out of, and are incidental to, the conduct of its business. Such matters arise out of the normal course of business and relate to product liability, government regulations, including environmental issues, and other issues. Certain of the lawsuits and claims seek damages in very large amounts. In these legal proceedings, no director, officer, or affiliate is a party or a named defendant.

  The Company is involved in three "qui tam" lawsuits brought by former employees of the Aerospace operations acquired from Hercules. One involves allegations relating to submission of false claims and records, delivery of defective products, and a deficient quality control program. The second involves allegations of mischarging of work performed under Government contracts, misuse of Government equipment, other acts of financial mismanagement and wrongful termination claims. The Government did not join in either of these lawsuits. Under the terms of the agreements relating to the Aerospace acquisition, all litigation and legal disputes arising in the ordinary course of operations will be assumed by the Company except for a few specific lawsuits and disputes including the two qui tam lawsuits referred to above. The Company has agreed to indemnify and reimburse Hercules for a portion of litigation costs incurred, and a portion of damages, if any, awarded in these lawsuits. Under terms of the purchase agreement with Hercules, the Company's maximum settlement liability is approximately $4,000, for which the Company has fully reserved at March 31, 1997. In the third qui tam lawsuit, the Company received a partially unsealed complaint in March 1997 alleging labor mischarging on a government contract. Damages are not specified. The Government is currently investigating the claim and has not determined whether it will join the lawsuit. In late fiscal 1997, the Company was also served with two complaints in civil actions alleging violations of the False Claims Act and the Truth in Negotiations Act. The complaints allege defective pricing on two separate Government contracts. Damages in either case were not specified.

  While the results of litigation and other proceedings cannot be predicted with certainty, in the opinion of management, the actions seeking to recover damages against the Company either are without merit, are covered by insurance and reserves, do not support any grounds for cancellation of any contract, or are not likely to materially affect the financial condition or results of operations of the Company, although the resolution of any of such matters during a specific period could have a material effect on the quarterly or annual operating results for that period.

  It is reasonably possible that management's current estimates of liabilities for the above contingencies could change in the near term, as more definitive information becomes available.

16. Change of Control

In August 1994, six new directors nominated by Capstay Partners, L.P. were elected to the Company's Board of Directors, resulting in a "change of control" as defined in the Company's compensation and benefit plans and in agreements with certain employees. These change of control agreements resulted in the Company incurring an "unusual charge" totaling $23,039 in fiscal 1995.

17. Litigation Settlement

The Company had been a defendant in a "qui tam" lawsuit by claimants, including present and former employees of Accudyne Corporation, alleging violations of the False Claims Act. The alleged violations occurred prior to the acquisition of Accudyne by the Company in October 1993.

  To avoid the expense and disruption of protracted litigation, on June 23, 1995, the Company and claimants reached agreement to settle the lawsuit. Terms of the agreement include payment by the Company of $12,000, consisting of payments of $500 and $3,000 in 1995 and 1996, respectively, and payments to be made of $4,000 in April 1997 and $4,500 in June 1998, plus interest at the three-year Treasury Bill rate. Accordingly, the Company recorded an unusual charge of $15,000 as of the fourth quarter of fiscal 1995, which includes legal costs of approximately $3,000 which were agreed to be paid for by the Company.

18. Discontinued Operations

Marine Systems Group -- On December 22, 1996, the Company entered into an agreement to sell its Marine Systems Group, including substantially all assets of that business, to Hughes Aircraft Company for $141,000 in cash. The sale was completed on February 28, 1997, resulting in a pre-tax gain to the Company of approximately $27,200 ($17,681, after tax), which the Company recognized in the fourth quarter. The Company has accounted for the operations of the Marine Systems Group as discontinued operations in these financial statements.

Demilitarization Operations -- During fiscal 1994, the Company entered into two joint ventures in Belarus and Ukraine for the purpose of establishing demilitarization operations in those countries. In March 1996, Company management, after evaluating its strategic plans for the future, elected to discontinue its ownership of foreign demilitarization businesses ("Demilitarization operations"). Accordingly, the Company began actions to transfer ownership of the joint ventures to host country governments or their agents and in the fourth quarter of fiscal 1996, the Company estimated and recorded a $6,240 loss on disposal of discontinued operations (net of tax benefit of $4,160).

  During fiscal 1997, the Company stopped production efforts, and completed its withdrawal from the Belarus operation. In the fourth quarter of fiscal 1997, the Company reached agreement with the Ukrainian government to transfer the Company's interests in the operation to the Ukrainian government after payment of a $19.8 million non-interest bearing long-term note receivable. Management's best estimate of the value received for the net assets transferred under the contractual obligation, after discounting for interest, is currently estimated to be approximately $8.7 million, and is recorded on the balance sheet as "Net assets of

--------------------------------------------------------------------------------
38   Notes to the Consolidated Financial Statements
--------------------------------------------------------------------------------

discontinued operations" at March 31, 1997. The Company has also provided a letter of credit to support approximately $2,500 of bank borrowings of the demilitarization operations. Amounts estimated and recorded as net assets of discontinued operations include significant assumptions made with regard to the ultimate proceeds expected to be received and the timing that such proceeds are expected to be received. These estimates are subject to changes in the near term (although are not currently expected to) due to changes in assumptions. Those changes could have a material impact on the Company's results in that period.

  The consolidated income statements of the Company reflect the operating results and the gain (loss) on disposal of discontinued operations separately from continuing operations. The components of the loss from discontinued operations are summarized as follows:

                                                                  Years Ended
                                             -----------------------------------------------------
                                             Mar. 31, 1997       Mar. 31, 1996       Mar. 31, 1995
--------------------------------------------------------------------------------------------------
Sales                                             $107,746            $186,677            $284,872
Income from discontinued
 operations                                          7,415               5,071                 456
Gain (loss) on disposal of assets                   27,200             (10,400)                 --
Income tax (expense) benefit                       (12,115)              4,706                  --
--------------------------------------------------------------------------------------------------
Gain (loss) from discontinued
 operations                                       $ 22,500            $   (623)           $    456
==================================================================================================

19. Environmental Remediation Liabilities

The Company is subject to various local and national laws relating to protection of the environment and is in various stages of investigation or remediation of potential, alleged, or acknowledged contamination. In October 1996, the AICPA issued SOP 96-1 "Environmental Remediation Liabilities," which required a change in, and provided clarification to, the manner in which companies measure and recognize costs associated with environmental remediation liabilities. Under the provisions of the SOP, the most significant change in accounting for the Company is that all future anticipated ongoing monitoring and maintenance costs associated with known remediation sites is required to be accrued. Such costs were previously expensed as incurred. The Company elected to adopt the provisions of the new rule early, as is permitted under the SOP, which resulted in a non-cash charge of $17.4 million in the fourth quarter of fiscal 1997. The charge is classified in cost of sales expenses in the Company's consolidated income statement for the quarter ending March 31, 1997. At March 31, 1997, the accrued liability for environmental remediation of $34.8 million represents management's best estimate of the probable and reasonably estimable costs related to the Company's known remediation obligations. It is expected that a significant portion of the Company's environmental costs will be reimbursed to the Company. As collection of those reimbursements is estimated to be probable, the Company has recorded amounts receivable of approximately $10.6 million at March 31, 1997. Such receivable primarily represents the reimbursement of costs associated with the Aerospace operations. As part of the Aerospace acquisition, the Company generally assumed responsibility for environmental compliance at Aerospace operations facilities. It is expected that much of the compliance and remediation costs associated with these facilities will be reimbursable under U.S. Government contracts, and that those environmental remediation costs not covered through such contracts will be covered by Hercules under various agreements. The Company's accrual for environmental remediation liabilities and the associated receivable for reimbursement have been discounted, and are recorded net of $10 million and $3 million, respectively, to reflect the present value of the expected future cash flows, using a discount rate net of estimated inflation of 5 percent. It is expected the fiscal 1998 environmental expenditures, net of expected recoveries, will approximate $5.2 million. Amounts payable/receivable in periods beyond fiscal 1998 have been classified as non-current on the Company's March 31, 1997, balance sheet. At March 31, 1997, the estimated aggregate undiscounted amounts payable for environmental remediation costs, net of expected reimbursements, are approximately $5.2, $5.0, $3.3, $1.7, and $1.4 million for the fiscal years ending March 31, 1998, 1999, 2000, 2001, and 2002, respectively. Estimated amounts payable thereafter total $14.6 million. At March 31, 1997, the estimated discounted range of reasonably possible costs of study and remediation is between $34 million and $70 million. The Company does not anticipate that resolution of the environmental contingencies in excess of amounts accrued, net of recoveries, will materially affect future operating results.

20. Supplemental Cash Flow Information

Net income taxes paid (refunded) in the fiscal years ended March 31, 1997, 1996, and 1995, totaled $107, $100, and $(1,100), respectively.

  Amounts paid for interest were $39,015, $40,736, and $8,715 for fiscal 1997, 1996, and 1995, respectively. Amounts received for interest in those same periods were $689, $1,789, and $564, respectively. The significant change in interest paid during fiscal 1996, compared to fiscal 1995, reflects payments of interest on debt issued in connection with the March 15, 1995, acquisition of the Aerospace operations.

21. Acquisition

On March 15, 1995, the Company acquired the Aerospace operations (Aerospace acquisition) of Hercules for $276,776 in cash (net of a $29,115 purchase price reimbursement received by the Company in fiscal 1996 from Hercules, reflecting finalization of the purchase price), and 3.86 million shares of Common Stock valued at $112,000, for an aggregate purchase price of approximately $388,776.

  Unaudited pro forma results of operations of the Company for the year ended March 31, 1995, as if the acquisition had been completed at the beginning of the period are:
                                                                      Year Ended
                                                                   Mar. 31, 1995
--------------------------------------------------------------------------------

Sales                                                                $1,120,822
Income (loss) before cumulative effect of accounting change          $   (7,306)
Income (loss) per share from continuing operations                   $     (.78)
================================================================================

  The unaudited pro forma results of operations are not necessarily indicative of the results of operations that would have occurred had the businesses actually been combined during the period presented nor is this information indicative of expected future results of operations.

  The Company used the purchase method of accounting to account for the Aerospace acquisition. Accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on fair value. The excess of purchase price over the estimated fair value of the assets acquired, approximately $118,000, has been recorded as goodwill, and is being amortized over 40 years.

22. Business Segment Information

The Company operates one business segment which is involved in the production of various types of defense systems. The Aerospace Systems Group designs, develops, and manufactures launch vehicle systems, solid propulsion systems, munitions propellants, composite structures, and decoy flares. The Defense Systems Group designs, develops, and manufactures ammunition, fuzes, shoulder-fired weapons, smart weapons/munitions, antitank mines, warheads, air-delivered munition, artillery fire control, battlefield monitoring systems, unmanned aerial vehicles, and defense electronics systems. The Emerging Business Group consists of three primary business units: Global Environmental Solutions, Power Sources Center, and Advanced Technology Applications.

  The Company's sales are predominantly derived from contracts with agencies of, and prime contractors to, the U.S. Government. The various U.S. Government customers exercise independent purchasing decisions, and sales to the U.S. Government generally are not regarded as constituting sales to one customer, but instead, each contracting entity is considered to be a separate customer. During fiscal 1997, approximately 85 percent of the Company's sales were derived from contracts with the U.S. Government or U.S. Government prime contractors. Export sales to customers were $75,014, $71,929, and $51,975 in fiscal years 1997, 1996, and 1995, respectively.

   The following summarizes the Company's sales to the U.S. Government and total sales by business group.


                                                       Years Ended
                                   ---------------------------------------------------
                                   Mar. 31, 1997       Mar. 31, 1996     Mar. 31, 1995
--------------------------------------------------------------------------------------
U.S. Government
 contract sales                       $  927,068          $  887,502          $441,166
--------------------------------------------------------------------------------------
Sales by business group:
 Aerospace Systems                    $  593,269          $  568,568          $ 20,269(1)
 Defense Systems                         497,715             454,694           472,931
 Emerging Business                        41,448              30,985            10,990
 Intercompany sales
  eliminations                           (43,035)            (33,642)               --
--------------------------------------------------------------------------------------
Total                                 $1,089,397          $1,020,605          $504,190
======================================================================================

(1) Represents operations from March 15, 1995, through March 31, 1995, from the Aerospace acquisition.

40  Notes to the Consolidated Financial Statements


23. Quarterly Financial Data (Unaudited)

Quarterly financial data is summarized for the years ended March 31, 1997, and 1996 as follows:

                                                                                           Fiscal Year 1997 Quarter Ended
                                                                                 ---------------------------------------------------
                                                                                    June 30         Sep. 29     Dec. 29      Mar. 31
------------------------------------------------------------------------------------------------------------------------------------
Sales                                                                            $  230,173      $  247,648    $300,785     $310,791
Gross margin                                                                         36,159          42,323      50,700       35,078
Income from continuing operations                                                     7,614          11,323      16,200        1,522
 Per share                                                                              .57             .85        1.20          .11
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                                            9,904          12,827      17,225       19,203
 Per share                                                                              .74             .96        1.28         1.43
====================================================================================================================================

                                                                                           Fiscal Year 1996 Quarter Ended
                                                                                 ---------------------------------------------------
                                                                                     July 2          Oct. 1     Dec. 31      Mar. 31
------------------------------------------------------------------------------------------------------------------------------------
Sales                                                                            $  242,786      $  232,721    $257,097     $288,001
Gross margin                                                                         41,049          42,845      43,660       58,753
Income from continuing operations                                                     6,595           9,574      11,624       20,631
 Per share                                                                              .48             .72         .87         1.54
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                                           10,065          11,186      12,494       14,056
 Per share                                                                              .74             .84         .93         1.05
====================================================================================================================================

     The adoption of SOP 96-1, which relates to accounting for environmental remediation liabilities, resulted in a charge to income from continuing operations of $17,442 in the fourth quarter of fiscal 1997 (see Note 19).

     The Company completed the sale of its Marine Systems Group to Hughes Aircraft Company on February 28, 1997. As a result, the Company recorded a gain on the sale of discontinued operations, net of income taxes, of $17,681 during the fourth quarter of fiscal 1997 (see Note 18).

     Income from the results of discontinued operations, net of income taxes, was $2,290, $1,504, and $1,025 for the first, second, and third quarters of fiscal 1997, respectively. Fourth-quarter fiscal 1997 net operating results of the Marine Systems Group are reflected as a component of the gain on the sale of the discontinued operations.

     Income (loss) from discontinued operations, net of income taxes was $3,470, $1,612, $870, and $(335) for the first, second, third, and fourth quarters of fiscal 1996, respectively. The fourth-quarter results for fiscal 1996 were additionally affected by an after-tax charge of $6,240 for the estimated loss on disposal of discontinued operations.

Following is a summary of the Company's stock price for the past three years.

                                                                  Common Stock Price
                                                                ----------------------
Quarter Ended                                                     High             Low
--------------------------------------------------------------------------------------
March 31, 1997                                                  $54.75          $42.00
December 29, 1996                                                57.38           47.63
September 29, 1996                                               53.50           46.25
June 30, 1996                                                    49.13           43.75
March 31, 1996                                                   50.50           46.25
December 31, 1995                                                53.00           44.63
October 1, 1995                                                  47.50           41.50
July 2, 1995                                                     41.75           35.63
March 31, 1995                                                   40.38           34.88
January 1, 1995                                                  40.63           27.25
October 2, 1994                                                  33.63           28.50
July 3, 1994                                                     29.75           21.75
March 31, 1994                                                   29.75           23.75
--------------------------------------------------------------------------------------

     The Company does not currently pay dividends on its common stock.

Board of Directors                                                            41


Richard Schwartz

Chairman of the Board of Directors, President, and Chief Executive Officer, Alliant Techsystems. More than 35 years' experience in the aerospace industry. Joined Alliant Techsystems in 1995. Previously President of Hercules Aerospace Company and Executive Vice President of Hercules Incorporated. Also served as President, Rocketdyne Division, Rockwell International Corporation. Bachelor's degree, Cooper Union University. MBA, Pepperdine University.

R. Keith Elliott

Chairman of the Board and Chief Executive Officer, Hercules, Incorporated, a manufacturer of chemical specialty products.

Thomas L. Gossage

Retired Chairman of the Board and Chief Executive Officer, Hercules,
Incorporated.

Joel M. Greenblatt

Managing and General Partner, Gotham III, an investment partnership. Responsible for portfolio management. Former Chairman of the Board of Directors, Alliant Techsystems. Chairman, St. Lawrence Seaway Corporation. Bachelor's degree and MBA, Wharton School of the University of Pennsylvania.

Jonathan G. Guss

Principal and President, Active Management Group, Inc., a turnaround management services company. Principal and Chief Executive Officer, EK Management Corp. Formerly a consultant with Booz, Allen & Hamilton, Inc. Bachelor's degree, Reed College. MBA, Harvard Business School.

David E. Jeremiah

Admiral, U.S. Navy (Retired). Partner and President, Technology Strategies & Alliances Corporation, a strategic advisory and investment banking firm. Held a variety of command and staff positions during 39-year Navy career, including Vice Chairman, Joint Chiefs of Staff. Bachelor's degree, University of Oregon. Master's degree in financial management, George Washington University.

Gaynor N. Kelley

Retired Chairman and Chief Executive Officer, The Perkin-Elmer Corporation, a manufacturer of analytical instrumentation and materials coating systems. Joined The Perkin-Elmer Corporation in 1950. Held numerous management positions before being elected Chairman and CEO in 1990. Elected to the Board of Directors, Hercules, Incorporated in 1989. Bachelor's degree, Delchanty Institute.

Joseph F. Mazzella

Partner, Lane Altman & Owens, a law firm in Boston, Massachusetts. Joined Lane Altman & Owens as an associate in 1980. Previously served as an attorney with the Securities and Exchange Commission in Washington, D.C. Bachelor's degree, College of the City of New York. Juris Doctor, Rutgers University.

Daniel L. Nir

Managing and General Partner, Gotham III, an investment partnership. Responsible for portfolio management. Director, St. Lawrence Seaway Corporation. Bachelor's degrees, University of Pennsylvania College of Arts and Sciences, Wharton School of the University of Pennsylvania.

42 Corporate Officers

Corporate officers who serve as directors are listed under the Board of Directors.

Peter A. Bukowick

Executive Vice President. Joined Alliant in 1995 as Group Vice President, Aerospace Systems. Nearly 30 years' experience in technical, research and development, and business management. Joined Hercules, Incorporated in 1968. Held various management positions, including Vice President, Technology, Hercules Aerospace Company. Bachelor's degree, Lafayette College. Ph.D., organic chemistry, University of Virginia.

Hugo Fruehauf

Group Vice President, Defense Systems. Joined Alliant in 1995. More than 35 years' experience in space launch systems and field operations, and the design and development of satellite systems and precision frequency products. Formerly President of DATUM-EFRATOM Time and Frequency Products, Inc. Also worked for Rockwell International, Martin Marietta, and General Dynamics. Electronic engineering degree, DeVry Institute of Technology.

Charles H. Gauck

Secretary and Associate General Counsel. Extensive corporate legal and corporate secretary experience. Joined Honeywell in 1990. Previously served as Secretary of The Pillsbury Company. Also held legal positions and secretary post with a national retailer. Bachelor's degree and Juris Doctor, University of Minnesota.

Robert E. Gustafson

Vice President, Human Resources. More than 20 years' experience in human resources management. Joined Honeywell in 1980. Held various human resources management positions with military and commercial divisions. Corporate staff assignments included Director of Executive Compensation and Director of Compensation and Benefits. Also held posts with Litton Industries, The Pillsbury Company, and Hormel. Bachelor's degree, St. Cloud State University.

Roger P. Heinisch

Vice President, Engineering. Nearly 30 years' experience in advanced technology and engineering. Joined Honeywell in 1968. Served in research and engineering posts at Honeywell, including Corporate Vice President of Advanced Technology. Bachelor's degree and master's degree in nuclear engineering, Marquette University. Ph.D., engineering science, Purdue University.

Arlen D. Jameson

Vice President, ICBM Prime Integration Program. Joined Alliant in 1997. Served with U.S. Air Force for 34 years before retiring with the rank of Lieutenant General in 1996. Major assignments included Deputy Commander in Chief,
United States Strategic Command, Commander, Twentieth Air Force, and Chief of Staff, Strategic Air Command. Bachelor's degree, University of Puget Sound. MBA, Ohio State University.

Galen K. Johnson

Vice President and Treasurer. Extensive experience in corporate finance and public accounting. Joined finance staff of Honeywell's Avionics Division in 1980. Held a variety of treasury, accounting, and tax positions. Chartered Financial Analyst and Certified Public Accountant. Bachelor's degree, St. Cloud State University. MBA, University of St. Thomas.

William R. Martin

Vice President, Washington, D.C. Operations. More than 30 years' experience in design, manufacturing, and business planning in the aerospace and defense industry. Previously Vice President of Business Development for Aerospace Systems. Joined Hercules Aerospace Company in 1979 and held various management positions, including Vice President, Business Development and Washington Operations.

Scott S. Meyers

Vice President and Chief Financial Officer. Joined Alliant in 1996. Formerly Executive Vice President and Chief Financial Officer for Magnavox Electronic Systems Company. Extensive experience in financial and administrative management. Background also includes 14 years' experience in public accounting as a partner with KPMG Peat Marwick. Certified Public Accountant. Bachelor's degree, Elmhurst College.

Paula J. Patineau

Vice President and Controller. Background includes 20 years of experience in accounting and finance management, including process and systems improvement, acquisition integration, labor negotiations, and cost management. Joined Honeywell in 1977. Also held accounting position with Sperry Univac Corporation. Bachelor's degree, College of St. Catherine.

Kristi Rollag Wangstad

Vice President, Public Affairs. Background includes a variety of public relations and corporate communications management positions. Joined Honeywell in 1990. Previously Vice President of Corporate Communications for First Bank System. Bachelor's degree, Luther College. Master's degree in public relations, Boston University.

Paul A. Ross

Group Vice President, Space and Strategic Systems. Previously Vice President and General Manager, Space and Strategic Propulsion Division, Aerospace Systems Group. More than 30 years' experience in program management, engineering, quality assurance, finance, and operations with Rockwell International, Thiokol Corporation, and Hercules Aerospace Company. Bachelor's degree, University of Redlands.

Donald E. Willis

Group Vice President, Emerging Business. Vice President, Strategic Planning. Background in strategic planning, program and R&D management. Joined Honeywell in 1979. Held posts in Defense Systems, Aerospace and Defense, Armament Systems, Military Avionics, Systems and Research Center. Bachelor's degree, Miami University. Master's degree in computer information science, Georgia Institute of Technology.

Daryl L. Zimmer

Vice President and General Counsel. Background includes legal and management positions in government and defense contracting. Experienced in programs dealing with business ethics and conduct. Joined Honeywell in 1967. Served as program director for defense industry ethics at Honeywell. Bachelor's degree, St. John's University. Juris Doctor, William Mitchell College of Law.

Corporate Information  43

Corporate Headquarters

600 Second Street N.E., Hopkins, Minnesota 55343
Telephone: 612-931-6000
E-mail address: Alliant_Corporate@ATK.com
Internet address: www.ATK.com

Annual Meeting of Shareholders

The Annual Meeting of Shareholders will be held at 2:00 p.m. on August 5, 1997, at the Holiday Inn West, 9970 Wayzata Boulevard,
St. Louis Park, Minnesota.

Stock Exchange Listing

The common stock of Alliant Techsystems is listed on the New York Stock Exchange under the symbol ATK. It is listed in newspaper stock tables under AlliantTech. Nearly 6 million shares were traded in fiscal year 1997. The stock price ranged from a low of $42 to a high of $57-3/8.

Transfer Agent and Registrar

Shareholder inquiries concerning the transfer of shares, lost certificates, or address changes should be directed to Transfer Agent/Registrar, ChaseMellon Shareholder Services, 450 West 33rd Street, New York, New York 10001. Telephone:
800-851-9677 (toll free). Internet address: www.cmssonline.com.

Investor Relations

Inquiries from shareholders, securities analysts, and others in the professional investment community should be directed to Richard N. Jowett, Director of Investor Relations, Alliant Techsystems, 600 Second Street N.E., MN11-2015, Hopkins, Minnesota 55343. Telephone: 612-931-6080. E-mail:
Richard-Jowett@ATK.com.

Media Relations

Inquiries from the media should be directed to Rod Bitz, Director of Corporate Communications, Alliant Techsystems, 600 Second Street N.E., MN11-2043, Hopkins, Minnesota 55343. Telephone: 612-931-5413. E-mail: Rod_Bitz@ATK.com. Alliant news releases are posted on the company's Internet site at www.ATK.com.

Form 10-K Annual Report

Shareholders who wish to obtain a copy of the Form 10-K Annual Report filed with the Securities and Exchange Commission for Alliant Techsystems' fiscal year ended March 31, 1997, may do so by writing to the Director of Investor Relations.

Community Investment Report

In keeping with our commitment to be a positive force in the communities where we operate, Alliant Techsystems invests both financial and human resources in our communities. For a complete report on the company's giving and volunteerism programs in fiscal year 1997, write to Wayne E. Gilbert, Director of State and Community Affairs, Alliant Techsystems, 600 Second Street N.E., MN11-2043, Hopkins, Minnesota 55343. Telephone: 612-931-5422. E-mail:
Wayne_Gilbert@ATK.com.

Independent Auditors

Deloitte & Touche LLP
400 One Financial Plaza
120 South Sixth Street
Minneapolis, Minnesota 55402

Facilities and Offices

Conventional Munitions                          Emerging Business

Wilmington, Illinois                            Annapolis, Maryland
DeSoto, Kansas                                  Hopkins, Minnesota
Elk River, Minnesota                            Wanamassa, New Jersey
Hopkins, Minnesota                              Horsham, Pennsylvania
New Brighton, Minnesota                         San Antonio, Texas
Totowa, New Jersey                              Magna, Utah
Socorro, New Mexico                             Arlington, Virginia
Toone, Tennessee
Radford, Virginia                               ICBM Prime Integration Program
Rocket Center, West Virginia                    Magna, Utah

Space and Strategic Systems                     Marketing and Sales

Vandenberg Air Force Base, California           Huntsville, Alabama
Cape Canaveral, Florida                         Tucson, Arizona
Clearfield, Utah                                Los Angeles, California
Magna, Utah                                     Ridgecrest, California
Tekoi, Utah                                     Shalimar, Florida
                                                Fort Benning, Georgia
Defense Systems                                 Bettendorf, Iowa
                                                Fort Knox, Kentucky
Clearwater, Florida                             Annapolis, Maryland
Hopkins, Minnesota                              Sterling Heights, Michigan
New Brighton, Minnesota                         Peterborough, New Hampshire
Hondo, Texas                                    Mt. Arlington, New Jersey
Janesville, Wisconsin                           Fort Sill, Oklahoma
                                                Arlington, Virginia

[RECYCLE LOGO] This annual report was printed on recycled paper containing 10%
               post-consumer fiber. Design and typesetting: The Nancekivell Group, Minneapolis. Photography: Niedorf Photography. Printing:
               Diversified Graphics, Inc.

                                                    [LOGO]

                                                    600 Second Street N.E.

                                                    Hopkins, Minnesota USA 55343