Form 10-K405/A, Exhibit 13
period 1999-03-31
ALLIANT TECHSYSTEMS INC
filed 1999-09-09
CIK 866121

                                                                      EXHIBIT 13

                              Alliant Techsystems

                              1999 Annual Report


                           [PHOTO OF ROCKET LAUNCH]


[LOGO OF ALLIANT TECHSYSTEMS]

                          Rising to the Next Plateau

Alliant Techsystems

 . Alliant Techsystems supplies aerospace and defense technologies to the U.S. government and its allies and major prime contractors. ATK holds market leadership positions in munitions, solid propulsion, composite structures, and precision electronic fuzes. Operations are conducted within three businesses.

Conventional Munitions

The largest supplier of conventional ammunition and propellant to the U.S. Department of Defense and one of the world's leading manufacturers of tactical missile propulsion systems, warheads, and structures. A leading producer of infrared decoy flares and commercial gunpowder.

Aerospace

A global leader in the development and production of large solid propulsion rocket motors for space and strategic applications and a provider of space launch services. A leading supplier of composite structures for military and commercial aircraft, launch vehicles, and spacecraft.

Defense Systems

A leading designer and manufacturer of electro-mechanical and electronic fuzes, antitank and demolition systems, precision-guided munitions, infantry weapons, secure electronics subsystems, missile warning systems, unmanned aerial vehicles, and batteries for military and aerospace applications.



                          Rising to The Next Plateau:

          Forging Strong Partnerships With Leading Prime Contractors

ON THE COVER: On February 23, 1999, nine solid propulsion rocket motors manufactured by Alliant Techsystems helped successfully launch a Boeing Delta II rocket carrying three satellites - one for the U.S. Air Force and two for the National Aeronautics and Space Administration (NASA). The launch was one of 11 successful Delta II missions we supported in fiscal year 1999, and one of 64 successful Delta II flights using our motors since we began manufacturing them in 1989. Forging strong supplier partnerships with leading aerospace and defense prime contractors like Boeing is a key strategy in our effort to take ATK to the next plateau. Our partnership with Boeing expanded significantly in fiscal year 1999 with the award of new long-term contracts for production of Delta solid rocket motors. We also were selected by Boeing to produce composite structures for the new Boeing Delta IV family of rockets and boosters for three variants of the Delta IV family.

---------------------------------------------------------------------------------------------------------------------------

    Financial Highlights

---------------------------------------------------------------------------------------------------------------------------

(Amounts in thousands except per share data)                                         1999                   1998
-----------------------------------------------------------------------------------------------------------------
Sales                                                                         $ 1,090,438            $ 1,075,506
Income from continuing operations, before income taxes                             79,547                 67,958
Income tax provision                                                               11,932                     --
Income from continuing operations                                                  67,615                 67,958
Gain on disposal of discontinued operations, net of income tax/1/                      --                    225
Extraordinary loss on early extinguishment of debt, net of income tax/2/          (16,802)                    --
Net income                                                                         50,813                 68,183
                                                                              -----------            -----------
Basic earnings per common share:
   Continuing operations                                                             5.67                   5.21
   Discontinued operations                                                             --                    .02
   Extraordinary loss/2/                                                            (1.41)                    --
   Basic earnings per common share                                                   4.26                   5.23
                                                                              -----------            -----------
Diluted earnings per common share:
   Continuing operations                                                             5.52                   5.08
   Discontinued operations                                                             --                    .02
   Extraordinary loss/2/                                                            (1.37)                    --
   Diluted earnings per common share                                                 4.15                   5.10
                                                                              -----------            -----------
Depreciation and amortization                                                      45,885                 47,517
Cash provided by operations                                                        75,712                 62,969
Capital expenditures                                                               43,690                 20,406
----------------------------------------------------------------------------------------------------------------
Total assets                                                                      894,318                908,309
Total debt to total capitalization                                                    74%                    43%
Common shares outstanding                                                      10,284,530             12,855,511
Number of employees                                                                 6,110                  6,550
----------------------------------------------------------------------------------------------------------------

/1/ Reflects a gain on disposal of the Company's former Marine Systems Group (a discontinued operation). See Note 15 to the financial statements.

2/ In fiscal year 1999, the Company completed the early extinguishment of its long-term debt, resulting in an extraordinary loss of $16.8 million (net of $3.0 million tax benefit). See Note 7 to the financial statements.

[PHOTO OF PAUL DAVID MILLER APPEARS HERE]
Chairman and Chief Executive Officer

16 June 1999

Dear Shareholder-

 .    Having served as your Chairman and CEO since 1 January 1999, I am pleased to forward this annual report. The news is good. As both a military and business leader, I look for certain attributes upon which to key success. You will see that performance, accountability, and opportunity are referenced throughout this report and more importantly in all that we do at ATK. Yes, we have changed the logo and introduced calling our company ATK while not setting aside its legacy as Alliant Techsystems.

 .    We have witnessed clearly that our national security environment has changed markedly since "Alliant" was chartered. The calculation of global security is evolving, and I believe for some time will be out of balance, battered by the forces of political fragmentation and social upheaval. Kosovo has been another in a series of such events. Global change and economic realities have mandated a reshaping of our nation's defenses.

 .    With this backdrop, the aerospace and defense community is also evolving, and we are confident the business relationships as well as the products and services ATK provide match future requirements. There will be increased opportunities in preferred weapons. Emphasis will be on smart munitions and precision capability. Our Objective Individual Combat Weapon (OICW), alternatives to land mines, lightweight composite structures, Sense and Destroy Armor (SADARM), and new electronic fuzes are such examples. We also see opportunities in expanding our role in solid propulsion - for launching reconnaissance and communications satellites and for tactical/strategic missiles. The stage is set for achieving the next plateau of performance in all business categories. In summary, I believe ATK is positioned well for our nation's unfolding security environment of the 21st century.

 .    The following pages outline clearly our `99 activity. We appreciate greatly your reviewing this report - all employees join me in thanking our shareholders
                             _____________
for your support.

You can count on us to do all we possibly can to increase returns on your investment.

                                                          With respect
                                                          /s/ Paul David Miller
                                                          Admiral U.S.N (RET)


Paul David Miller
Chairman and Chief Executive Officer


                                                   [LOGO OF ALLIANT TECHSYSTEMS]

                          Rising to the Next Plateau

                   Our Strategy for Growth and Profitability

Building on a Strong Foundation: People, Programs, Performance

 .    As we move to the next plateau, we are building on a strong foundation of outstanding people, solid programs, and superior performance.

People - ATK people are the principal reason for our edge in technology, engineering, and manufacturing. Within each of these disciplines, we are fortunate to count among our employees some of our industry's most talented people - a number of whom are featured on the following pages of this report. Their skills and expertise represent not only a core capability for ATK, but in many cases a critical asset for our nation.

  We are building on this foundation to create a workforce that is second to none in terms of expertise, commitment, and pride. To that end, we have realigned our corporate structure to encourage ownership and an entrepreneurial spirit among our employees and to create a stronger market identity for each of our businesses.

  As part of this realignment, we have created subsidiary companies at the operating level, each of which is headed by its own president. This new structure will allow our employees to gain a closer association with their company and a stronger commitment to its success. Their charter is crystal clear: to make their companies the best in the marketplace at what they do.

  EXECUTIVE LEADERSHIP


  Focused on performance, accountability and opportunity: executive leadership partners Peter A. Bukowick, President and Chief Operating Officer, left, and Scott S. Meyers, Vice President and Chief Financial Officer

  [PHOTO APPEARS HERE]

  Most importantly, the realignment will create an environment where the focus is on performance, accountability, and opportunity. Superior performance from every employee is essential to our continued success. Accountability - committing to a plan to deliver superior performance - also is critical, as is leadership's responsibility to provide opportunities for excellent performers to rise to their next plateau.

Programs - Another cornerstone of our foundation is a strong portfolio of businesses involved in important government and commercial programs. Our companies hold leadership positions in munitions, solid propulsion, composite structures, and precision fuzes, and are poised for additional growth in new businesses such as secure electronics. Their programs span a wide spectrum of technologies and capabilities, many of which are critical to America's national security.

  Common to all of our businesses are strong partnerships with our customers. We are at the forefront of the Defense Department's acquisition reform movement, partnering with our military customers on integrated product teams to work for mission success. Our industry customers, including Boeing, Lockheed Martin, and Raytheon - the nation's largest aerospace and defense prime contractors - view us as a key strategic supplier.

Performance - Our clear focus on markets and customers has enabled us to deliver superior performance. Fiscal year 1999 earnings per share from continuing operations rose to $5.52 from $5.08 last year and $3.69 in fiscal year 1997, marking the second successful year of our program to grow earnings per share at an average annual rate of 15 percent. We have exceeded our earnings growth goal during these first two years of the program.

  EPS GROWTH


  Earnings per share from continuing operations have exceeded our 15-percent average annual EPS growth rate goal over the past two years.


  Exclusive of non-recurring charges


  99       $5.52
  98       $5.08
  97       $3.69

  Margin improvement has been a major factor in our performance. Operating margins, which were in the mid-single digits four years ago, are moving steadily toward the double-digit range. In fiscal year 1999, our operating margin rate rose to 9.5 percent from 8.6 percent a year ago - the result of greater operating efficiencies and improved program performance.

  Orders reached a record $1.9 billion, up from $1.4 billion a year ago. The increase, which was driven by large new orders for rocket motors, composite structures, and tactical missile motors and warheads, brought year-end backlog to a record $2.5 billion, up from $1.7 billion last year. Major awards included long-term contracts from Boeing for Delta rocket motors and composite structures that could potentially be worth up to $2.75 billion.

EXPANDING BACKLOG

Backlog at the end of fiscal year 1999 reached a record $2.5 billion, driven by large orders for solid rocket motors, composite structures, and tactical missile motors and warheads.


Billions of dollars

99  $2.5 billion
98  $1.7 billion
97  $1.4 billion

  In recognition of our performance, our stock price rose 24 percent from $62-3/4 per share at the beginning of fiscal year 1999 to $77-11/16 at the end of the year. In calendar year 1998, our stock price increased 48 percent, sharply outpacing both the Standard & Poor's 500 Index and the average share price appreciation among the companies that make up our industry peer group. Over the past five years, our share price has risen 324 percent, again topping the Standard & Poor's 500 Index and our industry peer group.

Strategy for Growth: Focusing on the Top Line

 . Top-line growth begins with market share expansion. We enjoy strong market positions in our core businesses, but we think we can do even better by offering greater value to our customers. One way to do so is to market our capabilities and services through product and technology bundling, as we have done with Raytheon Company. Under a recently announced strategic alliance with Raytheon, we will supply tactical missile rocket motors and warheads to Raytheon Missile Systems, and will work closely with Raytheon Missile Systems management to pursue other mutually beneficial initiatives, technologies, and business opportunities. We will be leveraging our technical excellence and product breadth to pursue similar agreements with other customers.

  Looking outside our current businesses and programs, we intend to diversify our portfolio to gain greater exposure to additional funding sources within the Department of Defense budget as well as other U.S. government agencies.

  Growth in the international marketplace also figures prominently into our future plans. Our goal is to increase international sales to 10 percent of our total revenues - up from the current level of approximately 6 percent - by expanding our product offering, seeking new customers, and forging strategic alliances with international aerospace and defense companies. We will be building on the momentum established in fiscal year 1999, when international orders exceeded $100 million and the international portion of our total sales doubled.

  Expanding existing customer relationships is key. We want to be the supplier of choice for our Department of Defense and industry customers. We made significant strides in this area in fiscal year 1999.

  We are extremely proud to have been named in March 1999 to an elite list of Boeing suppliers that have earned Gold Preferred Supplier Certification status. The certification reflects our performance in six important areas: management, quality, delivery, cost, technology, and statistical process control. Of Boeing's approximately 5,500 suppliers, only 631 are certified under the Preferred Supplier program, and only one percent of those companies have achieved the Gold level of certification. We hold the distinction of being the only company to achieve the Gold level in its first certification attempt.

  We recognize that in today's marketplace, growing by internal means alone will not get us to where we want to be. We must look for mergers and acquisitions that can help us reach the next plateau. In seeking potential candidates, we will aim for:

 . Businesses we understand. We want to remain an aerospace and defense contractor, serving our customers in the Department of Defense and the international defense community.

 . Businesses with leading market positions or which provide diversification into other funding sources within the Department of Defense and other U.S. government agencies.

 . Businesses that are uniquely positioned because of capital investment or technology base requirements.

Strategy for Profitability: Focusing on the Bottom Line

 . Growing our profit margins to improve profitability is a key component of our strategic plan. Our yardstick for measuring success in profit growth is our goal to increase earnings per share at an average annual rate of 15 percent.

  Our building block approach to earnings per share growth combines revenue growth, margin improvement, and strategic cash deployment.

BUILDING BLOCKS FOR EPS GROWTH

[CHART APPEARS HERE]

  We look to both our core businesses and new program opportunities for revenue growth. We are strengthening our core businesses by leveraging technical excellence, world-class manufacturing facilities, excellent customer relationships, and strong program management teams to increase sales. The success of this strategy is reflected in steady growth in backlog, which reached a record level in fiscal year 1999. Our core businesses of solid propulsion, munitions, and related products accounted for the bulk of the new orders last year.

  During the past year, we captured a number of new program opportunities, including the U.S. Army's next-generation tactical tank ammunition round, rocket motors for the National Missile Defense program, and the Hard Target Smart Fuze. Together with the Objective Individual Combat Weapon (OICW) and secure electronics products, these programs have the potential to add significantly to our revenues in the future.

  We also see opportunities for growth in our composite structures business, which is benefiting from strong demand for composite materials for launch vehicles, military and commercial aircraft, satellites, and weapons systems - markets in which we are well positioned. In fiscal year 1999, we received new contracts to produce structures for the Delta IV rocket, the BA 609 tiltrotor aircraft, the F-22 fighter aircraft, and the JAVELIN anti-tank weapon.

  Key strategies to increase margins include reducing manufacturing and overhead expenses through facility consolidation and focusing on process control to improve quality, product repeatability, and profitability. Our efforts in this area are paying large dividends. We are within striking distance of achieving our goal to raise operating margins to above 10 percent.

IMPROVING MARGINS

Operating profit as a percentage of sales

We are making rapid progress toward our goal to raise operating margins to above 10 percent by reducing manufacturing and overhead expenses and focusing on process control to improve quality, repeatability, and profitability.

Exclusive of non-recurring charges

99  9.5 percent
98  8.6 percent
97  7.6 percent

  Strategically reinvesting cash in acquisitions, stock repurchases, or internal investments is fundamental to earnings growth. In fiscal year 1999, we concentrated on repurchasing our stock, buying back nearly three million shares, including 1.68 million shares under a modified Dutch auction tender offer. An additional 813,000 shares were purchased in a private transaction from Hercules Incorporated. Open-market purchases since April 1998 have totaled 523,000 shares.

STRONG CASH FLOW

Cash flow as indicated by earnings before interest, taxes, depreciation, and amortization (EBITDA) increased to $149 million in fiscal year 1999.

Millions of dollars

Exclusive of non-recurring charges

99  $149 million
98  $140 million
97  $137 million

  Internal cash investments in fiscal year 1999 included facility upgrades to accommodate new propulsion, composite structures, and fuze production business.

  Our confidence in the future is due in large measure to the contributions made by Dick Schwartz, who retired last year after nearly four years as Chief Executive Officer. During that time, Dick worked tirelessly to transform ATK into one of America's leading aerospace and defense contractors. We wish him the best in his retirement.

1999 Review of Operations

 . People, programs, and performance all contributed to our outstanding successes in fiscal year 1999. Within our three businesses - Conventional Munitions, Aerospace, and Defense Systems - we saw strong financial performance, new long-term contracts, major program milestones, and strategic alliances with key customers. The following pages highlight these successes in words and pictures, and feature some of the ATK people who made them happen.


                                   Contents

8  ATK at a Glance

10  Conventional Munitions

14  Aerospace

18  Defense Systems

ATK at a Glance

Conventional Munitions                    Contribution to Company Performance    Major Programs and Products
 .  Designer, developer, and                                                      .  120mm training and tactical tank ammunition
manufacturer of medium-caliber
and large-caliber ammunition,             Percent of Total Company Sales: 44%    .  Medium-caliber training and tactical
munitions propellants, tactical                                                     ammunition
missile propulsion systems,
warheads, and metal parts,                Fiscal Year 1999 Sales: $481 million   .  Rocket motors, warheads, and metal parts for
composite structures for                                                            AGM-130, AIM-9X, AMRAAM, Hellfire, Hydra-70,
aircraft and weapons systems,             Percent of Total Company Backlog: 25%     Maverick, TOW II, and other tactical missiles
infrared decoy flares, and
commercial gun powder.                    Year-End Backlog: $621 million         .  Propellants for artillery, tank, and medium-
Approximately 2,800                                                                 caliber ammunition
employees. Operating companies:
                                                                                 .  Gun powders for sporting reloaders and
ALLIANT AMMUNITION AND POWDER                                                       ammunition manufacturers
COMPANY
Radford, Virginia                                                                .  Composite structures for tactical aircraft
                                                                                    and weapons systems
ALLIANT MISSILE PRODUCTS COMPANY
Rocket Center, West Virginia                                                     .  Infrared decoy flares for aircraft protection

ALLIANT KILGORE FLARES COMPANY                                                   .  Modular Artillery Charge System (MACS)
Toone, Tennessee

Aerospace                              Contribution to Company Performance       Major Programs and Products
 .  Designer, developer, and                                                      .  Solid propulsion systems for Delta, Titan IV B,
manufacturer of solid rocket           Percent of Total Company Sales: 36%          Pegasus(R), and Taurus(R) space launch vehicles
propulsion systems for space and
strategic applications and             Fiscal Year 1999 Sales: $395 million      .  Launch support services for Titan IV B
composite structures for military
and commercial aircraft, launch                                                  .  Solid propulsion for Trident II (D5) Fleet
vehicles, and spacecraft. Provider     Percent of Total Company Backlog: 66%        Ballistic Missile and National Missile Defense
of operations and technical                                                         interceptor
support services for space             Year-End Backlog: $1.625 billion
launches. Approximately 1,850                                                    .  Composite cryogenic hydrogen tanks for X-33
employees. Operating companies:                                                     Advanced Technology Demonstrator and
                                                                                    VentureStar(TM) Reusable Launch Vehicle
ALLIANT AEROSPACE COMPANY
Magna and Clearfield, Utah                                                       .  Composite structures for Delta III and Delta IV
                                                                                    launch vehicles, and Joint Strike Fighter,
ALLIANT SOUTHERN COMPOSITES                                                         Boeing 767, C-17 and  BA 609 aircraft
COMPANY
Iuka, Mississippi                                                                .  Satellite system composite piece parts,
                                                                                    instrument benches, and dimensionally stable
                                                                                    assemblies
Defense Systems                        Contribution to Company Performance       Major Programs and Products
 .  Designer, developer, and                                                      .  Objective Individual Combat Weapon (OICW)
manufacturer of anti-tank and          Percent of Total Company Sales: 20%
demolition systems, precision-                                                   .  Sense and Destroy Armor (SADARM) munition
guided munitions, electro-             Fiscal Year 1999 Sales: $224 million
mechanical and electronic fuzes,                                                 .  Electro-mechanical and electronic fuzes
infantry weapons systems, unmanned     Percent of Total Company Backlog: 9%
aerial vehicles, and batteries                                                   .  Tank Extended Range Munition - Kinetic Energy
for military and aerospace             Year-End Backlog: $214 million               (TERM-KE)
applications. Approximately 1,200
employees. Operating companies:                                                  .  Shielder and VOLCANO munition systems

ALLIANT PRECISION FUZE COMPANY                                                   .  Secure electronics subsystems
Janesville, Wisconsin
                                                                                 .  AN/AAR-47 Missile Warning System
ALLIANT INTEGRATED DEFENSE
COMPANY                                                                          .  Outrider(TM) Tactical Unmanned Aerial Vehicle
Hopkins, Minnesota
                                                                                 .  Lithium and polymer batteries for aerospace and
ALLIANT DEFENSE ELECTRONICS SYSTEMS,                                                defense applications
INC.
Clearwater, Florida

ALLIANT POWER SOURCES COMPANY
Horsham, Pennsylvania

Operating Highlights                                             Customers                 Competitive Strengths
 .  Selected to develop new tactical tank                         .  U.S. Army - 66%        .  Design and production of conventional
   round under contract valued at $30 million.                                                ammunition, ordnance, composite
                                                                 .  U.S. Air Force - 13%      structures, and metal parts

 .  Awarded $397 million contract for tank                                                  .  High-quality ammunition, rocket
   training ammunition.                                          .  Commercial - 9%           motors, flares, and pyrotechnics

 .  Selected to supply composite tubes for JAVELIN                .  U.S. Navy - 8%         .  Safe manufacture of high-energy
   anti-tank weapon under a contract worth $45 million.                                       propellants

                                                                 .  International - 4%     .  Rigorous process control standards
 .  Chosen to produce composite component for F-22
   aircraft. Contract value with options: $175 million.                                    .  Repeatable products

 .  Selected by Raytheon to be strategic supplier of                                        .  Talented and dedicated workforce
   missile rocket motors and warheads. Separate product
   agreement includes orders that will total at least $235
   million.

Operating Highlights                                             Customers                 Competitive Strengths
 .  Awarded contracts worth up to approximately $1.75             .  U.S. Air Force - 43%   .  Automated, low-cost production of
   billion for Boeing Delta rocket boosters.                                                  large rocket motors with repeatable
                                                                 .  Commercial - 32%          performance

 .  Received $12 million contract from Boeing to develop          .  U.S. Navy - 14%        .  Rigorous quality and process control
   booster for National Missile Defense interceptor.                                          systems to ensure safe, consistent
                                                                 .  NASA - 8%                 manufacturing
 .  Selected to build composite structures for new Boeing
   Delta IV family of launch vehicles. Estimated contract        .  Other DoD - 3%         .  Full-service composite structures
   value is up to $1 billion.                                                                 capability, including automated fiber-
                                                                                              placed and filament-wound structures
 .  Selected to supply composite fuselage structures for BA
   609 tiltrotor aircraft under a contract worth                                           .  Repeatable products
   approximately $80 million including options.
                                                                                           .  Talented and dedicated workforce
 .  Opened new composite structures manufacturing facility
   in Iuka, Mississippi.

 . Successfully supported one Lockheed Martin Titan IV B mission in fiscal year 1999 and three missions in early fiscal year 2000.

Operating Highlights                                             Customers                 Competitive Strengths
 .  Awarded contracts worth $175 million with options to          .  U.S. Army - 46%        .  Electro-mechanical and electronic
   upgrade the AN/AAR-47 Missile Warning System.                                              fuze design and manufacture
                                                                 .  International - 20%
 .  Received $16 million contract to develop Hard Target                                    .  Munitions design and systems
   Smart Fuze. Options could increase value to $54 million.      .  Commercial - 13%          integration

                                                                                           .  Design and integration of sensors
 .  Awarded $7 million contract to produce DSU-33B/B              .  U.S. Navy - 8%            and control electronics for smart
   proximity sensors for bombs. Options could bring                                           weapons
   value to $30 million.                                         .  U.S. Air Force - 7%

 .  Won $5 million contract to demonstrate alternative to                                   .  Battery development and manufacture
   anti-personnel landmines.                                     .  U.S. Marine Corps - 4%
                                                                                           .  Rigorous process control standards
 .  Awarded $7 million contract to manufacture world's            .  Other DoD - 2%            and safe operations
   smallest lithium reserve battery.
                                                                                           .  Repeatable products
 .  Awarded two contracts for development of secure
   electronics subsystems.                                                                 .  Talented and dedicated workforce

[PHOTO APPEARS HERE]
Group Vice President
Nick Vlahakis

Operating Companies

Alliant Ammunition and Powder Company

Alliant Missile Products Company

Alliant Kilgore Flares Company


Conventional Munitions

 . Conventional Munitions made significant progress on a number of fronts in fiscal year 1999, led by growth in sales and orders. We also successfully undertook an aggressive effort to drive down costs through plant consolidations, superior technical performance, and rigorous process control.

 . Orders rose substantially over last year, resulting in record backlog. New business included contracts for production of tank training ammunition and development of the U.S. Army's next generation tactical tank round, which together could be worth nearly $600 million over the next five years if all options are exercised. Orders for rocket motors and warheads and composite structures for aircraft and weapons systems also contributed to our growth.

 . During fiscal year 2000, we will continue to focus on our performance turn-around. Our top priorities for the year are market share and profit growth. Consolidation activity will include completion of the move of our medium-caliber ammunition integration operations from Joliet, Illinois to Radford, Virginia, and our metal parts machining operations from Totowa, New Jersey to Rocket Center, West Virginia. In addition, we are pursuing important new business opportunities in small arms ammunition, medium-caliber ammunition, and rocket propellant.

 . With the help of a dedicated and talented workforce committed to providing best value, technical excellence, and customer satisfaction, I am confident Conventional Munitions can continue its winning performance in fiscal year 2000.


/s/ Nick Vlahakis
Nick Vlahakis

[LOGO OF ALLIANT TECHSYSTEMS] Ammunition and Powder Company

Patrick S. Nolan, President
[PHOTO APPEARS HERE]


About the Company

 .  Headquarters: Radford Virginia
 .  Employees: 1,275
 .  Manufacturing space: approximately 3.1 million square feet

Market Position

Leading supplier of ammunition and propellant to the U.S. Department of Defense. Major producer of commercial and military smokeless powder.

Competitive Strengths

 .  Design and production of ammunition
 .  Vertical integration of manufacturing and assembly operations
 .  Strong commercial powder brand identity

Major Products and Programs

 .  120mm training and tactical tank ammunition
 .  Medium caliber training and tactical ammunition
 .  Propellants for ammunition and tactical rockets
 .  Modular Artillery Charge System (MACS)
 .  Management of government-owned ammunition facilities
 .  Gun powders for sporting reloaders and ammunition manufacturers

                             [PHOTO APPEARS HERE]

Munitions Integration - Load, assemble, and pack (LAP) operators Jennifer Bonet, left, and Sharon Kitchner prepare Modular Artillery Charge System (MACS) cases for propellant loading and assembly at the Radford Army Ammunition Plant in Radford, Virginia. The integration of LAP activities and propellant production into a single facility enables us to apply rigorous process control standards at every stage of production, from propellant manufacturing to final charge assembly, ensuring the highest levels of quality and reliability. The next generation in artillery propellant technology, MACS will enable the U.S. Army's Crusader self-propelled howitzer to fire at targets in excess of 40 kilometers at a rate of up to 10 rounds per minute using an automated loading system.

[LOGO OF ALLIANT TECHSYSTEMS] Missile Products Company

Alex S. Priskos, President
[PHOTO APPEARS HERE]


About the Company

 .  Headquarters: Rocket Center, West Virginia
 .  Employees: 500
 .  Manufacturing space: approximately 800,000 square feet

Market Position

One of the world's leading suppliers of propulsion systems, warheads, and structures for tactical missiles. Market leader in manufacture of fiber-placed composite structures.

Competitive Strengths

 .  World's most modern small rocket motor production facility
 .  Insensitive solid propellants
 .  State-of-the-art composite structures manufacturing capabilities

Major Products and Programs

 .  Rocket motors, warheads, and metal parts for tactical missiles
 .  Precision metal parts for 120mm tank ammunition
 . Composite pivot shaft and airframe components for F-22 fighter aircraft . Composite launch tubes for JAVELIN anti-tank missile

                             [PHOTO APPEARS HERE]

Tactical Missile Motors and Warheads - Tom Dunlap, explosives lead, installs an o-ring on a safe/ arm igniter prior to installation on a rocket motor for the Advanced Medium Range Air-to-Air Missile(AMRAAM), which is produced by Raytheon Missile Systems. In fiscal year 1999, we entered into a new strategic alliance agreement with Raytheon Company under which we will act as a preferred strategic supplier to Raytheon Missile Systems. Under a separate product agreement for orders totaling at least $235 million, we will manufacture all of Raytheon's requirements for solid propulsion rocket motors for the AIM 9M and AIM 9X Sidewinder, AMRAAM, RAM, and Sparrow air-to-air missiles, and all warheads for the AMRAAM missile. Our tactical missile motor and warhead work is conducted at the Allegany Ballistics Laboratory in Rocket Center, West Virginia.

[LOGO OF ALLIANT TECHSYSTEMS] Kilgore Flares Company

Frank J. Carbonari, President
[PHOTO APPEARS HERE]


About the Company

 .  Headquarters: Toone, Tennessee
 .  Employees: 330
 .  Manufacturing space: approximately 280,000 square feet

Market Position

America's largest producer of infrared countermeasure flares. Full-range supplier of ignition and pyrotechnic ordnance devices to U.S. armed forces.

Competitive Strengths

 .  High-volume, low-cost manufacturing capabilities
 .  Infrared flare launch test facility
 .  Rigorous process control standards

Major Products and Programs

 .  Infrared countermeasure flares for aircraft protection
 .  Marine location markers
 .  Smoke warhead assemblies for rockets
 .  Smoke grenades and screening grenades
 .  Pyrotechnic primers, tracers, flash tubes, pellets

                             [PHOTO APPEARS HERE]

Infrared Countermeasure Flares - A major supplier of military pyrotechnics since World War II, Alliant Kilgore Flares Company operates the largest infrared countermeasure flare production facility in the U.S. in Toone, Tennessee. Kilgore flares, which are used to protect military aircraft from heat-seeking missiles, are dispensed from the F-15, F-16, and Harrier tactical fighters, the AH-64 Apache attack helicopter, and cargo and troop transport aircraft such as the Hercules C-130 Hercules. Pictured are assemblers Linda Walker, right, and Carol Perry, who are conducting final assembly work on MJU-7A/B flares, our largest countermeasure flare program.

[PHOTO APPEARS HERE]
Senior Group Vice President
Paul A. Ross

Operating Companies

Alliant Aerospace Company

Alliant Southern Composites Company


Aerospace

 . By every measure, fiscal year 1999 was an outstanding year for the Alliant Aerospace Company. Among the year's most significant highlights were several key long-term contracts that solidify our business base and provide a solid foundation for future growth. These includedawards from Boeing for Delta rocket motors and composite structures that have a combinedpotential value of up to $2.75 billion.

 . As we look to the future, we see a number of market trends that bode well for our business. Demand for solid rocket motors is expected to remain strong, driven by an increasing need for space launch vehicles to service the tremendous growth in global communications. The market for advanced composite materials also is expanding to meet requirements for greater performance and lower weight in aircraft and spacecraft - providing us another significant growth area in the coming years. As a world leader in these businesses, we are well positioned to take full advantageof these positive trends.

 . Our successes are due in large measure to the drive and determination of our employees, who are united in their commitment to quality and customer satisfaction. Thanks to their efforts, we enter the new fiscal year with momentum and confidence that we can continue to deliver superior results.

/s/ Paul A. Ross
Paul A. Ross

[LOGO OF ALLIANT TECHSYSTEMS] Aerospace Company-Propulsion

Jeffrey O. Foote, Vice President and General Manager
[PHOTO APPEARS HERE]


About the Company

 .  Propulsion headquarters: Magna, Utah
 .  Employees: 1,400
 .  Manufacturing space: approximately 2.2 million square feet

Market Position

Leading supplier of solid propulsion systems to the commercial space launch industry. Major supplier solid propulsion systems strategic missiles.

Competitive Strengths

 .  Automated, low-cost production
 .  Rigorous process control and quality systems to ensure safe, consistent manufacturing
 .  Highly repeatable products

Major Products and Programs

 . SRMU boosters and support services for Titan IVB launch vehicle . GEM boosters for Delta II, III, IV launch vehicles
 . Propulsion systems for Pegasus(R) and Taurus(R) launch vehicles . Solid propulsion for Trident II Fleet Ballistic Missile
 .  First-stage propulsion for National Missile Defense interceptor

[PHOTO APPEARS HERE]

Solid Rocket Motors - Chad Johnson, right, and Kenny Muir complete finishing work on an Orion 50S-XL rocket motor for Orbital Sciences Corporation's Pegasus(R), space launch vehicle at our facility in Magna,Utah, which is the safest, most modern, automated solid propulsion manufacturing plant in the world. Our design and manufacturing capabilities have made us a global leader in the production of solid rocket propulsion systems. Today, Alliant motors are used on a variety of space launch vehicles encompassing all payload classes, including Delta II, III, and IV, Titan IVB, Pegasus, and Taurus(R). We also manufacture all three solid propulsion stages for the U.S. Navy's Trident II (D-
5) Fleet Ballistic Missile. In fiscal year 1999, 123 of our solid rocket motors were flown successfully on 28 flights by eight different launch vehicles and missiles. We expect flight activity to increase this year, averaging between three and four missions per month.

[LOGO OF ALLIANT TECHSYSTEMS] Aerospace Company-Composites

Kevin C. Cummings, Vice President and General Manager
[PHOTO APPEARS HERE]


About the Company

 .  Composites headquarters: Clearfield, Utah
 .  Employees: 440
 .  Manufacturing space: approximately 900,000 square feet

Market Position

Leading supplier of composite structures for space launch vehicles. Major supplier of composite structures for military and commercial aircraft.

Competitive Strengths

 .  Full service capability, including fiber-placed, filament-wound, and hand-lay up structures
 .  Large part-size structures capability
 .  Rigorous quality and process control standards

Major Products and Programs

 .  Fuel tanks for X-33 Advanced Technology Demonstrator and VentureStar(TM)
   Reusable Launch Vehicle
 .  Structures for Delta III and Delta IV space launch vehicles
 .  Structures for Joint Strike Fighter, Boeing 767, BA 609, C-17 aircraft
 . Satellite piece parts, instrument benches, and dimensionally stable assemblies

                             [PHOTO APPEARS HERE]

Space Launch Vehicle Structures - Workers at our new composite structures manufacturing facility in Iuka, Mississippi, conduct final inspections of the first centerbody component of the common booster core for the Boeing Delta IV family of space launch vehicles. The large structure was shipped to the Boeing Delta IV assembly facility in Decatur, Alabama, 70 miles southeast of the Iuka plant. In fiscal year 1999, we were selected by Boeing to produce composite structures for its new Delta IV family of launch vehicles under a long-term commercial contract with estimated potential revenues of up to $1 billion. The Delta IV is the Boeing Evolved Expendable Launch Vehicle (EELV) for the multi-year U.S. Air Force EELV program, which is aimed at reducing government and commercial space launch costs.

"The market for advanced composite materials is expanding to meet requirements for greater performance and lower weight in aircraft and spacecreaft - providing us another significant growth area in the coming years."


Launch Vehicle Structures

Structures for the Delta III launch vehicle and the Delta IV family of launch vehicles

Liquid Propulsion Tanks

Liquid propulsion fuel tanks for the X-33 Advanced Technology Demonstrator and the VentureStar(TM) Reusable Launch Vehicle

Military Aircraft Structures

Components for the Joint Strike Fighter and C-17 military aircraft

Commercial Aircraft Structures

Fuselage panels for the BA 609 tiltrotor and structures for the Boeing 767 aircraft

Satellite Structures

Satellite piece parts, dimensionally stable assemblies, antenna reflectors, and bus structures

                             [PHOTO APPEARS HERE]

Commercial Aircraft Structures - In fiscal year 1999, we were selected by The Aerostructures Corporation to produce fuselage structures for the BA 609, the world's first commercial tiltrotor aircraft, under contractsthat could be worth approximately $80 million by 2010 if all production options are exercised. Pictured at left is Clint Singleton, who is preparing the fiber placement mandrel for the aircraft's cockpit panels, while Joe A. Garcia, right, operates an automated fiber placement machine that is fabricating other composite panels. Fabrication of the skin panels, which form the majority of the aircraft's fuselage, is being done at our composite structures manufacturing facility in Clearfield, Utah. The program significantly expands our activity in the production of commercial aircraft structures.

[PHOTO APPEARS HERE]
Group Vice President
Don L. Sticinski


Operating Companies

Alliant Precision Fuze Company

Alliant Integrated Defense Company

Alliant Defense Electronics Systems, Inc.

Alliant Power Sources Company


Defense Systems

 . Defense Systems continued to lay the groundwork for growth during fiscal year 1999, winning new development and production contracts that could add significantly to our revenues in the coming years. Production awards included contracts for the AN/AAR-47 Missile Warning System, which could result in approximately $175 million in sales through 2003 if all options are exercised. Among our new development programs is a tactical munition system that will serve as an alternative to anti-personnel land mines and enable the U.S. to sign an international treaty banning the use of these weapons. Another key development effort, the Objective Individual Combat Weapon (OICW), is undergoing a number of important technical milestones that should pave the way for wide user acceptance.

 . In fiscal year 1999, we began to reap the benefits of our acquisition of Motorola's military fuze operations. We won several new development and production contracts for fuzes and sensors that firmly establish us as the nation's leading supplier of this important technology. We also are particularly excited about two recent program wins in our secure electronics business, which could become a major growth area for us.

 . We begin the new fiscal year with a clear sense of direction, renewed optimism, and pride in the work we do to support our nation's defense. As always, I am especially grateful for the outstanding efforts of our employees, whose dedication to delivering superior performance is the principal reason for our success.

/s/ Don L. Sticinski
Don L. Sticinski

[LOGO OF ALLIANT TECHSYSTEMS] Precision Fuze Company

Michael P. Coyle, President
[PHOTO APPEARS HERE]


About the Company

 .  Headquarters: Janesville, Wisconsin
 .  Employees: 400
 .  Manufacturing space: approximately 240,000 square feet

Market Position

Largest supplier of precision electro-mechanical and electronic fuzes and proximity sensors to the U.S. government and its allies.

Competitive Strengths

 .  Full-service electronic and mechanical assembly operations
 .  Design and development of fuzes and proximity sensors
 .  Process control driven

Major Products and Programs

 .  M734, M745 mortar fuzes
 .  M732/A2, MOFA, MFF artillery fuzes
 .  FMU139 fuze, Hard Target Smart Fuze for bombs
 .  DSU33 proximity sensor
 .  Electronic safe and arm devices and fuzes for munitions
 .  Munitions for special operations forces

                             [PHOTO APPEARS HERE]

Precision Electronic Military Fuzes - Marty Davis, left, development program manager, Multi-Option Fuze for Artillery (MOFA), inspects MOFA fuzes to be used for test and evaluation as part of the program'sengineering and manufacturing development phase. The program will transition to low-rate production later this year. Also pictured is safety engineer Jeff Schultz with the Multi-Function Fuze, another major fuze program. Alliant Precision Fuze Company is the country's leading supplier of military fuzes and sensors. Fuzes produced by the company are used in artillery, mortar, rocket, cannon, air-delivered, and special operations systems. Since 1951, we have produced more than 260 million fuzes and fielded over 60 different fuze and munitions types for the U.S. armed services and America's allies.

[LOGO OF ALLIANT TECHSYSTEMS]

Don L. Sticinski, President (Acting)
[PHOTO APPEARS HERE]


About the Company

 .  Headquarters: Hopkins, Minnesota
 .  Employees: 580
 .  Manufacturing space: approximately 350,000 square feet

Market Position

Leading developer and producer of infantry weapons, smart artillery systems, special operations demolitions, anti-tank barrier systems, and secure electronics subsystems.

Competitive Strengths

 .  Design and integration of munitions and sensors
 .  Design and development of secure electronics
 .  High-volume munitions production

Major Products and Programs

 .  Objective Individual Combat Weapon (OICW)
 .  Sense and Destroy Armor (SADARM)
 .  Shielder and VOLCANO anti-tank barrier systems
 .  Demolitions for special operations forces
 .  Secure electronics subsystems

                             [PHOTO APPEARS HERE]

Objective Individual Combat Weapon (OICW) - Dave Broden, right, OICW technical director, and Fred Duffy, engineering assistant, Contraves Brashear Systems, perform final integration of the OICWweapon and fire control system. The U.S. military's next-generation individual weapon, the OICW will provide combat troops with an unprecedented capability that will increase their survivability on the 21st century battlefield. Program work during fiscal year 1999 was focused on building OICW weapon systems and ammunition for testing and evaluation by the joint military services. Current activities are aimed at completing the program's transition from technology development to engineering and manufacturing development. Our teammates on the OICW program include Contraves Brashear Systems and Heckler and Koch.

William G. William Wilson, President

[PHOTO APPEARS HERE]

[LOGO OF ALLIANT TECHSYSTEMS] Defense Electronics Systems, Inc.

About the Company

 .  Headquarters: Clearwater, Florida
 .  Employees: 160
 .  Manufacturing space: approximately 112,000 square feet

Market Position

Leading developer and producer of electronic warfare systems, including laser radar and missile warning systems, smart weapons, and unmanned aerial vehicles.

Competitive Strengths

 .  Sensor development and systems integration
 .  Military-qualified ruggedized computing
 .  Electronics packaging
 .  Contractor self-oversight status with U.S. government

Major Products and Programs

 .  AN/AAR-47 Missile Warning System
 .  Tank Extended Range Munition - Kinetic Energy
 .  ADARIO - High-Speed Multi-Channel Multi-Plexer
 .  Common Munitions Bit/Reprogramming Equipment (CMBRE)
 .  Advanced solid state LADAR
 .  Outrider(TM) Tactical Unmanned Aerial Vehicle


Defense Electronics Systems - Technician Bobbi Jackson assembles components for the optical sensor converter in the AN/AAR-47 Missile Warning System. Alliant Defense Electronics Systems was awarded contracts with options valued at $175 million to upgrade and produce the system.

[PHOTO APPEARS HERE]

Pat Narendra, President

[PHOTO APPEARS HERE]

[LOGO OF ALLIANT TECHSYSTEMS] Power Sources Company

About the Company

 .  Headquarters: Horsham, Pennsylvania
 .  Employees: 55
 .  Manufacturing space: approximately 52,000 square feet

Market Position

Leading producer of lithium reserve batteries and advanced lithium ion polymer rechargeable batteries for military, aerospace, and specialized industrial and commercial applications.

Competitive Strengths

 .  Rapid design and development
 .  Computer-aided design and manufacturing
 .  High-volume automated production
 .  Dial-a-Size(TM) technology for custom applications

Major Products and Programs

 . Lithium reserve batteries for fuzes in artillery projectiles, self-destruct submu-nitions, and precision-guided munitions

 . Lithium ion polymer batteries for satellites and space craft, launch vehicles, undersea vehicles, and land mobile systems

[PHOTO APPEARS HERE]

Lithium Reserve Batteries - Manufacturing engineer LeRoy Barton monitors assembly of the world's smallest lithium reserve batteries - the first to be produced on a new automated production line dedicated to high-volume manufacturing of micro-miniature lithium batteries.

Selected Financial Data

Amounts in thousands except per share data (years ended March 31)                1999         1998       1997        1996
-----------------------------------------------------------------------------------------------------------------------------
RESULTS OF OPERATIONS
Sales                                                                         $1,090,438  $1,075,506  $1,089,397  $1,020,605
Cost of sales                                                                    893,328     881,237     912,395     834,298
Change in accounting estimate - Environmental liabilities/2/                           -           -      17,442           -
Research and development                                                           8,874      12,447      16,207      14,126
Selling                                                                           26,389      37,757      35,778      33,143
General and administrative                                                        58,629      52,011      41,881      40,186
Restructuring charges                                                                  -           -           -           -
Change of control charges                                                              -           -           -           -
Litigation settlement charges                                                          -           -           -           -
                                                                              -----------------------------------------------
Income (loss) from operations                                                    103,218      92,054      65,694      98,852
Interest expense, net                                                            (23,516)    (24,531)    (34,386)    (37,427)
Other income (expense), net                                                         (155)        435         651         657
                                                                              -----------------------------------------------
Income (loss) from continuing operations before income taxes                      79,547      67,958      31,959      62,082
Income tax provision                                                              11,932                              13,658
                                                                              -----------------------------------------------
Income (loss) from continuing operations                                          67,615      67,958      31,959      48,424
Income from discontinued operations, net of income taxes                               -           -       4,819       5,617
Gain (loss) on disposal of discontinued operations, net of income taxes                -         225      22,381      (6,240)
                                                                              -----------------------------------------------
Income (loss) before extraordinary loss and
  cumulative effect of accounting change                                          67,615      68,183      59,159      47,801
Extraordinary loss on early extinguishment of debt, net of income taxes/3/       (16,802)          -           -           -
Cumulative effect of accounting change, net of income taxes                            -           -           -           -
                                                                              -----------------------------------------------
Net income (loss)                                                             $   50,813  $   68,183  $   59,159  $   47,801
-----------------------------------------------------------------------------------------------------------------------------
Basic earnings (loss) per common share:
  Continuing operations                                                       $     5.67  $     5.21  $     2.46  $     3.72
  Discontinued operations                                                              -         .02        2.09        (.05)
  Extraordinary loss /3/                                                           (1.41)          -           -           -
  Cumulative effect of accounting change                                               -           -           -           -
                                                                              -----------------------------------------------
Basic earnings (loss) per common share                                        $     4.26  $     5.23  $     4.55  $     3.67
                                                                              -----------------------------------------------
Diluted earnings (loss) per common share:
  Continuing operations                                                       $     5.52  $     5.08  $     2.38  $     3.61
  Discontinued operations                                                              -         .02        2.03        (.05)
  Extraordinary loss/3/                                                            (1.37)          -           -           -
  Cumulative effect of accounting change                                               -           -           -           -
                                                                              -----------------------------------------------
Diluted earnings (loss) per common share                                      $     4.15  $     5.10  $     4.41  $     3.56
-----------------------------------------------------------------------------------------------------------------------------
FINANCIAL POSITION
Net current assets                                                            $   56,620  $   95,628  $  108,191  $   42,978
Property, plant, and equipment, net                                              335,751     333,538     358,103     382,513
Total assets                                                                     894,318     908,309     973,140   1,002,034
Long-term debt                                                                   305,993     180,810     237,071     350,000
Total stockholders' equity                                                       118,723     265,754     218,792     157,477
OTHER DATA
Depreciation and amortization                                                 $   45,885  $   47,517  $   52,721  $   58,623
Capital expenditures                                                              43,690      20,406      28,522      25,593
                                                                              -----------------------------------------------
Gross margin as a percentage of sales                                               18.1%       18.1%       14.6%       18.3%
-----------------------------------------------------------------------------------------------------------------------------

Amounts in thousands except per share data (years ended March 31)                1995
-----------------------------------------------------------------------------------------
RESULTS OF OPERATIONS
Sales                                                                         $  504,190
Cost of sales                                                                    438,558
Change in accounting estimate - Environmental liabilities/2/                           -
Research and development                                                          11,763
Selling                                                                           24,820
General and administrative                                                        19,066
Restructuring charges                                                             35,600
Change of control charges                                                         23,039
Litigation settlement charges                                                     15,000
                                                                              -----------
Income (loss) from operations                                                    (63,656)
Interest expense, net                                                             (7,076)
Other income (expense), net                                                       (2,332)
                                                                              -----------
Income (loss) from continuing operations before income taxes                     (73,064)
Income tax provision                                                                   -
                                                                              -----------
Income (loss) from continuing operations                                         (73,064)
Income from discontinued operations, net of income taxes                             456
Gain (loss) on disposal of discontinued operations, net of income taxes                -
                                                                              -----------
Income (loss) before extraordinary loss and
  cumulative effect of accounting change                                         (72,608)
Extraordinary loss on early extinguishment of debt, net of income taxes/3/             -
Cumulative effect of accounting change, net of income taxes                       (1,500)
                                                                              -----------
Net income (loss)                                                             $  (74,108)
-----------------------------------------------------------------------------------------
Basic earnings (loss) per common share:
  Continuing operations                                                       $    (7.27)
  Discontinued operations                                                            .05
  Extraordinary loss /3/                                                               -
  Cumulative effect of accounting change                                            (.15)
                                                                              -----------
Basic earnings (loss) per common share                                        $    (7.37)
                                                                              -----------
Diluted earnings (loss) per common share:
  Continuing operations                                                       $    (7.27)
  Discontinued operations                                                            .05
  Extraordinary loss/3/                                                                -
  Cumulative effect of accounting change                                            (.15)
                                                                              -----------
Diluted earnings (loss) per common share                                      $    (7.37)
-----------------------------------------------------------------------------------------
FINANCIAL POSITION
Net current assets                                                            $   70,007
Property, plant, and equipment, net                                              484,985
Total assets                                                                   1,022,235
Long-term debt                                                                   395,000
Total stockholders' equity                                                       140,370
OTHER DATA
Depreciation and amortization                                                 $   16,283
Capital expenditures                                                              12,635
                                                                              -----------
Gross margin as a percentage of sales                                               13.0%
-----------------------------------------------------------------------------------------

1 Hercules Aerospace Company was acquired from Hercules Incorporated on March 15, 1995. For the fiscal year ended March 31, 1995, results of operations include Hercules Aerospace Company only from March 15, 1995, through March 31, 1995.

2 Includes the impact of the fiscal year 1997 adoption of Statement of Position 96-1 "Environmental Remediation Liabilities," which resulted in a $17.4 million charge to earnings, or $1.30 per share on a diluted basis. See Note 16 to the financial statements.

3 In fiscal year 1999, the Company completed the early extinguishment of its long-term debt, resulting in an extraordinary loss of $16.8 million (net of $3.0 million tax benefit). See Note 7 to the financial statements.

Management's Discussion and Analysis

The following should be read in conjunction with the financial statements and notes thereto, beginning on page 34.

Results Of Operations

The Company conducts its business primarily in three operating segments:
Conventional Munitions, Aerospace, and Defense Systems. These operating segments are defined by the Company's management based on product similarity and end-use functionality. The Conventional Munitions operating segment is a designer, developer, and manufacturer of medium-caliber and large-caliber ammunition, munitions propellants, tactical missile propulsion systems, warheads, metal parts, composite structures for aircraft and weapons systems, infrared decoy flares, and commercial gun powder. The Aerospace operating segment is a designer, developer, and manufacturer of solid rocket propulsion systems for space and strategic applications, and composite structures for military and commercial aircraft and spacecraft. It also provides operations and technical support services for space launches. The Defense Systems operating segment designs, develops, and produces tactical weapons systems, air delivered munitions, fuzes, batteries, secure electronic devices, and unmanned aerial vehicle systems for the Department of Defense and allied nations.

  All of the Company's operating segments derive the majority of their revenues from contracts with, and prime contractors to, the U.S. Government. The various U.S. Government customers exercise independent purchasing decisions, and sales to the U.S. Government generally are not regarded as constituting sales to one customer, but instead, each contracting entity is considered to be a separate customer. During fiscal 1999, approximately 76 percent of the Company's sales were derived from contracts with the U.S. Government or U.S. Government prime contractors. The Company's sales to U.S. Government prime contractors include sales to two contractors, Lockheed Martin Corporation and The Boeing Company, which each comprised greater than 10 percent of the Company's total revenues. During fiscal 1999, sales to Lockheed Martin and Boeing, respectively, represented approximately 20 percent and 13 percent of the Company's total revenue. While the majority of sales to these contractors is derived from rocket propulsion contracts in the Aerospace segment, the Conventional Munitions and Defense Systems segments also derive a portion of their revenues from sales to these contractors. Transactions between operating segments are recorded at the segment level, consistent with the Company's financial accounting policies. Intercompany balances and transactions are eliminated at the Company's consolidated financial statements level.

Sales - In the fiscal year ended March 31, 1999 (fiscal 1999), the Company's sales were $1,090.4 million, an increase of $14.9 million or 1.4%, from fiscal 1998 sales of $1,075.5 million.

  Conventional Munitions sales in fiscal 1999 were $480.7 million, an increase of $16.9 million or 3.6 percent, from fiscal 1998 sales of $463.8 million. The increase reflects higher sales in tactical missile rocket motors and infrared flares.

  Aerospace sales in fiscal 1999 were $395.4 million, an increase of $25.4 million or 6.9 percent, from fiscal 1998 sales of $370.0 million. The increase reflects higher space propulsion sales, up $55 million due primarily to increased production requirements on the Titan and Delta programs, where the Company is under contract with Lockheed Martin and Boeing, respectively, to produce solid rocket motor boosters. Sales on the Titan program increased approximately $37 million in fiscal 1999, to $147.2 million. Sales on the Delta programs increased approximately $21 million in fiscal 1999, to $126.2 million. Both increases were driven by the timing of contractual performance requirements. These increases were partially offset by a $30 million sales decrease in composite structures sales. This decrease was driven by the substantial completion of the X-33 contract for the development and sub-assembly of liquid hydrogen fuel tanks for the next-generation Space Shuttle.

  Defense Systems sales in fiscal 1999 were $223.7 million, a decrease of $12.2 million or 5.2 percent, from fiscal 1998 sales of $235.9 million. The overall decrease was driven by the completion of the Outrider(TM) Unmanned Aerial Vehicle development program, for which fiscal 1999 sales of $32 million represented a $25 million decrease from fiscal 1998 sales. This decrease was partially offset by sales increases attributable to the timing of deliveries on anti-tank munition programs.

  Sales for the fiscal year ended March 31, 1998 (fiscal 1998) of $1,075.5 million represented a decrease of $13.9 million or 1.3 percent, from fiscal 1997 sales of $1,089.4 million.

  Conventional Munitions sales in fiscal 1998 were $463.8 million, a decrease of $28.0 million or 5.7 percent, from fiscal 1997 sales of $491.8 million. The decrease was primarily the result of lower tank ammunition sales in fiscal 1998.

  Aerospace sales in fiscal 1998 were $370.0 million, an increase of $30.5 million or 9.0 percent, from fiscal 1997 sales of $339.5 million. The fiscal 1998 increase was primarily driven by increased space propulsion and composite structures sales, up $44 million and $19 million, respectively, compared to fiscal 1997 sales. Those increases were partially offset by the absence in fiscal 1998 of sales generated in fiscal 1997 on the Evolved Expendable Launch Vehicle program (EELV), on which the Company completed its role in the prior year.

  Defense Systems sales in fiscal 1998 were $235.9 million, a decrease of $17.4 million or 6.9 percent, from fiscal 1997 sales of $253.3 million. The overall decrease in fiscal 1998 sales was reflective of decreased revenues on programs at or nearing completion, offset partially by increased revenues on Outrider,(TM) up $28 million compared to fiscal 1997.

 The Company currently expects sales for fiscal 2000 to be approximately $1.1 billion.

Gross Margin - The Company's gross margin as a percent of sales was 18.1 percent, 18.1 percent, and 14.6 percent in fiscal 1999, 1998, and 1997, respectively. Gross margin in fiscal 1999 was $197.1 million, an increase of $2.8 million compared to fiscal 1998 gross margin of $194.3 million. The Company's fiscal 1999 gross margin as a percent of sales was equal to fiscal 1998, at 18.1 percent. Slightly higher one-time incentive fees received in Aerospace were offset by certain non-recurring program costs in Defense Systems, including costs associated with the development of the Objective Individual Combat Weapon (OICW).

  Gross margin in fiscal 1998 of $194.3 million was approximately $35 million higher than fiscal 1997 gross margin of $159.6 million. The increased margin in fiscal 1998 was largely attributable to the absence of the fiscal 1997 one-time charge of $17.4 million for the Company's adoption of AICPA Statement of Position No. 96-1 (SOP 96-1), "Environmental Remediation Liabilities". Fiscal 1998 margins also benefited due to the absence of fiscal 1997 expenses of $4.7 million to move certain contract production lines from a facility that the Company closed as a result of the February 1997 sale of the Company's former Marine Systems Group (MSG). Further gross margin improvement in fiscal 1998 was attributable to cost underruns on space propulsion and composite structures programs, which were partially offset by a $6 million charge booked in fiscal 1998 for estimated unrecoverable contract costs on the Explosive "D" program to reclaim unused and obsolete ordnance.

  The Company currently expects gross margin for fiscal 2000 to be in the 18.5 to 19.0 percent range.

Research and Development - The Company's research and development expenditures were $8.9 million, or .8 percent of sales in fiscal 1999, compared to $12.4 million, or 1.2 percent of sales in fiscal 1998, and $16.2 million, or 1.5 percent of sales in fiscal 1997. The decrease in fiscal 1999 costs was reflective of continued focus and selectivity in research and development projects as the Company continues to emphasize its role as a supplier to the largest aerospace and defense contractors. The decrease in research and development costs in fiscal 1998 compared to fiscal 1997 was driven primarily by the absence of approximately $3 million of costs incurred in fiscal 1997 on the EELV program. The Company also spent $208.5 million on customer funded research and development contracts in fiscal 1999, a decrease of $33.1 million when compared with expenditures of $241.6 million in fiscal 1998. Such expenditures were $231.3 million in fiscal 1997. The decreased level of fiscal 1999 expenditures reflects reduced development expenditures associated with the Outrider(TM) Unmanned Aerial Vehicle. Customer funded research and development contracts primarily represent contracts with the U.S. Government or prime contractors there to.

Selling - The Company's selling expenses totaled $26.4 million or 2.4 percent of sales in fiscal 1999, compared to $37.8 million or 3.5 percent of sales in fiscal 1998. The decrease in current year expenses of $11.4 million is driven primarily by the absence of fiscal 1998 spending of $7.1 million in the Company's pursuit of the Intercontinental Ballistic Missile (ICBM) Prime Integration program, which was ultimately awarded to a competitor in fiscal 1998. Fiscal 1998 selling costs were slightly higher than fiscal 1997 costs of $35.8 million, or 3.3 percent of sales, due to $3.7 million higher ICBM costs.

General and Administrative - The Company's general and administrative costs totaled $58.6 million or 5.4 percent of sales in fiscal 1999, compared to $52.0 million or 4.8 percent of sales in fiscal 1998. The increase was primarily the result of increased legal costs during fiscal 1999. See "Contingencies - Litigation" for additional discussion of legal matters outstanding at March 31, 1999. General and administrative costs for fiscal 1997 were $41.9 million, or
3.8 percent of sales. Fiscal 1998 costs were higher than fiscal 1997 due to a combination of higher legal costs and the absence of a $2 million restructure reserve reversal in fiscal 1997, due to costs underruns relative to the originally reserved amounts.

  The Company currently expects operating expenses for fiscal 2000, stated as a percentage of sales, to be approximately 8.5 percent.

Interest Expense - Interest expense was $24.7 million in fiscal 1999, a decrease of $2.9 million, when compared to $27.6 million in fiscal 1998. The decrease in fiscal 1999 interest expense was largely due to lower overall effective interest rates. The decreased effective interest rate in the current year was driven by the September 1998 early extinguishment of substantially all of the Company's then-outstanding Senior Subordinate Notes. See "Extraordinary Loss" below for further discussion of the early extinguishment of debt.

  Fiscal 1998 interest expense of $27.6 million represented a $7.5 million decrease when compared to $35.1 million in fiscal 1997. The decrease in fiscal 1998 interest expense was driven by reduced average borrowings outstanding, due to a combination of regularly scheduled principal paydowns, as well as long term debt principal prepayments of $88.6 million in March 1997 and $40.0 million in December 1997. These prepayments were made with portions of the sale proceeds generated by the February 1997 sale of the Marine Systems Group.

  In late fiscal 1998, the Company entered into treasury rate-lock agreements to hedge against increases in market interest rates on the anticipated refinancing of its debt. During the third quarter of fiscal 1999, in connection with completing the refinancing of the Company's debt, these treasury rate-locks were converted into interest rate swaps, having a total notional amount of $200 million. Of this total, swaps having a $100 million notional amount have 6-year terms and swap interest rates of between 6.32 and 6.55 percent (6.43% average). The remaining swap has a $100 million notional amount, a swap interest rate of
6.1 percent, and is effective for 10 years, with a bank cancellation option at 5 years.

Interest Income - Interest income was $1.2 million in fiscal 1999, compared to $3.1 million in fiscal 1998 and $.7 million in fiscal 1997. The higher level of fiscal 1998 interest income was reflective of higher cash balances on hand due to proceeds received from the February 1997 sale of the Marine Systems Group.

Income from Continuing Operations before Income Taxes - The Company's income from continuing operations before taxes ("earnings before taxes", or "EBT") for fiscal 1999 was $79.5 million, an increase of $11.6 million or 17.1 percent, over $68.0 million for fiscal 1998. The fiscal 1999 increase primarily reflected decreased operating expenses and higher sales.

  As previously described, the Company's three operating segments are Conventional Munitions, Aerospace, and Defense Systems. In addition, certain administrative functions are primarily managed by the Company at the corporate headquarters level ("Corporate"). Some examples of such functions are human resources, pension and post-retirement benefits, legal, tax, and treasury. Significant assets and liabilities managed at the Corporate level include those associated with debt, pension and post-retirement benefits, environmental liabilities, and income taxes. A capital-employed charge (interest expense) is allocated to each operating segment based on net assets employed, using an 8 percent rate, which approximates the Company's overall borrowing rate. Pension and post-retirement benefit expenses are allocated to each operating segment based on relative headcount and types of benefits offered in each respective segment. Environmental expenses are allocated to each operating segment based on the origin of the underlying environmental cost.

  Earnings before taxes in the Conventional Munitions segment were $19.3 million in fiscal 1999, compared to $19.4 million in fiscal 1998. Fiscal 1999 EBT results include improved performance in medium caliber ammunition contracts, which was offset by profit deterioration on ordnance reclamation contracts (down approximately $4 million from fiscal 1998 levels) and by approximately $7 million of costs incurred for move costs associated primarily with facility closure and minor staffing reductions. The moving costs, which are expensed as incurred, primarily relate to the Company's ongoing facility consolidation efforts, including consolidation of Minneapolis production facilities, as well as a move of the Joliet, Illinois facility operations to Radford, Virginia to improve efficiency and reduce overall costs. The Company currently expects that these activities will be completed in fiscal 2000, during which it currently estimates that it will incur approximately $5 million in additional move costs.

  Earnings before taxes in the Aerospace segment were $41.1 million in fiscal 1999, an increase of $12.3 million compared to fiscal 1998 EBT of $28.8 million. The fiscal 1999 increase is primarily driven by the absence of over $7 million in selling costs incurred in fiscal 1998 in Aerospace's pursuit of ICBM. Additionally, fiscal 1999 results reflect higher one-time fees (revenue) of approximately $2 million, due to incentive payments for successful milestone achievements.

  Earnings before taxes in the Defense Systems segment were $3.8 million in fiscal 1999, a decrease of $2.6 million compared to EBT of $6.4 million in fiscal 1998. Fiscal 1999 results were impacted approximately $4 million by non-recurring costs on several programs, including costs associated with development of the OICW.

  Earnings before taxes in Corporate were $15.3 million for fiscal 1999, compared to $13.4 million in fiscal 1998. EBT results at Corporate were primarily reflective of the Company's 8 percent charge to the Company's operating segments for capital employed. Net capital employed at Corporate is historically a negative number (i.e., a net liability) due primarily to the fact that certain significant liabilities are accounted for at Corporate, including accrued post-retirement benefits, taxes, and environmental liabilities.

Income Taxes - Taxes on income from continuing operations in fiscal 1999 reflect a 15 percent tax rate. Taxes on income from continuing operations in fiscal 1998 and 1997 reflect a zero percent tax rate. These rates vary from statutory tax rates principally due to utilization of available tax loss carryforwards. The fiscal 1997 income tax provision includes a $12.1 million tax expense on income from discontinued operations.

Discontinued Operations

Marine Systems Group

On December 22, 1996, the Company entered into an agreement to sell its Marine Systems Group, including substantially all of the assets of that business, to Hughes Aircraft Co. (Hughes) for $141.0 million in cash. The sale was completed on February 28, 1997, resulting in a pretax gain to the Company of approximately $31.9 million ($22.4 million, after tax), which the Company recognized in the fourth quarter of fiscal 1997.

  In connection with the sale, the Company began actions during fiscal 1998 to close certain facilities (not sold to Hughes) that had previously been utilized for Marine Systems Group contracts. As a direct result of the sale, the Company booked closure reserves of approximately $16 million in March 1997 (by a charge to the gain on disposal of discontinued operations) primarily for the estimated costs of facility closure, severance costs, and anticipated litigation costs associated with these activities. During fiscal 1998, the Company spent approximately $6 million on these facility closure and severance costs. As these facility closure activities were substantially completed, the Company reversed $10.1 million of these liabilities during the fourth quarter of fiscal 1998, resulting in an additional gain on the disposal of the Marine business.

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

  During fiscal 1997, the Company stopped production efforts, and completed its withdrawal from the Belarus operation. In the fourth quarter of fiscal 1997, the Company reached agreement with the Ukrainian government to transfer the Company's interests in the operation to the Ukrainian Government after payment of a $19.8 million non-interest bearing long-term note receivable. In March 1998, as a result of the Company's continued consideration and evaluation of the status of the underlying operations, as well as newly imposed export restrictions in the Ukraine and the increasing political instability in the region, Company management wrote off approximately $9.9 million, representing the remaining recorded value of the Company's investment in that operation. The Company maintains a letter of credit to support approximately $2.5 million of bank borrowings of the Demilitarization operations. During fiscal 1999, management has continued to work with the Ukrainian government to complete the Company's exit from this business. However, given the political instability in the region and the lack of economic reforms, the Company now believes that it would be unable to pursue an exit by sale of its interest in the operation. Consequently, in fiscal 1999, the Company began the process of removing and salvaging assets. The salvage value of the assets is believed to be de minimus. During this process, the Company was prevented from physically recovering all of its assets. The Company has attempted unsuccessfully to rectify the situation through discussions with the Ukrainian government. The Company believes that the facts and circumstances surrounding the unrecovered assets may ultimately be determined to be covered as an insured loss under the Company's political risk insurance policy. Therefore, the Company submitted a claim in late calendar 1998 and currently expects resolution on such claim during the fall of calendar 1999. The maximum insurable value under the policy is $17.7 million. The amount ultimately collected under such policy will be dependent on the insurer's rulings as to the validity of the claim, as well as its determination of what amounts are payable under such claim. Given the contingent nature of the claim, the Company has not recorded a claim receivable at March 31, 1999.

Extraordinary Loss - In connection with the Company's September 1998 early extinguishment of its Senior Subordinated Notes and the refinancing of its bank borrowings in November 1998, the Company incurred extraordinary charges for the early extinguishment of debt totaling $16.8 million. The extraordinary charge includes charges associated with the Company's September 16, 1998 completion of the tender offer and consent solicitation relating to its then outstanding $150 million 11.75 percent Senior Subordinated Notes which were due March 1, 2003 (the "Notes"). Under the tender offer (the "Offer"), the Company accepted all validly tendered Notes for payment under the Offer, and accordingly paid approximately $153 million to purchase the Notes from noteholders holding approximately $140 million principal amount of the Notes. In February 1999, the Company completed the early extinguishment of debt by calling the remaining Notes, par value of $10 million, for $10.6 million. In conjunction with the early extinguishment of the Notes, the Company also refinanced its bank borrowings under a new bank credit facility on November 23, 1998. See "Liquidity, Capital Resources and Financial Condition" (below), for further discussion of the new bank credit facility. In connection with these early extinguishments of debt, the Company recorded a $19.8 million extraordinary charge ($16.8 million, after the tax benefit of $3.0 million), which is comprised of the $13.6 million cash premium paid to acquire the Notes, as well as the write-off of approximately $6.2 million, of which $6.0 million represented the unamortized portion of the debt issuance costs associated with the original borrowings.

Net Income - Net income reported for fiscal 1999 was $50.8 million, a decrease of $17.4 million, compared to net income of $68.2 million for fiscal 1998. The decrease was driven by the $16.8 million extraordinary loss on the early extinguishment of debt and $11.9 million of higher tax expense in fiscal 1999, offset partially by $8.3 million lower operating expenses and by increased sales in fiscal 1999. The Company recorded net income of $68.2 million in fiscal 1998, an increase of $9.0 million, or 15.3 percent, over net income of $59.2 million in fiscal 1997. The fiscal 1998 increase in net income was driven by reduced interest expense due to debt paydowns, and improvements in operating margins, driven by improved performance on space propulsion and composite structures programs, as well as the absence of the fiscal 1997 charges for the Company's adoption of SOP 96-1 ($17.4 million) and non-recurring contract costs to move contract production lines ($4.7 million). Fiscal 1997 net income also included $27.2 million from discontinued operations, which is reflective of the Company's sale of the Marine Systems Group on February 28, 1997.

Liquidity, Capital Resources, and Financial Condition

Cash provided by operations during fiscal 1999 totaled $75.7 million, an increase of $12.7 million, compared with $63.0 million for fiscal 1998. Net income in fiscal 1999, excluding the $16.8 million extraordinary loss on early extinguishment of debt, was $67.6 million, compared to $68.2 million in fiscal 1998. Fiscal 1999 cash provided by operations reflects reduced cash used for restructuring and facility consolidation activities. During fiscal 1998, approximately $13 million was expended under the Company's restructure and facility consolidation activities, primarily for nonrecurring move and employee-related costs associated with the closure of a facility previously used by the Company's former Marine Systems Group, sold in February 1997. Fiscal 1999 cash flow from operations also benefited from decreased use of cash for accounts payable. These cash flow increases were offset partially by reduced contract advances, due to the timing of contract awards and the achievement of performance milestones. Cash provided by operations during fiscal 1998 totaled $63.0 million, compared with $92.1 million for fiscal 1997. Cash provided by operations during fiscal 1998 reflects increased net income, offset by the increased use of cash for working capital purposes during fiscal 1998, primarily due to the receipt of $24 million higher customer advances in fiscal 1997. Fiscal 1998 cash flow from operations was also impacted by an increased use of cash for accounts payable.

  As a result of the Accudyne "qui tam" litigation settlement in fiscal 1995, the Company spent approximately $4.5, $4.0, and $3.0 million in fiscal 1999, 1998, and 1997, respectively. The final payment was paid during fiscal 1999.

  As a result of operating losses incurred in prior years, primarily resulting from restructuring charges, as well as one-time charges incurred in fiscal 1995, the Company has tax loss carryforwards of approximately $12.8 million, which are available to reduce future tax payments. Realization of the Company's net deferred tax assets is dependent upon profitable operations and future reversals of existing taxable temporary differences. Although realization is not assured, the Company believes that it is more likely than not that such recorded benefits will be realized through the reduction of future taxable income. It is currently expected that required payments for taxes in fiscal 2000 will continue to be reduced due to the aforementioned tax loss carryforwards. However, the Company may be subject to the provisions of the Alternative Minimum Tax (AMT), in which case tax payments could be required. To the extent that AMT is required to be paid currently, the resulting deferred tax asset can be carried forward indefinitely, and can be recovered through reductions in tax payments on future taxable income. During fiscal 1999, the Company paid net AMT of approximately $.7 million.

  Cash used by investing activities for fiscal 1999 was $43.7 million, a $16.9 million increase in cash used, compared to cash used by investing activities of $26.9 million in fiscal 1998. This difference primarily represented increased capital expenditures in the current year, up $23.3 million compared to fiscal 1998. The increased expenditures are primarily the result of facilitization costs required to prepare for significant expected growth in the space propulsion business. This business increase is primarily associated with orders received from Boeing in fiscal 1999 for production of solid rocket boosters and composite structures for the Delta Space Launch Vehicle family. Expenditures also included facilitization spending associated with moving the Company's Joliet, Illinois operations to the Radford Army Ammunition Plant in Virginia, capital spending relating to an electronic fuze business acquired in fiscal 1998, and expenditures relating to the replacement of various business systems software and hardware, as the Company carries out its Year 2000 Plan. Capital expenditures in fiscal 2000 are currently expected to approximate fiscal 1999 levels. Cash used by investing activities in fiscal 1998 of $26.9 million represented a decrease of $139.7 million, compared to cash flow provided by investing activities of $112.8 million in fiscal 1997. The significant increase in fiscal 1997 is reflective of the sale of the Company's Marine Systems Group to Hughes for $141.0 million in cash. In accordance with the terms of its debt agreements, the Company used $88.6 million of the sale proceeds to pre-pay a portion of its long-term debt in March 1997.

  In December 1997, the Company completed its acquisition of certain assets from a division of Motorola, Inc., including patent and technology rights related to military fuze production, for approximately $8.5 million. During fiscal 1999, the Company made additional purchase price payments totaling $1.1 million. As of March 31, 1999, approximately $3 million in additional consideration may be required to be paid to the seller in the future, based on the magnitude of certain future program wins. Results from the acquisition did not have a material impact on the Company's fiscal year 1998 results.

  On November 23, 1998, the Company entered into bank credit facilities totaling $650 million (the facilities). The facilities, which refinanced the Company's previously existing bank credit facility, have a six-year term and consist of term-debt credit facilities totaling up to $400 million, and a revolving credit facility of $250 million. Interest charges under the facilities are primarily at the London Inter-Bank Offering Rate (LIBOR), plus 2.25 percent (which totaled
7.3 percent at March 31, 1999), and will be subject to change in the future, as changes occur in market conditions and in the Company's financial performance. Borrowings under the facilities are subject to financial leverage covenants, as well as other customary covenants (e.g., restrictions on additional indebtedness and liens, sales of assets, and certain restricted payments, including dividends and stock repurchases). Fees associated with the refinancing were approximately $9 million. These costs are classified in "Other Assets and Deferred Charges" and are being amortized to interest expense, over the six-year term of the facilities.

  At March 31, 1999, the Company had borrowings of $12.0 million against its $250 million bank revolving credit facility. Additionally, the Company had outstanding letters of credit of $39.4 million, which further reduced amounts available on the revolving facility to $198.6 million at March 31, 1999. Scheduled minimum loan repayments on the Company's outstanding long-term debt are as follows: fiscal 2000, $36.5 million; fiscal 2001, $49.5 million; fiscal 2002, $61.0 million; fiscal 2003, $61.0 million; fiscal 2004, $61.0 million, and thereafter, $73.5 million.

  The Company's total debt (current portion of debt and long-term debt) as a percentage of total capitalization increased to 74 percent on March 31, 1999, from 43 percent on March 31, 1998. This increase reflects higher total debt, up $143.8 million, which primarily reflects the borrowings required to fund the Company's purchases of its common stock in fiscal 1999. During the year ended March 31, 1999, the Company repurchased a total of 2.9 million shares, at a cost of $210.3 million. These repurchases were primarily made under terms of the Company's `Dutch auction' and the completion of the Hercules repurchase, as described below.

  On December 15, 1998, the Company completed the repurchase of 1.7 million shares of its common stock at a price of $77 per share, or approximately $130 million in total. The repurchase occurred via the terms and conditions of a modified "Dutch auction" tender offer (Dutch auction), and was financed under the Company's new bank credit facilities.

  In connection with the completion of the Dutch auction, the Company's Board of Directors authorized the Company to repurchase up to an additional 1.1 million shares of its common stock. Any repurchases made under this plan would be subject to market conditions and the Company's compliance with its debt covenants. As of March 31, 1999, repurchases of approximately 436 thousand shares have been made under the program, aggregating approximately $34 million. As of March 31, 1999, the Company's debt covenants permit the Company to expend up to $55.2 million specifically in connection with future share repurchases. Additionally, the Company may make "restricted payments" (as defined in the Company's debt covenants) of up to an additional $50 million, which would allow payments for further stock repurchases (over and above the aforementioned $55.2 million). While it is currently the Company's intention to make stock repurchases under this program, there can be no assurance that the Company will purchase all or any portion of the remaining shares, or as to the timing or terms thereof.

  On October 24, 1997, the Company entered into an agreement with Hercules, Incorporated, providing for the disposition of the 3.86 million shares of Company common stock then held by Hercules. The shares represented the stock issued by the Company in connection with the March 15, 1995, acquisition of the Hercules Aerospace Company operations from Hercules.

  Under the agreement with Hercules, during the quarter ended December 28, 1997, the Company registered for public offering approximately 2.78 million of the shares (previously unregistered) held by Hercules. The offering was completed on November 21, 1997. No new shares were issued in the offering, nor did the Company receive any proceeds from the offering. The remaining 1.1 million shares then held by Hercules became subject to a put/call arrangement (the "Hercules repurchase") by which Hercules could require the Company to purchase the shares, and the Company could likewise require Hercules to sell the shares to the Company, during 1998. The price for shares purchased under the put/call arrangement was equal to the per share net proceeds realized by Hercules in the secondary public offering, $55.32. During February 1998, the Company did repurchase 271,000 shares, for approximately $15 million. During fiscal 1999, the Company repurchased the remaining 813,000 shares, for approximately $45 million.

  During fiscal 1998, the Company's stock repurchases totaled approximately .6 million shares, at a total cost of $31.7 million. These repurchases were made primarily under the Hercules repurchase (described above) and through an open market stock repurchase program.

  Based on the financial condition of the Company at March 31, 1999, management believes the internal cash flows of the Company, combined with the availability of funding, if needed, under its bank revolving credit facilities, will be adequate to fund future growth of the Company as well as to service its long-term debt obligations.

Contingencies - Environmental Matters

The Company is subject to various local and national laws relating to protection of the environment and is in various stages of investigation or remediation of potential, alleged, or acknowledged contamination. In March 1997, the Company adopted the provisions of SOP 96-1, which required a change in, and provided clarification to, the manner in which companies measure and recognize costs associated with environmental remediation liabilities. Under the provisions of the SOP, all future anticipated ongoing monitoring and maintenance costs associated with known remediation sites are required to be accrued. Such costs were previously expensed as incurred. The Company's adoption of the provisions of the SOP resulted in a non-cash charge of $17.4 million in the fourth quarter of fiscal 1997. The charge was classified in cost of sales in the Company's consolidated income statement for the quarter ending March 31, 1997.

  At March 31, 1999, the accrued liability for environmental remediation of $31.9 million represents management's best estimate of the present value of the probable and reasonably estimable costs related to the Company's known remediation obligations. It is expected that a significant portion of the Company's environmental costs will be reimbursed to the Company. As collection of those reimbursements is estimated to be probable, the Company has recorded a receivable of $10.5 million, representing the present value of those reimbursements at March 31, 1999. Such receivable primarily represents the expected reimbursement of costs associated with the Aerospace operations acquired from Hercules in March 1995 (Aerospace acquisition), whereby the Company generally assumed responsibility for environmental compliance at Aerospace facilities. It is expected that much of the compliance and remediation costs associated with these facilities will be reimbursable under U.S. Government contracts, and that those environmental remediation costs not covered through such contracts will be covered by Hercules under various indemnification agreements, subject to the Company having appropriately notified Hercules of issues identified prior to the expiration of the stipulated notification periods (March 2000 or March 2005, depending on site ownership). The Company's accrual for environmental remediation liabilities and the associated receivable for reimbursement thereof, have been discounted to reflect the present value of the expected future cash flows, using a discount rate, net of estimated inflation, of approximately 4.5 percent. The following is a summary of the Company's amounts recorded for environmental remediation at March 31, 1999:

                                                                                  Environmental
                                                               Accrued                  Costs -
                                                         Environmental            Reimbursement
                                                             Liability               Receivable
-----------------------------------------------------------------------------------------------
Amounts (Payable)/Receivable                                  $(41,227)                 $14,238
Unamortized Discount                                             9,351                   (3,706)
                                                         --------------------------------------
Present Value Amounts (Payable)/Receivable                    $(31,876)                 $10,532
===============================================================================================

  At March 31, 1999, the aggregate undiscounted amounts payable for environmental remediation costs, net of expected reimbursements, are estimated to be $3.3, $5.3, $2.1, $1.5, and $4.4 million for the fiscal years ending March 31, 2000, 2001, 2002, 2003, and 2004, respectively; estimated amounts payable thereafter total $10.3 million. Amounts payable/receivable in periods beyond fiscal 2000 have been classified as non-current on the Company's March 31, 1999, balance sheet. At March 31, 1999, the estimated discounted range of reasonably possible costs of environmental remediation is between $32 and $46 million. The Company does not anticipate that resolution of the environmental contingencies in excess of amounts accrued, net of recoveries, will materially affect future operating results. There were no material insurance recoveries related to environmental remediations during fiscal 1999, 1998, or 1997.

  In future periods, new laws or regulations, advances in technologies, outcomes of negotiations/litigations with regulatory authorities and other parties, additional information about the ultimate remedy selected at new and existing sites, the Company's share of the cost of such remedies, changes in the extent and type of site utilization, the number of parties found liable at each site and their ability to pay are all factors that could significantly change the Company's estimates. It is reasonably possible that management's current estimates of liabilities for the above contingencies could change in the near term, as more definitive information becomes available.

Contingencies - Litigation

As a U.S. Government contractor, the Company is subject to defective pricing and cost accounting standards non-compliance claims by the Government. Additionally, the Company has substantial Government contracts and subcontracts, the prices of which are subject to adjustment. The Company believes that resolution of such claims and price adjustments made or to be made by the Government for open fiscal years (1987 through 1999) will not materially exceed the amount provided in the accompanying balance sheets.

  The Company is a defendant in a number of lawsuits that arise out of, and are incidental to, the conduct of its business. Such matters arise out of the normal course of business and relate to product liability, intellectual property, government regulations, including environmental issues, and other issues. Certain of the lawsuits and claims seek damages in very large amounts. In these legal proceedings, no director, officer, or affiliate is a party or a named defendant.

  Under the terms of the agreements relating to the Aerospace acquisition, all litigation and legal disputes arising in the ordinary course of the acquired operations were assumed by the Company except for a few specific lawsuits and disputes including two specific qui-tam lawsuits. Under terms of the purchase agreement with Hercules, the Company's maximum combined settlement liability for both of these qui tam matters was approximately $4 million, which the Company had fully reserved. On May 15, 1998, Hercules announced that it had agreed to a settlement in the first qui tam lawsuit, which has since been approved by the court. Therefore, in July 1998 the Company paid $4 million in full satisfaction of its liability related to these matters.

  In March 1997 the Company received a partially unsealed complaint, in a qui tam action by four former employees (the "Relators") alleging labor mischarging to the Intermediate Nuclear Force (INF) contract, and other contracts. Damages were not specified in this civil suit. The Company and Hercules have agreed to share equally the external attorney's fees and investigative fees and related costs and expenses of this action until such time as a determination is made as to the applicability of the indemni-fication provisions of the Aerospace acquisition purchase agreement. In March 1998, the Company and Hercules settled with the Department of Justice on the portion of the complaint alleging labor mischarging to the INF contract and agreed to pay $2.25 million each, together with Relators' attorney's fees of $150 thousand each, which was paid in April 1998. The Department of Justice declined to intervene in the remaining portion of the complaint. On October 16, 1998 the Company and Hercules settled with the Relators all remaining issues in this action by agreeing to each pay $575 thousand, subject to court approval. On January 21, 1999, the court approved the settlement and entered judgment dismissing the case, subject to the right of the Department of Justice to appeal such approval and dismissal. On March 22, 1999, the Department of Justice filed notice of an intent to appeal.

  The Company has also been served with a complaint in a civil action captioned United States v. Alliant Techsystems Inc. and filed in the U.S. District Court for the District of Minnesota, alleging violations of the False Claims Act, the Truth in Negotiations Act, and common law and equitable theories of recovery. The complaint was filed March 10, 1997, and relates to a contract for the AT4 shoulder-fired weapon. The complaint alleges that the contract in question was defectively priced. Based upon documents provided to the Company in connection with the action, the Company believes that the U.S. Government may seek damages and penalties of approximately $5 million. Under the provisions of the False Claims Act, a civil penalty of between $5,000 and $10,000 can be assessed for each claim, plus three times the amount of any damages sustained by the U.S. Government. In addition to damages, a judgment against the Company in such a suit or a finding of liability in a separate criminal action could carry penalties of suspension or debarment which would make some or all of the Company's operations ineligible to be awarded any U.S. Government contracts for a period of up to three years. The amount of damages, if any, involved in the above actions filed under the False Claims Act cannot be determined at this time.

  The Company was a defendant in a patent infringement case brought by Cordant Technologies (formerly Thiokol Corporation), which the Company believed was without merit. The plaintiff alleged that the rocket motor insulation used by the Company in certain rocket motors infringed on a patent owned by the plaintiff. The complaint sought trebling of any damages that might have been awarded, based on an allegation of deliberate and willful infringement. The complaint did not quantify the amount of damages sought. Through its analysis of an October 27, 1997, court filing, the Company believed that, based on an economist's expert testimony, Cordant Technologies might seek lost profits, interest and costs of approximately $240 million. Even if the Company was found liable, it believed that damages should be based upon a reasonable royalty of less than $5 million. On March 25, 1999, the Court held invalid the patent that is the subject of the action. The plaintiff filed a notice of appeal on April 23, 1999, and the Company filed a notice of cross appeal on April 30, 1999. On April 13, 1999, the plaintiff and the Company entered into a "standstill agreement" under which the parties have agreed to file a joint motion to the U.S. Court of Appeals for the Federal Circuit for a stay of all proceedings for up to 150 days, during which the parties have agreed to negotiate in good faith to settle the litigation. In the judgment of management, the case will not have a material adverse effect upon the Company's future financial condition or results of operations. However, there can be no assurance that the outcome of the case will not have a material adverse effect on the Company.

  During fiscal 1998, the Company substantially completed the requirements of the M117 Bomb reclamation contract. The contract contained a priced option, having approximate contract value less than $5 million, whereby the customer could require the reclamation of additional quantities, given that such option be exercised within the terms and conditions of the contract. On August 4, 1997, the customer informed the Company that it was exercising the option. The Company, based on advice from its counsel, maintains that the option exercise was invalid and has therefore not performed on the option. The Company is currently appealing the validity of the option to the United States Court of Appeals, based on the Company's continued belief that such exercise was invalid. In late December 1997, the Company was informed by the customer that the Company was being terminated for default on the contract option. The Company expects the appeals process to conclude in calendar 1999. Depending on the outcome of the appeal and the termination for default litigation, management currently estimates that the range of possible adverse impact to the Company's future operating earnings is from $0-$4 million, in total.

     During fiscal 1998, the Company identified potential technical and safety issues on its Explosive "D" contracts that, depending on the outcome of the continuing evaluation of these risks and the potentially mitigating solutions, could add cost growth to the program. These potential technical and safety issues have caused the Company to delay contract performance until the issues are resolved to the satisfaction of the Company. As a result, the Government customer has provided the Company notification that it has been terminated for default on the contracts. The Company is currently working closely with the customer to resolve these matters. Based on information known at this time, management's estimated range of reasonably possible additional cost impact that could occur as a result of the potential technical and safety issues on the Explosive "D" program is currently $0-$3 million, on which the ultimate outcome is dependent on the extent to which the Company is able to mitigate these potential risks and ultimately resolve the contractual performance issues on a mutually agreeable basis.

     The Company does not believe that the above contract terminations will have a material adverse impact on the Company's results of operations, its liquidity, or its financial position.

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

     The Company does not generate a significant amount of revenues or costs, nor does it maintain significant assets or liabilities in European Union (EU) countries or in European currencies. Therefore, the Company does not expect that the EU's conversion to the Euro will have a material impact to the Company's financial position or its results of operations.

Year 2000

Background - The Company utilizes a significant amount of information technology ("IT"), such as computer hardware and software, and operating systems ("IT systems"), and non-IT systems, such as applications used in manufacturing, product development, financial business systems and various administrative functions ("non-IT systems"). To the extent that these IT systems and non-IT systems contain source code that is unable to distinguish the upcoming calendar year 2000 from the calendar year 1900 (the "Year 2000 Issue"), some level of modification or replacement of such systems will be necessary. The Company has established a Year 2000 Project Management Plan ("Year 2000 Plan") to identify and address systems requiring such modification or replacement. The Year 2000 Plan also involves assessing the extent to which the Company's suppliers and customers are addressing the Year 2000 Issue. Company management has identified certain business systems, suppliers, and customers as critical to its ongoing business needs ("business critical"). Failure of these business critical systems, suppliers, or customers to become Year 2000 compliant in a timely manner could have a material adverse impact to the Company.

State of Readiness - The Year 2000 Plan, which encompasses both IT and non-IT systems, involves the following five-phase approach to the Year 2000 Issue, with the indicated timetable for completion of business critical items:

                                               Timetable
Phase Activity                               for Completion        Status
--------------------------------------------------------------------------------
1    Ensure Company-wide
     awareness of the Year 2000 Issue        September 30, 1997    Completed
--------------------------------------------------------------------------------
2    Assess the impact of the Year 2000
     Issue on the Company, and conduct
     inventories, analyze systems,
     prioritize modification or
     replacement, and develop
     contingency plans                       January 31, 1998      Completed
--------------------------------------------------------------------------------
3    Begin modification, replacement or
     elimination of selected platforms,
     applications, databases and utilities,
     and modify interfaces, as appropriate   August 31, 1998       Completed
--------------------------------------------------------------------------------
4    Complete work begun in Phase 3, and                           Substantially
     test, verify and validate all systems   September 30, 1999    Completed
--------------------------------------------------------------------------------
5    Implement modified or replaced
     platforms, applications, databases                            Substantially
     and utilities                           September 30, 1999    Completed
--------------------------------------------------------------------------------

     The Company is not aware of any problems reasonably likely to occur as a result of third party failures to address the Year 2000 Issue. Extensive work was done to ensure supplier issues were highlighted and prioritized. Suppliers were requested to provide a Year 2000 Issue status on their products, operating systems, suppliers and facilities and visits were made to numerous key suppliers. Contact is occurring on a periodic basis to secure additional information from suppliers on specific Year 2000 Issues and to ensure that no issues arise as the year progresses. Phase 4 activity encompasses supplier visits and phone interviews, final testing, and preparation for complete system implementation. Phase 4 and 5 activities for business critical items are substantially complete, except for specific items where validating actions have been rescheduled into mid-1999 to accommodate business requirements. Critical actions and completion dates have been identified to ensure that no business critical system will pass its respective time-horizon-to-failure date.

     The Company has utilized the services of several independent industry consultants to assist it in assessing the reliability of its risk and cost estimates. The Company's schedule for completing all internal Year 2000 actions, other than manual actions required on January 1, 2000, are scheduled for completion by September 30, 1999.

Costs - The Company currently estimates that costs associated with modifying or replacing systems affected by the Year 2000 Issue, including the amounts expended in connection with the Company's ongoing, normal course-of-business efforts to upgrade or replace business critical systems and software applications as necessary, will be approximately $13 million, compared to the Company's normal, annual IT operating budget of approximately $30 million. These costs are being funded through cash flows from operations. Costs associated with incremental personnel costs, consulting, and hardware and software modifications are being expensed as incurred. The costs of newly purchased hardware and software are being capitalized in accordance with normal policy. The majority of estimated project cost was incurred during fiscal year 1999, as approximately $10 million has been expended through March 31, 1999. Approximately 37% of the total amount ultimately expended is expected to be for systems modification, and the balance for systems replacement. There are no IT projects which the Company has had to delay due to the Year 2000 Issues that would have a material impact on the Company's results of operations or financial position. The Company continues to review its contractual obligations relative to the Year 2000 Issue, and currently believes that there are no such obligations that would have material impact to the Company's results of operations or its financial position.

Risks - The failure to resolve a material Year 2000 Issue could result in an interruption in, or a failure of, certain normal business activities or operations. Such failures could materially and adversely affect the Company's results of operations, liquidity and financial position. Due to the general uncertainty inherent in the Year 2000 Issue, resulting in part from the uncertainty of the Year 2000 Issue readiness of third-party suppliers and customers, the Company is unable to determine at this time whether the consequences of failures resulting from the Year 2000 Issue will have a material impact on the Company's results of operations, liquidity or financial position. The Year 2000 Plan is expected to significantly reduce the Company's level of uncertainty about the Year 2000 Issue and, in particular, about the Year 2000 Issue compliance and readiness of its business critical systems, suppliers, and customers.

     The most significant risk to the Company is the potential impact of circumstances beyond its control, such as the failure of its business critical suppliers and/or customers (particularly the U.S. Government) to resolve their Year 2000 Issues, with a resulting inability of such suppliers to supply critical goods and services to the Company, or of such customers to pay for their purchases from the Company. A related significant risk to the Company is that an inability of its business critical suppliers to resolve their Year 2000 Issues could result in the Company not being able to meet its contractual obligations. Another significant risk to the Company could be the significant loss of critical personnel on its Year 2000 Plan team.

     The Company currently believes that there is minimal risk that its Year 2000 Plan will be not be successfully implemented in a timely manner. In the event that the Company is ultimately unable to implement its Year 2000 Plan in a timely manner, the Company believes that its contingency plans, described below, adequately accommodate its business critical systems in a way that would not result in a material adverse impact to the Company's results of operations, its liquidity, or its financial position. However, there can be no assurance that the Company and/or relevant third parties will successfully resolve all of their Year 2000 Issues or that the Company's contingency plans will be entirely successful in mitigating those issues. Any such failure could have a material adverse effect on the Company's operations, liquidity, or its financial position.

Contingency Plans - Alliant has been informed that the U.S. Government has resolved the Year 2000 Issues affecting its payment system as of March 1999, which allows about 9 months for testing of the payment system. The Company is working with the Government payment office on a contingency plan that will accommodate a manual billing and payment process in the event the Year 2000 Issues affecting the Government payment system are not successfully resolved in a timely manner. A contingency plan has been established for all business critical Company systems identified as Year 2000 Issues as of August 31, 1998, and contingency plans have also been developed for certain critical suppliers, including identification of backup supply sources, and consideration of the need to purchase additional critical supplies. Additionally, the Company has started to develop plans addressing the operation of its facilities during and immediately after the beginning of calendar 2000, to prepare for the possibility of infrastructure failure (i.e., power system failure). All contingency plans will be reviewed during the second quarter of the fiscal year.

Cautionary Statement - The costs of the Year 2000 Plan and the timing in which the Company believes it will implement the Year 2000 Plan are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources and other factors. However, there can be no assurance that these estimates will be achieved, and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the success of the Company in identifying systems and programs having Year 2000 Issues, the nature and amount of programming required to upgrade or replace the affected programs, the availability and cost of personnel trained in this area, and the extent to which the Company might be adversely impacted by the failure of third parties (i.e., suppliers, customers, etc.) to remediate their own Year 2000 issues. Failure by the Company and/or its suppliers and customers (in particular, the U.S. Government, on which the Company is materially dependent) to complete Year 2000 Issue compliance work in a timely manner could have a material adverse effect on the Company's operations, its liquidity, and/or its financial position.

Market Risk

The Company is exposed to market risk from changes in interest rates. To mitigate the risks from interest rate exposure, the Company enters into various hedging transactions, mainly interest rate swaps, through derivative financial instruments that have been authorized pursuant to its corporate policies. The Company does not use derivative financial instruments for trading or other speculative purposes, and the Company is not a party to leveraged financial instruments. Additional information regarding the Company's financial instruments is contained in Note 7 to the financial statements. The Company's objective in managing its exposure to changes in interest rates is to limit the impact of such changes on earnings and cash flow and to lower its overall borrowing costs.

The Company measures its market risk related to its holdings of financial instruments based on changes in interest rates utilizing a sensitivity analysis. The sensitivity analysis measures the potential loss in fair values, cash flows and earnings based on a hypothetical 10% change (increase and decrease) in interest rates. The Company used current market rates on its debt and derivative portfolio to perform the sensitivity analysis. Certain items such as lease contracts, insurance contracts, and obligations for pension and other post-retirement benefits were not included in the analysis.

     The Company's primary interest rate exposures relate to its variable rate debt and interest rate swaps. The potential loss in fair values is based on an assumed immediate change in the net present values of the Company's interest rate-sensitive exposures resulting from a hypothetical 10% change in interest rates. The potential loss in cash flows and earnings is based on the change in the net interest income/expense over a one-year period due to a hypothetical immediate 10% change in rates. A hypothetical 10% change in interest rates does not have a material impact on the fair values, cash flows or earnings of the Company.

New Accounting Rules

In June 1997, the FASB issued SFAS No. 130 "Reporting Comprehensive Income," which requires businesses to disclose comprehensive income and its components in the Company's general-purpose financial statements. Additionally, the FASB also issued SFAS No. 131 "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 established standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments. It also established standards for related disclosures about products, services, and geographic areas. Both Statements require additional disclosure only, and have been adopted in these financial statements for the fiscal year ended March 31, 1999 - refer to the Consolidated Statement of Stockholders' Equity (SFAS No. 130) and footnote 18 to the financial statements (SFAS No. 131).

     In March 1998, the AICPA issued SOP 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." The SOP provides guidance on when costs incurred for internal use computer software are to be capitalized. The SOP is effective for the Company's fiscal year beginning April 1, 1999. The SOP is not expected to have a material impact to the Company's results of operations or its financial position.

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

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133). This accounting standard, which is effective for all fiscal quarters of fiscal years beginning after June 15, 2000, requires that all derivatives be recognized as either assets or liabilities at estimated fair value. The Company has not completed its evaluation of the impact that the adoption of SFAS No. 133 will have.

Inflation

In the opinion of management, inflation has not had a significant impact upon the results of the Company's operations. The selling prices under contracts, the majority of which are long term, generally include estimated cost to be incurred in future periods. These cost projections can generally be negotiated into new buys under fixed-price government contracts, while actual cost increases are recoverable on cost-type contracts.

Risk Factors

Certain of the statements made and information contained in this report, excluding historical information, are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include those relating to fiscal 2000 sales, gross margin, operating expenses, tax payments and capital expenditures. Also included are statements relating to the realization of net deferred tax benefits, the repurchase of Company common stock, the funding of future growth, long-term debt repayment, environmental remediation costs and reimbursement prospects, the financial and operating impact of the resolution of environmental and litigation contingencies in general, resolution of the Cordant Technologies matter, the M117 and Explosive "D" contract terminations for default in particular, the resolution of contingencies related to the Company's discontinued demilitarization business, and the ultimate cost and impact of the Company's Year 2000 Issue compliance effort. Such forward-looking statements involve risks and uncertainties that could cause actual results or outcomes to differ materially. Some of these risks and uncertainties are set forth in connection with the applicable statements. Additional risks and uncertainties include, but are not limited to, changes in government spending and budgetary policies, governmental laws and other rules and regulations surrounding various matters such as environmental remediation, contract pricing, changing economic and political conditions in the United States and in other countries, international trading restrictions, outcome of union negotiations, customer product acceptance, the Company's success in program pursuits, program performance, continued access to technical and capital resources, supply and availability of raw materials and components, timely compliance with the technical requirements of the Year 2000 Issue, including timely compliance by the Company's vendors and customers, and merger and acquisition activity within the industry. All forecasts and projections in this report are "forward-looking statements," and are based on management's current expectations of the Company's near-term results, based on current information available pertaining to the Company, including the aforementioned risk factors. Actual results could differ materially.

Report of Independent Auditors

To the Stockholders of Alliant Techsystems Inc.:

We have audited the accompanying consolidated balance sheets of Alliant Techsystems Inc. and subsidiaries as of March 31, 1999, and 1998, and the related consolidated statements of income, cash flows, and stockholders' equity for each of the years ended March 31, 1999, 1998, and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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


     In our opinion, such financial statements present fairly, in all material respects, the consolidated financial position of Alliant Techsystems Inc. and subsidiaries at March 31, 1999, and 1998, and the consolidated results of its operations, its cash flows, and its stockholders' equity for each of the years ended March 31, 1999, 1998, and 1997, in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Minneapolis, Minnesota
May 10, 1999


Report of Management

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

/s/ Paul David Miller

Paul David Miller
Chairman and Chief Executive Officer

/s/ Scott S. Meyers

Scott S. Meyers
Vice President and Chief Financial Officer

Consolidated Income Statements

Amounts in thousands except per share data (years ended March 31)                      1999         1998         1997
 -----------------------------------------------------------------------------------------------------------------------
Sales                                                                               $1,090,438   $1,075,506   $1,089,397
                                                                                    ----------   ----------   ----------
Cost of sales                                                                          893,328      881,237      912,395
                                                                                    ----------   ----------   ----------
Change in accounting estimate - Environmental liabilities                                    -            -       17,442
                                                                                    ----------   ----------   ----------
Gross margin                                                                           197,110      194,269      159,560
                                                                                    ----------   ----------   ----------
Operating expenses:
                                                                                    ----------   ----------   ----------
 Research and development                                                                8,874       12,447       16,207
                                                                                    ----------   ----------   ----------
 Selling                                                                                26,389       37,757       35,778
                                                                                    ----------   ----------   ----------
 General and administrative                                                             58,629       52,011       41,881
                                                                                    ----------   ----------   ----------
 Total operating expenses                                                               93,892      102,215       93,866
                                                                                    ----------   ----------   ----------
 Income from operations                                                                103,218       92,054       65,694
                                                                                    ----------   ----------   ----------
Other income (expense):
                                                                                    ----------   ----------   ----------
 Interest expense                                                                      (24,731)     (27,621)     (35,102)
                                                                                    ----------   ----------   ----------
 Interest income                                                                         1,215        3,090          716
                                                                                    ----------   ----------   ----------
 Other, net                                                                               (155)         435          651
                                                                                    ----------   ----------   ----------
Total other expense                                                                    (23,671)     (24,096)     (33,735)
                                                                                    ----------   ----------   ----------
Income from continuing operations before income taxes                                   79,547       67,958       31,959
                                                                                    ----------   ----------   ----------
Income tax provision                                                                    11,932            -            -
                                                                                    ----------   ----------   ----------
Income from continuing operations                                                       67,615       67,958       31,959
                                                                                    ----------   ----------   ----------
Discontinued operations:
                                                                                    ----------   ----------   ----------
 Income from discontinued operations, net of income taxes                                   -            -        4,819
                                                                                    ----------   ----------   ----------
 Gain on disposal of discontinued operations, net of income taxes                           -          225       22,381
                                                                                    ----------   ----------   ----------
Income before extraordinary loss                                                       67,615       68,183       59,159
                                                                                    ----------   ----------   ----------
Extraordinary loss on early extinguishment of debt, net of income taxes               (16,802)           -            -
                                                                                    ----------   ----------   ----------
Net income                                                                          $  50,813    $  68,183    $  59,159
                                                                                    ----------   ----------   ----------
Basic earnings per common share:
                                                                                    ----------   ----------   ----------
 Continuing operations                                                              $     5.67   $     5.21   $     2.46
                                                                                    ----------   ----------   ----------
 Discontinued operations                                                                     -          .02         2.09
                                                                                    ----------   ----------   ----------
 Extraordinary loss                                                                      (1.41)           -            -
                                                                                    ----------   ----------   ----------
 Net income                                                                         $     4.26   $     5.23   $     4.55
                                                                                    ----------   ----------   ----------
Diluted earnings per common share:
                                                                                    ----------   ----------   ----------
 Continuing operations                                                              $     5.52   $     5.08   $     2.38
                                                                                    ----------   ----------   ----------
 Discontinued operations                                                                     -          .02         2.03
                                                                                    ----------   ----------   ----------
 Extraordinary loss                                                                      (1.37)           -            -
                                                                                    ----------   ----------   ----------
 Net income                                                                         $     4.15   $     5.10   $     4.41
                                                                                    ----------   ----------   ----------
------------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

Consolidated Balance Sheets

Amounts in thousands except share data (years ended March 31)                            1999          1998
-----------------------------------------------------------------------------------------------------------
ASSETS
Current assets:
     Cash and cash equivalents                                                      $  21,078      $ 68,960
     Receivables                                                                      233,499       209,915
     Net inventory                                                                     44,030        49,072
     Deferred income tax asset                                                         41,912        38,280
     Other current assets                                                               2,589         6,803
                                                                                  -------------------------
          Total current assets                                                        343,108       373,030
===========================================================================================================
Net property, plant, and equipment                                                    335,751       333,538
Goodwill                                                                              127,799       131,600
Prepaid and intangible pension assets                                                  77,552        61,667
Deferred charges and other non-current assets                                          10,108         8,474
                                                                                  -------------------------
          Total assets                                                              $ 894,318      $908,309
===========================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Current portion of long-term debt                                              $  36,500      $ 17,838
     Accounts payable                                                                  93,991        80,071
     Contract advances and allowances                                                  49,456        64,318
     Accrued compensation                                                              32,433        32,275
     Accrued income taxes                                                              13,075         8,049
     Accrued restructuring and facility consolidation                                       -         2,637
     Other accrued liabilities                                                         61,033        72,214
                                                                                  -------------------------
          Total current liabilities                                                   286,488       277,402
===========================================================================================================
Long-term debt                                                                        305,993       180,810
Post-retirement and post-employment benefits liability                                128,279       136,889
Other long-term liabilities                                                            54,835        47,454
                                                                                  -------------------------
          Total liabilities                                                         $ 775,595      $642,555
===========================================================================================================
Contingencies (see Notes 14 and 16)
Redeemable common shares (813,000 shares, $.01 par value, redeemable at a prescribed price totaling $44,979 at March 31, 1998. Redeemed quarterly,
     in equal lots of 271,000 shares each, during calendar 1998.)                   $       -      $ 44,979
Stockholders' equity:
     Common stock--$.01 par value
     Authorized--20,000,000 shares
     Issued and outstanding 10,284,530 and 12,855,511 shares
        at March 31, 1999, and 1998, respectively                                         139           139
     Additional paid-in-capital                                                       238,513       201,720
     Retained earnings                                                                123,357        72,544
     Unearned compensation                                                             (3,289)       (1,251)
     Accumulated other comprehensive income                                            (2,940)       (4,743)
     Common stock in treasury, at cost (3,579,083 and 1,008,102 shares held
        at March 31, 1999, and 1998, respectively)                                   (237,057)      (47,634)
          Total stockholders' equity                                                $ 118,723      $265,754
                                                                                  -------------------------
          Total liabilities and stockholders' equity                                $ 894,318      $908,309
============================================================================================================

See Notes to Consolidated Financial Statements.

Consolidated Statements of Cash Flows

Amounts in thousands (years ended March 31)                                             1999          1998           1997
-------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                                         $  50,813      $ 68,183      $  59,159
Adjustments to net income to arrive at cash provided by operations:
     Depreciation                                                                     38,460        41,416         45,114
     Amortization of intangible assets and unearned compensation                       7,425         6,101          7,607
     Gain on disposition of discontinued operations, net of taxes                          -          (225)       (22,381)
     Extraordinary loss on early extinguishment of debt, net of taxes                 16,802             -              -
     Loss (gain) on disposal of property                                                 372           330            (72)
     Changes in assets and liabilities:
          Receivables                                                                (23,584)      (19,240)       (13,201)
          Inventories                                                                  5,042        19,053         19,349
          Accounts payable                                                            13,920        (5,380)         7,726
          Contract advances and allowances                                           (14,862)         (182)        23,863
          Accrued compensation                                                           158         3,883           (280)
          Accrued income taxes                                                         7,991        (1,107)          (154)
          Accrued restructuring and facility consolidation                            (2,637)      (13,219)       (18,246)
          Accrued environmental liability                                               (919)       (1,905)        13,180
          Pension and post-retirement benefits                                        (5,973)       (7,820)        (1,633)
          Other assets and liabilities                                               (17,296)      (26,919)       (23,281)
     Operating activities of discontinued operations                                       -             -         (4,640)
                                                                                 -----------    ----------    -----------
CASH PROVIDED BY OPERATIONS                                                           75,712        62,969         92,110
=========================================================================================================================
INVESTING ACTIVITIES
Capital expenditures                                                                 (43,690)      (20,406)       (28,522)
Acquisition of business                                                               (1,100)       (8,466)             -
Proceeds from sale of discontinued operations                                              -             -        141,000
Proceeds from the disposition of property                                              1,041         2,021          2,835
Investing activities of discontinued operations                                            -             -         (2,483)
                                                                                 -----------    ----------    -----------
CASH (USED FOR) PROVIDED BY INVESTING ACTIVITIES                                     (43,749)      (26,851)       112,830
=========================================================================================================================
FINANCING ACTIVITIES
Payments made on bank debt                                                           (48,648)      (67,447)      (128,905)
Payments made to extinguish high-yield debt                                         (163,590)            -              -
Proceeds from issuance of long-term debt                                             342,493             -              -
Payments made for debt issue costs                                                    (9,110)            -              -
Net purchase of treasury shares                                                     (209,290)      (28,952)        (2,616)
Proceeds from exercised stock options                                                  8,300         9,052          3,995
Other financing activities, net                                                            -        (2,302)          (455)
                                                                                 -----------    ----------    -----------
CASH USED FOR FINANCING ACTIVITIES                                                   (79,845)      (89,649)      (127,981)
=========================================================================================================================
(Decrease) increase in cash and cash equivalents                                     (47,882)      (53,531)        76,959
Cash and cash equivalents at beginning of period                                      68,960       122,491         45,532
                                                                                 -----------    ----------    -----------
Cash and cash equivalents at end of period                                         $  21,078      $ 68,960      $ 122,491
=========================================================================================================================

See Notes to Consolidated Financial Statements.

Consolidated Statement Of Stockholders' Equity

                                                                                                          Accumulated
                                  Redeemable     Common Stock     Additional  Retained                          Other
(Amounts in thousands             Common          $0.01 Par        Paid-In    Earnings    Unearned      Comprehensive
                                               ----------------
except share data)                Shares       Shares    Amount    Capital    (Deficit)   Compensation      Income/1/
----------------------------------------------------------------------------------------------------------------------
BALANCE, MARCH 31, 1996            $    -  12,965,542     $139    $249,814     $(54,798)    $(2,552)        $(1,189)
Comprehensive income:
  Net income                                                                     59,159
  Other comprehensive income:(1)
   Pension liability adjustment                                                                              (1,115)
                                   -----------------------------------------------------------------------------------
       Comprehensive income
                                   -----------------------------------------------------------------------------------

Treasury shares received                     (158,387)
Exercise of stock options                     157,023               (1,985)
Restricted stock grants                        27,000                  247                   (1,246)
Amortization of restricted stock                                                              1,894
Other net issuances                            90,360                  536                      580
                                   -----------------------------------------------------------------------------------
BALANCE, MARCH 31, 1997                 -  13,081,538      139     248,612        4,361      (1,324)         (2,304)

Comprehensive income:
  Net income                                                                     68,183
  Other comprehensive income:(1)
     Pension liability adjustment                                                                            (2,439)
                                   -----------------------------------------------------------------------------------
       Comprehensive income
                                   -----------------------------------------------------------------------------------

Treasury shares received                     (589,363)                (195)
Exercise of stock options                     281,455               (2,316)
Restricted stock grants                        25,675                  294                   (1,332)
Amortization of restricted stock                                                              1,118
Redeemable common shares           44,979                          (44,979)
Other net issuances                            56,206                  304                      287
                                   -----------------------------------------------------------------------------------
BALANCE, MARCH 31, 1998            44,979  12,855,511      139     201,720       72,544      (1,251)         (4,743)

Comprehensive income:
   Net income                                                                    50,813
   Other comprehensive income:(1)
      Pension liability adjustment                                                                            1,803
                                   -----------------------------------------------------------------------------------
       Comprehensive income
                                   -----------------------------------------------------------------------------------

Treasury shares received          (44,979) (2,934,887)              43,015
Exercise of stock options                     268,328               (7,458)
Restricted stock grants                        48,675                  704                   (3,479)
Amortization of restricted stock                                                              1,343
Other net issuances                            46,903                  532                       98
                                   -----------------------------------------------------------------------------------
BALANCE, MARCH 31, 1999            $    -  10,284,530     $139    $238,513     $123,357     $(3,289)        $(2,940)
----------------------------------------------------------------------------------------------------------------------

                                                            Total
(Amounts in thousands                      Treasury  Stockholders'
except share data)                            Stock       Equity
------------------------------------------------------------------
BALANCE, MARCH 31, 1996                   $ (33,937)  $ 157,477
Comprehensive income:
  Net income                                             59,159
  Other comprehensive income:(1)
    Pension liability adjustment                         (1,115)
                                          ------------------------
       Comprehensive income                              58,044
                                          ------------------------

Treasury shares received                     (7,197)     (7,197)
Exercise of stock options                     5,980       3,995
Restricted stock grants                         999
Amortization of restricted stock                          1,894
Other net issuances                           3,463       4,579
                                          ------------------------
BALANCE, MARCH 31, 1997                     (30,692)    218,792

Comprehensive income:
  Net income                                             68,183
  Other comprehensive income:(1)
    Pension liability adjustment                         (2,439)
                                          ------------------------
       Comprehensive income                              65,744
                                          ------------------------

Treasury shares received                    (31,693)    (31,888)
Exercise of stock options                    11,371       9,055
Restricted stock grants                       1,038
Amortization of restricted stock                          1,118
Redeemable common shares
Other net issuances                           2,342       2,933
                                          ------------------------

BALANCE, MARCH 31, 1998                     (47,634)    265,754

Comprehensive income
  Net income                                             50,813
  Other comprehensive income:(1)
    Pension liability adjustment                          1,803
                                         -------------------------
       Comprehensive income                              52,616
                                          ------------------------

Treasury shares received                   (210,308)   (212,272)
Exercise of stock options                    15,758       8,300
Restricted stock grants                       2,775
Amortization of restricted stock                          1,343
Other net issuances                           2,352       2,982
                                          ------------------------
BALANCE, MARCH 31, 1999                   $(237,057)  $ 118,723
------------------------------------------------------------------

/1/ Other income is comprised of a pension liability adjustment (see Note 8). Comprehensive income is net of income taxes.

The tax effect for the pension liability adjustment was $270, $0, and $0 for years ended March 31, 1999, 1998, respectively.

See Notes to Consolidated Financial Statements.

Notes To The Consolidated Financial Statements

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

Cash Equivalents - Cash equivalents are all highly liquid temporary cash investments purchased with original maturities of three months or less. The fair market value of such investments at March 31, 1999 approximates cost.

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

Goodwill - Goodwill represents the excess of the cost of purchased businesses over the fair value of their net assets at date of acquisition, and is being amortized on a straight-line basis over periods of 25 to 40 years. The recoverability of the carrying value of goodwill is periodically evaluated by comparison of the carrying value of the underlying assets which gave rise to the goodwill (including the carrying value of the goodwill itself), with the estimated future undiscounted cash flows from the related operations. An impairment loss would be measured as the amount by which the carrying value of the asset exceeds the fair value of the asset based on discounted estimated future cash flows.

Income Taxes - Deferred income taxes result from temporary differences between the basis of assets and liabilities recognized for differences between the financial statement and tax basis thereon, and for the expected future tax benefits to be derived from tax losses and tax credit carryforwards.

Financial Instruments and Hedging - The Company uses interest rate swaps to manage interest costs and the risk associated with changing interest rates. The Company does not hold or issue derivative financial instruments for trading purposes. Derivatives are used for hedging purposes only, and must be designated as, and effective as, a hedge of identified risk exposure at the inception of the derivative contract. Changes in the fair value of the derivative contract must be highly correlated with the changes in the fair value of the underlying hedged item, both at the inception of the hedge and over the life of the hedge contract. Accordingly, derivative contracts designated as a hedge of the Company's debt obligations are not marked-to-market, but cash flow from such contracts results in adjustments to interest expense. Gains and losses from terminated contracts are deferred and amortized over the remaining period of the original contract.

Earnings Per Share Data - In February 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 128, "Earnings Per Share", which requires companies to present basic earnings per share (EPS) and diluted EPS. The Company adopted the provisions of SFAS 128 during fiscal 1998, as required under the Statement. Accordingly, the financial statements for the year ended March 31, 1999, and all periods prior, have been reported consistent with the requirements of SFAS 128.

  Basic EPS is computed based upon the weighted average number of common shares outstanding for each period presented. Diluted EPS is computed based on the weighted average number of common shares and common equivalent shares. Common equivalent shares represent the effect of stock options and outstanding redeemable common stock (see Note 13) during each period presented, which, if exercised, would have a dilutive effect on earnings per share for fiscal 1999, 1998, and 1997. In computing EPS from continuing operations for the years ended March 31, 1999, 1998, and 1997, income from continuing operations, as reported for each respective period, is divided by (in thousands):

Years Ended March 31                            1999          1998        1997
--------------------------------------------------------------------------------
Basic EPS:
 Average shares outstanding                    11,924       13,048        13,015
                                             -----------------------------------
Diluted EPS:
 Average shares outstanding                    11,924       13,048        13,015

 Dilutive effect of options and redeemable        322          323           387
   common shares
                                            ------------------------------------
Diluted EPS shares outstanding                 12,246       13,371        13,402
--------------------------------------------------------------------------------

  For the year ended March 31, 1998, the 813,000 common shares redeemable under the put/call agreement with Hercules (see Note 13) were not included in the calculation of diluted EPS, as inclusion of those redeemable shares would have been anti-dilutive. There were also 225,000 stock options that were not included in the computation of diluted EPS for the year ended March 31, 1999, due to the option price being greater than the average market price of the common shares.

Reclassifications - Certain reclassifications have been made to the fiscal 1998 and 1997 financial statements to conform to the fiscal 1999 classification.

2  Receivables

Receivables, including amounts due under long-term contracts (contract receivables), are summarized as follows:


Years Ended March 31                     1999        1998
-----------------------------------------------------------
Contract receivables
  Billed receivables                   $ 77,025    $ 80,408

  Unbilled receivables                  147,134     127,231

Other receivables                         9,340       2,276
                                       --------------------
Total Current Receivables              $233,499   $ 209,915
-----------------------------------------------------------

  Receivable balances are shown net of reductions of $187,174 and $217,042 as of March 31, 1999 and 1998, respectively, for customer progress payments received on completed portions of contracts. The increase in unbilled receivables at March 31, 1999 is due primarily to contract timing as well as to a schedule delay in tactical tank ammunition shipments.

  Unbilled receivables represent the balance of recoverable costs and accrued profit, comprised principally of revenue recognized on contracts for which billings have not been presented to the customer because the amounts were earned but not contractually billable as of the balance sheet date. These amounts include expected additional billable general overhead costs and fees on flexibly priced contracts awaiting final rate negotiations, and are generally billable and collectible within one year.

3  Inventories

Inventory balances are shown net of reductions of $12,705 and $13,254 as of March 31, 1999 and 1998, respectively, for customer progress payments received on uncompleted portions of contracts.

4  Property, Plant, and Equipment

The major categories of property consist of the following:



Years Ended March 31                               1999            1998
------------------------------------------------------------------------
Land                                             $ 20,601       $ 20,036

Buildings and improvements                        163,961        168,234

Machinery and equipment                           347,924        327,107

Property not yet in service                        14,628          6,173
                                              --------------------------
Gross property, plant, and equipment              547,114        521,550

Less accumulated depreciation                    (211,363)      (188,012)
                                              --------------------------
Net property, plant, and equipment               $335,751       $333,538
-------------------------------------------------------------------------

5  Goodwill and Deferred Charges
Goodwill and deferred charges consist of the following:

Years Ended March 31                                                 1999         1998
--------------------------------------------------------------------------------------
Goodwill, net of accumulated amortization:
1999 - $15,670, 1998 - $10,769                                   $127,799     $131,600
======================================================================================
Debt issuance costs, net of accumulated amortization:/1/
1999 - $593, 1998 - $8,569                                       $  8,518     $  6,280
Other                                                               1,590        2,194
                                                                 ---------------------
Total deferred charges and other non-current assets              $ 10,108     $  8,474
======================================================================================

/1/See Note 7 for discussion of the fiscal 1999 early extinguishment of debt.


6  Other Accrued Liabilities

The major categories of other current and long-term accrued liabilities are as follows:

Years Ended March 31                                                 1999         1998
--------------------------------------------------------------------------------------
Employee benefits and insurance                                  $ 30,231     $ 29,313
Legal accruals                                                     10,045       21,495
Other accruals                                                     20,757       21,406
                                                                 ---------------------
Other accrued liabilities - current                              $ 61,033     $ 72,214
======================================================================================
Environmental remediation liability                                18,044       17,264
Deferred tax liability                                             25,870       19,498
Supplemental employee retirement plan                              10,953       10,119
Other                                                                 (32)         573
                                                                 ---------------------
Other long-term liabilities                                      $ 54,835     $ 47,454
======================================================================================

     During fiscal 1999 settlement payments of approximately $11 million were made for legal matters previously accrued. See Note 14 for further discussion.

7  Long-Term Debt

The components of the Company's long-term debt are as follows:

Years Ended March 31                                                 1999         1998
--------------------------------------------------------------------------------------
Bank Term Loan with quarterly principal and
   interest payments                                             $ 342,493    $ 48,648
11.75% Senior Subordinated Notes with
    semi-annual interest payments, maturing 2003                         -     150,000
                                                                 ---------------------
Total long-term debt                                               342,493     198,648
Less current portion                                               (36,500)    (17,838)
                                                                 ---------------------
Long-term portion                                                $ 305,993    $180,810
======================================================================================

     On September 16, 1998, the Company completed a tender offer and consent solicitation related to its $150 million outstanding 11.75 percent Senior Subordinated Notes due March 1, 2003 (the "Notes"). Under the tender offer (the "Offer"), the Company accepted all validly tendered Notes for payment under the Offer, and accordingly paid approximately $153 million to purchase the Notes from noteholders holding approximately $140 million principal amount of the Notes. The purchase of the Notes was financed under the Company's revolving credit facility. In February 1999, the Company completed the early extinguishment of debt by calling the remaining Notes, par value of $10 million, for $10.6 million.

     In conjunction with the early extinguishment of the Notes, the Company refinanced its bank borrowings under a new bank credit facility, described below. In connection with these early extinguishments of debt, the Company recorded a $16.8 million extraordinary charge (after a $3.0 million tax bene-fit). The extraordinary charge included a $13.6 million cash premium paid to acquire the Notes, as well as a write-off of approximately $6.2 million, of which $6.0 million represented the unamortized portion of debt issuance costs associated with the original borrowings.

     On November 23, 1998, the Company entered into bank credit facilities totaling $650 million (the facilities). The facilities, which refinanced the Company's previous bank facility, have a 6-year term and consist of up to $400 million of term-debt facilities and a $250 million revolving credit facility. Interest charges under the facilities are primarily at the London Inter-Bank Offering Rate (LIBOR), plus 2.25 percent (which totaled 7.3 percent at March 31,
1999), and will be subject to change in the future, as changes occur in market conditions and in the Company's financial performance. Borrowings are secured by substantially all of the assets of the Company. Fees associated with the refinancing were approximately $9 million. These costs are classified in "Other Assets and Deferred Charges," and are being amortized to interest expense over the six-year term of the facilities. Borrowing under the facilities are subject to financial leverage covenants, as well as other customary covenants (e.g., restrictions on additional indebtedness and liens, sales of assets, and limits on certain restricted payments, including dividends and stock repurchases). At March 31, 1999, the Company was in compliance with all covenants and restrictions specified in its debt agreements.

     At March 31, 1999, the Company had borrowings of $12 million against its $250 million revolving credit facility. In addition, the Company had $39.4 million of outstanding letters of credit, which further reduced amounts available on the revolving facility to $198.6 million at March 31, 1999. The Company is required to pay a commitment fee (0.5 percent at March 31, 1999) on the amount committed but not borrowed on the $250 million revolver.

     At March 31, 1999, scheduled minimum loan repayments on the Company's outstanding long-term bank debt are $36.5 million in fiscal year 2000, $49.5 million in fiscal year 2001, and $61.0 million per year in fiscal years 2002 through 2004. $73.5 million is due thereafter. At March 31, 1999, amounts outstanding under the facilities approximate fair market value, based on current rates for similar instruments with the same maturities.

     The Company's weighted average interest rate on short-term borrowings during fiscal 1999 and 1998 was 7.0 percent and 6.9 percent, respectively.

     In late fiscal 1998, the Company entered into treasury rate-lock agreements to hedge against increases in market interest rates on the anticipated refinancing of its debt. During the third quarter of fiscal 1999, in connection with completing the refinancing of the Company's debt, these treasury rate-locks were converted into interest rate swaps with a total notional amount of $200 million. Of this total, swaps with a total notional amount of $100 million have 6-year terms and swap interest rates between 6.32 and 6.55 percent (6.43 percent average). The remaining swap has a $100 million notional amount, a swap interest rate of 6.1 percent, and is effective for 10 years, with a bank cancellation option at 5 years. The fair market value of the Company's interest rate swaps is ($8.7) million at March 31, 1999.

     Counter parties to the interest rate swap agreements are major financial institutions who also participate in the Company's bank credit facilities. Credit loss from counterparty nonperformance is not anticipated. The estimated fair market value amounts have been determined using available market information or other appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop estimates of fair value; therefore, the estimates are not necessarily indicative of the amounts that could be realized or would be paid in a current market exchange. The effect of using different market assumptions and/or estimation methodologies may be material to the estimated fair value amounts.

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

     Plan assets for the Company are held in a trust and are invested in a diversified portfolio of equity securities and fixed income investments.

     The following illustrates the change in the Company's projected pension benefit obligation for fiscal years 1999 and 1998:

Years Ended March 31                                                 1999         1998
--------------------------------------------------------------------------------------
Projected benefit obligation at beginning of year               $ 880,122    $ 838,107
Service cost of benefits earned during the period                  16,283       15,008
Interest cost of projected benefit obligation                      61,133       60,354
Plan amendments                                                       179        2,593
Actuarial loss                                                     64,951       39,779
Benefits paid                                                     (78,130)     (75,719)
                                                                ----------------------
Projected benefit obligation at end of year                     $ 944,538    $ 880,122
======================================================================================

     Changes in the Company's pension plan assets are summarized as follows for fiscal years 1999 and 1998:

Years Ended March 31                                                 1999         1998
--------------------------------------------------------------------------------------
Fair value of plan asset at beginning of year                  $1,016,617   $  915,574
Actual return on plan assets                                      134,180      163,528
Company Contributions                                              11,927       12,604
Benefits paid                                                     (77,467)     (75,089)
                                                               -----------------------
Fair value of plan assets at end of year                       $1,085,257   $1,016,617
======================================================================================

     The components of prepaid pension cost and the amounts recognized in the Company's balance sheet for its pension plans are as follows for fiscal years 1999 and 1998:

Years Ended March 31                                                 1999         1998
--------------------------------------------------------------------------------------
Funded status                                                    $140,719     $136,495
Accrued contribution                                                1,409        2,990
Unrecognized net actuarial gain                                   (83,024)     (94,452)
Unrecognized prior service cost                                    11,829       13,267
Unrecognized net transition asset                                  (1,394)      (2,009)
                                                                 ---------------------
Prepaid pension cost                                             $ 69,539     $ 56,291
--------------------------------------------------------------------------------------
Prepaid benefit cost                                               76,405     $ 56,555
Accrued benefit liability                                         (10,953)    $(10,119)
Intangible asset                                                    1,147        5,112
Accumulated other comprehensive income                              2,940        4,743
                                                                 ---------------------
Total prepaid pension cost recognized in balance sheet           $ 69,539     $ 56,291
======================================================================================

     In accordance with SFAS No. 87, "Employer's Accounting for Pensions," the Company has recognized the minimum liability for underfunded pension plans equal to the excess of the accumulated benefit obligation over plan assets. A corresponding amount is recognized as an intangible asset to the extent of any unrecognized prior service cost, with the remaining balance recorded as reduction to equity. As of March 31, 1999, the minimum pension liability in excess of the unrecognized prior service cost was $2,940.

     The change in the additional minimum pension liability recognized in the Company's consolidated statement of stockholders' equity was as follows for fiscal years 1999 and 1998:

Year ended March 31                                                  1999         1998
--------------------------------------------------------------------------------------
Change in:
   Intangible assets                                            $(3,965)      $   (626)
Accrued pension benefit costs                                     5,768         (1,813)
                                                                ----------------------
Total change in additional minimum pension liability            $ 1,803       $ (2,439)
======================================================================================

     The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plans with accumulated benefits in excess of plan assets were $13,604, $11,355, and $111, respectively as of March 31, 1999, and $72,188, $70,512, and $42,907, respectively, as of March 31, 1998. During fiscal year 1999, five defined benefit pension plans were merged into one plan, which caused previously underfunded plans to become fully funded.

     The components of the Company's net periodic pension costs are as follows for fiscal years 1999, 1998, and 1997:

Years Ended March 31                                               1999         1998         1997
-------------------------------------------------------------------------------------------------
Service cost of benefits earned during the period              $ 16,283     $ 15,008     $ 16,636
Interest costs of projected benefit obligation                   61,133       60,354       61,563
Expected return on plan assets                                  (80,876)     (73,098)     (68,834)
Amortization of unrecognized net loss                               218          132          121
Amortization of unrecognized prior service cost                   1,618        1,452        1,753
Amortization of unrecognized net transition asset                  (615)        (615)        (596)
                                                               ----------------------------------
Net periodic pension cost                                      $ (2,239)     $ 3,233     $ 10,643
=================================================================================================

  The weighted-average assumptions used in the accounting for defined benefit plans were:

Years Ended March 31             1999        1998      1997
-----------------------------------------------------------
Discount rate used in
determining present values      6.75%       7.25%     7.50%
                              -----------------------------
Annual increase in future
compensation levels:
  Union                         3.25%       3.25%     3.25%
  Salaried                      4.25%       4.25%     4.25%
Expected long-term rate of
return on plan assets           9.25%       8.75%     8.75%
===========================================================

  The Company also sponsors a number of defined contribution plans. Participation in one of these plans is available to substantially all employees The two principal defined contribution plans are Company-sponsored 401(k) plans to which employees may contribute up to 18 percent of their pay. The Company contributes in Company common stock or cash, amounts equal to 50 percent of employee contributions up to 4 or 6 percent of the employee's pay. The amount expensed for the Company match provision of the plans was $5,523, $5,538, and $5,881 in fiscal 1999, 1998, and 1997, respectively. The Company employs approximately 1,920 employees (31 percent of its total employees) covered by collective bargaining agreements, 272 of whom are covered under agreements expected to be renegotiated during fiscal 2000, due to current agreement expirations.

9  Post-Retirement Benefits

Generally, employees retiring from the Company after attaining age 55 who have had at least five years of service are entitled to post-retirement health care benefits and life insurance coverage until the retiree reaches age 65 or later, depending on plan provisions. The portion of the premium cost borne by the Company for such benefits is dependent on the employee's years of service. Further contributions from retirees are also required based on plan deductibles and co-payment provisions.
  The following illustrates the change in the Company's accumulated non-pension post-retirement benefit obligation for fiscal years 1999 and 1998:

Years Ended March 31                                              1999              1998
Accumulated benefit obligation at beginning of year         $  145,219       $   142,675
Service cost of benefits earned during the period                  915             1,203
Interest cost on accumulated obligation                          9,942             9,649
Plan amendments                                                      -            (5,885)
Actuarial loss                                                  15,155            12,949
Net benefits paid                                              (16,275)          (15,372)
                                                            ----------------------------
Accumulated benefit obligation at end of year               $  154,956       $   145,219
========================================================================================

  Changes in the Company's post-retirement plan assets are summarized as follows for fiscal year 1999 and 1998:

Years Ended March 31                                              1999              1998
----------------------------------------------------------------------------------------
Fair value of plan assets at beginning of year              $    8,618       $     4,797
Actual return on plan assets                                       732              (260)
Retiree contributions                                            4,534             4,185
Company contributions                                           16,761            16,734
Gross benefits paid                                            (20,295)          (16,838)
                                                            ----------------------------
Fair value of plan assets at end of year                    $   10,350       $     8,618
========================================================================================

  The Company's nonpension post-retirement benefit obligations are generally not prefunded. The following table illustrates the status of retiree benefit obligations as of March 31, 1999 and 1998.

Years Ended March 31                                              1999              1998
----------------------------------------------------------------------------------------
Funded status                                               $ (144,606)      $  (136,601)
Accrued contribution                                             1,744             1,504
Unrecognized net actuarial loss                                 22,172             7,966
Unrecognized prior service cost                                 (5,393)           (5,747)
                                                            ----------------------------
Post-retirement benefit liability recognized in
  balance sheet                                             $ (126,083)      $ ( 132,878)
========================================================================================

  The components of the Company's net periodic post-retirement benefit costs are as follows for fiscal years 1999, 1998, and 1997:

Years Ended March 31                                             1999        1998       1997
--------------------------------------------------------------------------------------------
Service cost of benefits earned during the period           $     915   $   1,204  $     899
Interest  costs of accumulated  post-retirement
 benefit obligation                                             9,942       9,649      7,506
Expected return on plan assets                                   (526)       (315)      (165)
Amortization of unrecognized net loss                              21           -        399
Amortization of unrecognized prior service cost                  (355)       (318)       (21)
                                                            --------------------------------
Net post-retirement periodic benefit cost                   $   9,997   $  10,220  $   8,618
============================================================================================

 The weighted-average assumptions used in the accounting for non-pension post-retirement benefits were as follows:

Years Ended March 31                                             1999        1998       1997
--------------------------------------------------------------------------------------------
Discount rate used in determining present values                6.75%       7.25%      7.50%
Expected long-term rate of return on plan assets                6.00%       6.00%      6.00%
Medical trend rate                                              5.00%       5.00%      5.00%
============================================================================================

  For measurement purposes, a weighted average annual rate of increase of approximately 5.2 percent in the cost of covered health care benefits was assumed for fiscal year 2000. The rate was assumed to be 5 percent thereafter.
  The following illustrates the effect of a one-percentage point increase or decrease in the assumed health care cost trend rates, as of March 31, 1999:

                                                       One Percentage     One Percentage
                                                       Point Increase     Point Decrease
----------------------------------------------------------------------------------------
Effect on service and interest cost components         $          626     $         (555)
Effect on accumulated post-retirement
     benefit obligation                                $       (6,891)    $       (6,151)
=========================================================================================

10   Income Taxes

The components of the Company's income tax provision consist of:

Years Ended March 31                                             1999                  1998                 1997
---------------------------------------------------------------------------------------------------------------
Current:
  Federal                                              $        5,450   $                 -    $               -
  State                                                           778                     -                    -
Deferred                                                        2,739                     -               12,115
                                                       ---------------------------------------------------------
Income tax provision                                   $        8,967   $                 -    $          12,115
================================================================================================================

  The items responsible for the differences between the federal statutory rate and the Company's effective rate are shown as follows:

Years Ended March 31                                             1999                  1998                 1997
----------------------------------------------------------------------------------------------------------------
Income taxes computed at statutory federal rate        $       20,923   $            23,864    $          24,946
State income taxes-net of federal impact                        2,989                 3,409                3,564
Permanent non-deductible costs                                  1,556                 1,361                1,462
Unrecorded tax benefits                                       (16,501)              (28,634)             (17,857)
                                                       ---------------------------------------------------------
Income tax provision                                   $        8,967   $                 -    $          12,115
================================================================================================================

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and operating loss and tax credit carryforwards. Significant items comprising the net deferred tax asset shown on the statement of financial position are:

Years Ended March 31                                                      1999                    1998
------------------------------------------------------------------------------------------------------
Deferred sales                                                        $(26,501)               $(29,243)
Accelerated depreciation                                               (51,907)                (60,417)
                                                               ---------------------------------------
Deferred income tax liabilities                                        (78,408)                (89,660)
                                                               ---------------------------------------
Reserves for employee benefits                                          39,338                  50,594
Restructuring and environmental reserves                                 8,538                   9,960
Research tax credits                                                    25,178                  25,228
Net operating loss carryforwards                                        12,836                  37,634
Other                                                                    8,560                  16,943
                                                               ---------------------------------------
Deferred income tax assets                                              94,450                 140,359
Valuation allowance                                                          -                 (31,917)
                                                               ---------------------------------------
Net deferred income tax asset                                         $ 16,042                $ 18,782
                                                               ---------------------------------------
Current deferred income tax asset                                       41,912                  38,280
Noncurrent deferred income tax liability                               (25,870)                (19,498)
                                                               ---------------------------------------
Net deferred income tax asset                                         $ 16,042                $ 18,782
======================================================================================================

  During fiscal 1999, the deferred tax asset valuation allowance decreased by $31,917. This decrease is primarily the result of the Company's analysis of the likelihood of realizing the future tax benefit of tax loss carryforwards and additional temporary differences. Realization of the net deferred tax asset is dependent upon profitable operations and future reversals of existing taxable temporary differences. Although realization is not assured, the Company believes it is more likely than not that the recorded benefits will be realized through the reduction of future taxable income. The amount of the net deferred tax assets considered realizable, however, could be reduced in the near term if actual future taxable income is lower than estimated, or if there are differences in the timing or amount of future reversals of existing taxable temporary differences.
  Federal and state operating loss carryforwards for tax purposes available to offset future taxable income, are $32,089 at March 31, 1999. These carryforwards begin to expire in 2008. Research tax credits available to offset future tax payments are $25,178, and begin to expire in 2006. At March 31, 1999, the Company's deferred tax assets include Alternative Minimum Tax (AMT) assets of approximately $8.6 million.


11  Leases

The Company leases land, buildings, and equipment under various operating leases which generally have renewal options of one to five years. Rental expense for the years ended March 31, 1999, 1998, and 1997 was $12,359, $13,199, and
$14,447, respectively.
  Minimum rental commitments payable under noncancellable lease commitments outstanding at March 31, 1999 are $12,881, $9,277, $7,709, $6,685, and $6,000,
respectively, for the fiscal years ending March 31, 2000, 2001, 2002, 2003, and 2004.

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

  In mid-fiscal 1996, various executive management changes were made within the Company. As a result of these changes, new management reevaluated business strategies, including its restructure plans and as a result, the anticipated timing of certain severance and facility closure costs pushed into fiscal 1997. Cash expenditures under this completed restructuring program, primarily for employee-related costs, totaled approximately $3 million and $8 million in fiscal 1998 and 1997, respectively. In the fourth quarter of fiscal 1997, the Company reversed approximately $2 million of this reserve against general and administrative costs, due to cost underruns relative to the originally reserved amounts.
  Additional restructure expenditures of approximately $12 million were made in fiscal 1997, in connection with the Company's closure plan for certain facilities acquired in the March 15, 1995 acquisition of the Aerospace operations from Hercules, Incorporated. As these closure activities were anticipated and planned for at the acquisition date, the Company had estimated and recorded these costs as part of the March 1995 acquisition price. The actual costs incurred did not vary significantly from those estimated and recorded. See also Note 15 for discussion of facility closure expenditures associated with the Marine Systems Group.

13  Stockholders' Equity

The Company has authorized 5,000,000 shares of preferred stock, par value $1.00, none of which has been issued.

  The Company has authorized up to 3,320,679 shares to be granted under the 1990 Equity Incentive Plan of which 474,104 were available at March 31, 1999, for future grants. Stock options are granted periodically, at the fair market value of the Company's common stock on the date of grant, and are generally exercisable from one to three years from the date of grant. Restricted stock issued to non-employee directors and certain key employees totaled 48,675, 25,675, and 27,000 for the fiscal years ended March 31, 1999, 1998, and 1997, respectively. Restricted shares vest over periods of one to four years from the date of award. As of March 31, 1999, net restricted shares of up to 25,100 shares were reserved for certain key officers which will vest upon achievement of certain financial performance goals through fiscal 2001.

  As permitted by SFAS 123, "Accounting for Stock-Based Compensation," the Company has elected to continue following the guidance of APB 25 for measurement and recognition of stock-based transactions with employees. Accordingly, compensation cost has not been recognized for the awards made to employees in the form of stock options. If compensation cost for the Company's stock-based compensation plan had been determined based on the fair value at the grant dates for awards under the plan (consistent with the method provided in SFAS 123), the Company's net income and earnings per share would have been reduced to the proforma amounts indicated below:

Years Ended March 31                                               1999               1998              1997
------------------------------------------------------------------------------------------------------------
Net income            As reported                               $50,813            $68,183           $59,159
                      Proforma                                  $47,633            $65,434           $57,032
Basic EPS             As reported                               $  4.26            $  5.23           $  4.55
                      Proforma                                  $  3.99            $  5.01           $  4.38
Diluted EPS           As reported                               $  4.15            $  5.10           $  4.41
                      Proforma                                  $  3.89            $  4.89           $  4.26
============================================================================================================

 A summary of the company's stock option activity is as follows:

Years Ended March 31                     1999                      1998                     1997
-------------------------------------------------------------------------------------------------------
                                            Weighted                  Weighted                 Weighted
                                             Average                   Average                  Average
                                            Exercise                  Exercise                 Exercise
                                 Shares        Price      Shares         Price     Shares         Price
-------------------------------------------------------------------------------------------------------
Outstanding at
    beginning of year           731,782       $35.74     896,333        $33.49    991,210        $30.23
Granted                         363,850        74.17     150,850         44.61    150,650         46.28
Exercised                      (268,328)       30.93    (281,455)        32.16   (157,023)        25.43
Canceled                        (33,811)       50.01     (33,946)        44.70    (88,504)        32.77
                              -------------------------------------------------------------------------
Outstanding at
    end of year                 793,493       $54.39     731,782        $35.74    896,333        $33.49
Options exercisable
    at year end                 318,508        35.48     440,964         30.34    532,815         29.64
                              -------------------------------------------------------------------------
Weighted average
   fair value of
   options granted
   during the year                            $32.15                    $20.18                   $21.88
=======================================================================================================

  The weighted average fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model and represents the difference between fair market value on the date of grant and the estimated market value on the expected exercise date. The following weighted average assumptions were used for grants in fiscal 1999, 1998, and 1997 respectively:

                                                     1999                 1998              1997
------------------------------------------------------------------------------------------------
Risk-free rate                                       5.1%                 6.1%              6.5%
Expected volatility                                  29.4                 30.4              31.5
Expected option life                              7 years              7 years           7 years
================================================================================================

 A summary of stock options outstanding at March 31, 1999 is as follows:

                                  Options Outstanding                        Options Exercisable
-------------------------------------------------------------------------------------------------------
Range of                            Remaining               Weighted                           Weighted
Exercise                          Contractual                Average                            Average
Prices                Shares             Life         Exercise Price         Shares      Exercise Price
-------------------------------------------------------------------------------------------------------
$10-$24               76,479        3.7 years                 $18.81         76,479              $18.81
$25-$30               21,700        2.4 years                  30.00         21,700               30.00
$31-$40              107,509        5.4 years                  37.49        107,509               37.49
$41-$52              228,255        7.3 years                  45.31        111,488               45.75
$53-$65              134,050        9.1 years                  64.52          1,332               61.16
$66-$76               75,500        9.6 years                  75.25              -                   -
$77-$85              150,000        9.8 years                  82.44              -                   -
=======================================================================================================

  On December 15, 1998, the Company completed the repurchase of 1.7 million shares of its common stock at a price of $77 per share, or approximately $130 million in total. The repurchase occurred via the terms and conditions of a modified "Dutch auction" tender offer (Dutch auction), and was financed under the Company's new bank credit facilities.

  In connection with the completion of the Dutch auction, the Company's Board of Directors authorized the Company to repurchase up to an additional 1.1 million shares of its common stock. Any repurchases made under this plan would be subject to market conditions and the Company's compliance with its debt covenants. As of March 31, 1999, repurchases of 436 thousand shares have been made under the program, aggregating approximately $34 million. As of March 31, 1999, the Company's debt covenants permit the Company to expend up to $55.2 million specifically in connection with future share repurchases. Additionally, the Company may make "restricted payments" (as defined in the Company's debt covenants) of up to an additional $50 million, which among other items, would allow payments for further stock repurchases (over and above the aforementioned $55.2 million). While it is currently the Company's intention to make stock repurchases under this program, there can be no assurance that the Company will purchase all or any portion of the remaining shares, or as to the timing or terms thereof.

  On October 24, 1997, the Company entered into an agreement with Hercules, Incorporated, providing for the disposition of the 3.86 million shares of Company common stock then held by Hercules. The shares represented the stock issued by the Company in connection with the March 15, 1995, acquisition of the Hercules Aerospace Company operations from Hercules.

  Under the agreement with Hercules, during the quarter ended December 28, 1997, the Company registered for public offering approximately 2.78 million of the shares (previously unregistered) held by Hercules. The offering was completed on November 21, 1997. No new shares were issued in the offering, nor did the Company receive any proceeds from the offering. The remaining 1.1 million shares then held by Hercules became subject to a put/call arrangement (the "Hercules repurchase") by which Hercules could require the Company to purchase the shares, and the Company could likewise require Hercules to sell the shares to the Company, during 1998. The price for shares purchased under the put/call arrangement was equal to the per share net proceeds realized by Hercules in the secondary public offering, $55.32. During February 1998, the Company did repurchase 271,000 shares for approximately $15 million. During fiscal 1999, the Company repurchased the remaining 813,000 shares, for approximately $45 million.

  During fiscal 1998, the Company's stock repurchases totaled approximately 0.6 million shares, at a total cost of $31.7 million. These repurchases were made primarily under the Hercules repurchase (described above) through an open-market stock repurchase program.

14  Contingencies

As a U.S. government contractor, the Company is subject to defective pricing and cost accounting standards noncompliance claims by the government. Additionally, the Company has substantial government contracts and subcontracts, the prices of which are subject to adjustment. The Company believes that resolution of such claims and price adjustments made or to be made by the government for open fiscal years (1987 through 1999) will not materially exceed the amount provided in the accompanying balance sheets.

  The Company is a defendant in a number of lawsuits that arise out of, and are incidental to, the conduct of its business. Such matters arise out of the normal course of business and relate to product liability, intellectual property, government regulations, including environmental issues, and other issues. Certain of the lawsuits and claims seek damages in very large amounts. In these legal proceedings, no director, officer, or affiliate is a party or a named defendant.

  Under the terms of the agreements relating to the Aerospace acquisition, all litigation and legal disputes arising in the ordinary course of the acquired operations were assumed by the Company except for a few specific lawsuits and disputes including two specific qui-tam lawsuits. Under terms of the purchase agreement with Hercules, the Company's maximum combined settlement liability for both of these qui tam matters was approximately $4 million, which the Company had fully reserved. On May 15, 1998, Hercules announced that it had agreed to a settlement in the first qui tam lawsuit, which has since been approved by the court. Therefore, in July 1998 the Company paid $4 million in full satisfaction of its liability related to these matters.

  In March 1997 the Company received a partially unsealed complaint, in a qui tam action by four former employees (the "Relators") alleging labor mischarging to the Intermediate Nuclear Force (INF) contract, and other contracts. Damages were not specified in this civil suit. The Company and Hercules have agreed to share equally the external attorney's fees and investigative fees and related costs and expenses of this action until such time as a determination is made as to the applicability of the indemnification provisions of the Aerospace acquisition purchase agreement. In March 1998, the Company and Hercules settled with the Department of Justice on the portion of the complaint alleging labor mischarging to the INF contract and agreed to pay $2.25 million each, together with Relators' attorney's fees of $150 thousand each, which was paid in April 1998. The Department of Justice declined to intervene in the remaining portion of the complaint. On October 16, 1998 the Company and Hercules settled with the Relators all remaining issues in this action by agreeing to each pay $575 thousand, subject to court approval. On January 21, 1999, the court approved the settlement and entered judgment dismissing the case, subject to the right of the Department of Justice to appeal such approval and dismissal. On March 22, 1999, the Department of Justice filed notice of an intent to appeal.

  The Company has also been served with a complaint in a civil action captioned United States v. Alliant Techsystems Inc. and filed in the U.S. District Court for the District of Minnesota, alleging violations of the False Claims Act, the Truth in Negotiations Act, and common law and equitable theories of recovery. The complaint was filed March 10, 1997, and relates to a contract for the AT4 shoulder-fired weapon. The complaint alleges that the contract in question was defectively priced. Based upon documents provided to the Company in connection with the action, the Company believes that the U.S. Government may seek damages and penalties of approximately $5 million. Under the provisions of the False Claims Act, a civil penalty of between $5,000 and $10,000 can be assessed for each claim, plus three times the amount of any damages sustained by the U.S. Government. In addition to damages, a judgment against the Company in such a suit or a finding of liability in a separate criminal action could carry penalties of suspension or debarment which would make some or all of the Company's operations ineligible to be awarded any U.S. Government contracts for a period of up to three years. The amount of damages, if any, involved in the above actions filed under the False Claims Act cannot be determined at this time.

  The Company was a defendant in a patent infringement case brought by Cordant Technologies (formerly Thiokol Corporation), which the Company believed was without merit. The plaintiff alleged that the rocket motor insulation used by the Company in certain rocket motors infringed on a patent owned by the plaintiff. The complaint sought trebling of any damages that might have been awarded, based on an allegation of deliberate and willful infringement. The complaint did not quantify the amount of damages sought. Through its analysis of an October 27, 1997, court filing, the Company believed that, based on an economist's expert testimony,

Cordant Technologies might seek lost profits, interest and costs of approximately $240 million. Even if the Company was found liable, it believed that damages should be based upon a reasonable royalty of less than $5 million. On March 25, 1999, the Court held invalid the patent that is the subject of the action. The plaintiff filed a notice of appeal on April 23, 1999, and the Company filed a notice of cross appeal on April 30, 1999. On April 13, 1999, the plaintiff and the Company entered into a "standstill agreement" under which the parties have agreed to file a joint motion to the U.S. Court of Appeals for the Federal Circuit for a stay of all proceedings for up to 150 days, during which the parties have agreed to negotiate in good faith to settle the litigation. In the judgment of management, the case will not have a material adverse effect upon the Company's future financial condition or results of operations. However, there can be no assurance that the outcome of the case will not have a material adverse effect on the Company.

  During fiscal 1998, the Company substantially completed the requirements of the M117 Bomb reclamation contract. The contract contained a priced option, having approximate contract value less than $5 million, whereby the customer could require the reclamation of additional quantities, given that such option be exercised within the terms and conditions of the contract. On August 4, 1997, the customer informed the Company that it was exercising the option. The Company, based on advice from its counsel, maintains that the option exercise was invalid and has therefore not performed on the option. The Company is currently appealing the validity of the option to the United States Court of Appeals, based on the Company's continued belief that such exercise was invalid. In late December 1997, the Company was informed by the customer that the Company was being terminated for default on the contract option. The Company expects the appeals process to conclude in calendar 1999. Depending on the outcome of the appeal and the termination for default litigation, management currently estimates that the range of possible adverse impact to the Company's future operating earnings is from $0-$4 million, in total.

  During fiscal 1998, the Company identified potential technical and safety issues on its Explosive "D" contracts that, depending on the outcome of the continuing evaluation of these risks and the potentially mitigating solutions, could add cost growth to the program. These potential technical and safety issues have caused the Company to delay contract performance until the issues are resolved to the satisfaction of the Company. As a result, the Government customer has provided the Company notification that it has been terminated for default on the contracts. The Company is currently working closely with the customer to resolve these matters. Based on information known at this time, management's estimated range of reasonably possible additional cost impact that could occur as a result of the potential technical and safety issues on the Explosive "D" program is currently $0-$3 million, on which the ultimate outcome is dependent on the extent to which the Company is able to mitigate these potential risks and ultimately resolve the contractual performance issues on a mutually agreeable basis.

  The Company does not believe that the above contract terminations will have a material adverse impact on the Company's results of operations, its liquidity, or its financial position.

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

  The Company does not generate a significant amount of revenues or costs, nor does it maintain significant assets or liabilities in European Union (EU) countries or in European currencies. Therefore, the Company does not expect that the EU's conversion to the Euro will have a material impact to the Company's financial position or its results of operations.

15  Discontinued Operations

Marine Systems Group - On December 22, 1996, the Company entered into an agreement to sell its Marine Systems Group, including substantially all of the assets of that business, to Hughes Aircraft Co. (Hughes) for $141.0 million in cash. The sale was completed on February 28, 1997, resulting in a pretax gain to the Company of approximately $31.9 million ($22.4 million, after tax), which the Company recognized in the fourth quarter of fiscal 1997.

  In connection with the sale, the Company began actions during fiscal 1998 to close certain facilities (not sold to Hughes) that had previously been utilized for Marine Systems Group contracts. As a direct result of the sale, the Company booked closure reserves of approximately $16 million in March 1997 (by a charge to the gain on disposal of discontinued operations) primarily for the estimated costs of facility closure, severance costs, and anticipated litigation costs associated with these activities. During fiscal 1998, the Company spent approximately $6 million on these facility closure and severance costs. As these facility closure activities were substantially completed, the Company reversed $10.1 million of these liabilities during the fourth quarter of fiscal 1998, resulting in an additional gain on the disposal of the Marine business.

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

  During fiscal 1997, the Company stopped production efforts, and completed its withdrawal from the Belarus operation. In the fourth quarter of fiscal 1997, the Company reached agreement with the Ukrainian government to transfer the Company's interests in the operation to the Ukrainian Government after payment of a $19.8 million non-interest bearing long-term note receivable. In March 1998, as a result of the Company's continued consideration and evaluation of the status of the underlying operations, as well as newly imposed export restrictions in the Ukraine and the increasing political instability in the region, Company management wrote off approximately $9.9 million, representing the remaining recorded value of the Company's investment in that operation. The Company maintains a letter of credit to support approximately $2.5 million of bank borrowings of the Demilitarization operations. During fiscal 1999, management has continued to work with the Ukrainian government to complete the Company's exit from this business. However, given the political instability in the region and the lack of economic reforms, the Company now believes that it would be unable to pursue an exit by sale of its interest in the operation. Consequently, in fiscal 1999, the Company began the process of removing and salvaging assets. The salvage value of the assets is believed to be de minimus. During this process, the Company was prevented from physically recovering all of its assets. The Company has attempted unsuccessfully to rectify the situation through discussions with the Ukrainian government. The Company believes that the facts and circumstances surrounding the unrecovered assets may ultimately be determined to be covered as an insured loss under the Company's political risk insurance policy. Therefore, the Company submitted a claim in late calendar 1998 and currently expects resolution on such claim during the fall of calendar 1999. The maximum insurable value under the policy is $17.7 million. The amount ultimately collected under such policy will be dependent on the insurer's rulings as to the validity of the claim, as well as its determination of what amounts are payable under such claim. Given the contingent nature of the claim, the Company has not recorded a claim receivable as of March 31, 1999.

  The consolidated income statements of the Company reflect the operating results and the gain (loss) on disposal of discontinued operations separately from continuing operations. The components of the gain (loss) from the Company's two discontinued operations are summarized as follows:

MARINE SYSTEMS GROUP

Years Ended March 31                                      1999                   1998           1997
----------------------------------------------------------------------------------------------------
Sales                                                      $ -                $     -       $107,746
Income from discontinued operations                          -                      -          7,415
Gain on disposal of assets                                   -                 10,125         31,900
Income tax expense                                           -                      -        (12,115)
                                                           -----------------------------------------
Gain from discontinued operations                          $ -                $10,125       $ 27,200
====================================================================================================

DEMILITARIZATION OPERATIONS

Years Ended March 31                                      1999                   1998           1997
----------------------------------------------------------------------------------------------------
Sales                                                      $ -                $     -       $      -
Income from discontinued operations                          -                      -              -
Loss on disposal of assets                                   -                 (9,900)             -
Income tax expense                                           -                      -              -
                                                           -----------------------------------------
Loss from discontinued operations                          $ -                $(9,900)      $      -
====================================================================================================

16  Environmental Remediation Liabilities

The Company is subject to various local and national laws relating to protection of the environment and is in various stages of investigation or remediation of potential, alleged, or acknowledged contamination. In March 1997, the Company adopted the provisions of SOP 96-1 "Environmental Remediation Liabilities," which required a change in, and provided clarification to, the manner in which companies measure and recognize costs associated with environmental remediation liabilities. Under the provisions of the SOP, all future anticipated ongoing monitoring and maintenance costs associated with known remediation sites are required to be accrued. Such costs were previously expensed as incurred. The Company's adoption of the provisions of the SOP resulted in a non-cash charge of $17.4 million in the fourth quarter of fiscal 1997. The charge was classified in cost of sales in the Company's consolidated income statement for the fourth quarter ending March 31, 1997.

  At March 31, 1999, the accrued liability for environmental remediation of $31.9 million represents management's best estimate of the present value of the probable and reasonably estimable costs related to the Company's known remediation obligations. It is expected that a significant portion of the Company's environmental costs will be reimbursed to the Company. As collection of those reimbursements is estimated to be probable, the Company has recorded a receivable of $10.5 million, representing the present value of those reimbursements at March 31, 1999. Such receivable primarily represents the expected reimbursement of costs associated with the Aerospace operations acquired from Hercules in March 1995 (Aerospace acquisition), whereby the Company generally assumed responsibility for environmental compliance at Aerospace facilities. It is expected that much of the compliance and remediation costs associated with these facilities will be reimbursable under U.S. Government contracts, and that those environmental remediation costs not covered through such contracts will be covered by Hercules under various indemnification agreements, subject to the Company having appropriately notified Hercules of issues identified prior to the expiration of the stipulated notification periods (March 2000 or March 2005, depending on site ownership). The Company's accrual for environmental remediation liabilities and the associated receivable for reimbursement thereof, have been discounted to reflect the present value of the expected future cash flows, using a discount rate, net of estimated inflation, of approximately 4.5 percent. The following is a summary of the Company's amounts recorded for environmental remediation at March 31, 1999:

                                                                                       Environmental
                                                                  Accrued                    Costs -
                                                            Environmental              Reimbursement
                                                                Liability                 Receivable
----------------------------------------------------------------------------------------------------
Amounts (Payable)/Receivable                                     $(41,227)                   $14,238

Unamortized Discount                                                9,351                     (3,706)
                                                                 -----------------------------------
Present Value of Amounts (Payable)/Receivable                    $(31,876)                   $10,532
====================================================================================================

  At March 31, 1999, the aggregate undiscounted amounts payable for environmental remediation costs, net of expected reimbursements, are estimated to be $3.3, $5.3, $2.1, $1.5, and $4.4 million for the fiscal years ending March 31, 2000, 2001, 2002, 2003, and 2004, respectively; estimated amounts payable thereafter total $10.3 million. Amounts payable/receivable in periods beyond fiscal 2000 have been classified as non-current on the Company's March 31, 1999 balance sheet. At March 31, 1999, the estimated discounted range of reasonably possible environmental remediation costs is between $32 and $46 million. The Company does not anticipate that resolution of the environmental contingencies in excess of amounts accrued, net of recoveries, will materially affect future operating results.

17  Supplemental Cash Flow Information

Net income taxes paid in the fiscal years ended March 31, 1999, 1998, and 1997, totaled $1,018, $1,107, and $107, respectively.

  Amounts paid for interest were $24,019, $27,400, and $39,015 for fiscal
1999, 1998, and 1997, respectively. Amounts received for interest in those same periods were $1,215, $3,090, and $716, respectively. The significant decrease in interest paid during fiscal 1998 compared to fiscal 1997, reflects a reduction in long-term debt due to an $88.6 million loan prepayment made in March 1997 with proceeds received from the sale of the Marine Systems Group. The increase in interest received in fiscal 1998 compared to fiscal 1997 reflects increased average cash balances also due to the proceeds received from the sale of the Marine Systems Group.

18  Business Segment Information

The Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS No.
131) during the fourth quarter of 1999. SFAS No. 131 established standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments. It also established standards for related disclosures about products, services, and geographic areas.

  The Company conducts its business primarily in three operating segments:
Conventional Munitions, Aerospace, and Defense Systems. These operating segments are defined by the Company's management based on product similarity and end-use functionality. The Conventional Munitions operating segment is a designer, developer, and manufacturer of medium-caliber and large-caliber ammunition, munitions propellants, tactical missile propulsion systems, warheads, metal parts, composite structures for aircraft and weapons systems, infrared decoy flares, and commercial gun powder. The Aerospace operating segment is a designer, developer, and manufacturer of solid rocket propulsion systems for space and strategic applications, and composite structures for military and commercial aircraft and spacecraft. It also provides operations and technical support services for space launches. The Defense Systems operating segment designs, develops, and produces tactical weapons systems, air delivered munitions, fuzes, batteries, secure electronic devices, and unmanned aerial vehicle systems for the Department of Defense and allied nations.

  All of the Company's operating segments derive the majority of their revenues from contracts with, and prime contractors to, the U.S. Government. The various U.S. Government customers exercise independent purchasing decisions, and sales to the U.S. Government generally are not regarded as constituting sales to one customer, but instead, each contracting entity is considered to be a separate customer. During fiscal 1999, approximately 76 percent of the Company's sales were derived from contracts with the U.S. Government or U.S. Government prime contractors. U.S. Government contract sales were $828,804, $879,056, and $884,707 in fiscal years 1999, 1998, and 1997, respectively.

  The Company's sales to U.S. Government prime contractors include sales to two contractors, Lockheed Martin Corporation and The Boeing Company, which each comprised greater than 10 percent of the Company's total revenues. During fiscal 1999, sales to Lockheed Martin and Boeing, respectively, represented approximately 20 percent and 13 percent of the Company's total revenue. While the majority of sales to these contractors is derived from rocket propulsion contracts in the Aerospace segment, the Conventional Munitions and Defense Systems segments also derive a portion of their revenues from sales to these contractors.

  The Company's export sales to customers were $61.8 million, $33.2 million, and $58.0 million in fiscal years 1999, 1998, and 1997, respectively. Company sales to the United Kingdom comprised $45.0 million of the total fiscal 1999 export sales, representing an increase of $36.3 million compared to fiscal 1998. The increase in export sales in fiscal 1999 is primarily due to increased production volume on an antitank munitions contract in the Defense Systems segment. The decrease in export sales in fiscal 1998 compared to fiscal 1997 primarily reflects reduced sales of medium caliber ammunition in the Conventional Munitions segment.

The following summarizes the Company's results, by operating segment, in fiscal years 1999 and 1998:

                                                            Conventional
Year Ended March 31, 1999                                      Munitions    Aerospace   Defense Systems   Corporate         Total
---------------------------------------------------------------------------------------------------------------------------------
Revenue
     External customers                                         $471,542     $395,274          $223,622  $        -    $1,090,438
     Intercompany                                                  9,116          146               116      (9,378)            -
                                                            ---------------------------------------------------------------------
     Total                                                      $480,658     $395,420          $223,738  $   (9,378)   $1,090,438

Capital Expenditures                                              14,104       23,938             5,648           -        43,690
Depreciation                                                       8,339       25,233             4,888           -        38,460
Amortization                                                       1,824        2,495             1,925       1,181         7,425
Income from continuing operations before income taxes             19,328       41,116             3,812      15,291        79,547
Long-lived assets                                                109,535      304,748            38,533      19,252       472,068

Total assets                                                     242,692      379,245           103,236     169,145       894,318
=================================================================================================================================

                                                            Conventional
Year Ended March 31, 1998                                     Munitions     Aerospace   Defense Systems   Corporate         Total
---------------------------------------------------------------------------------------------------------------------------------
Revenue
     External customers                                         $457,630     $369,721          $234,618  $   13,537    $1,075,506
     Intercompany                                                  6,181          275             1,286      (7,742)            -
                                                            ---------------------------------------------------------------------
     Total                                                      $463,811     $369,996          $235,904  $    5,795    $1,075,506

Capital Expenditures                                               8,940        8,224             3,193          49        20,406
Depreciation                                                       8,367       26,458             4,940       1,651        41,416
Amortization                                                       1,624        2,470               538       1,469         6,101
Income from continuing operations before income taxes             19,437       28,783             6,374      13,364        67,958
Long-lived assets                                                103,346      308,222            38,424      21,426       471,418

Total assets                                                     224,027      380,869           103,621     199,792       908,309
=================================================================================================================================

  As previously described, the Company's three operating segments are Conventional Munitions, Aerospace, and Defense Systems. In addition, certain administrative functions are primarily managed by the Company at the corporate headquarters level ("Corporate"). Some examples of such functions are human resources, pension and post-retirement benefits, legal, tax, and treasury. Significant assets and liabilities managed at the Corporate level include those associated with debt, pension and post-retirement benefits, environmental liabilities, and income taxes. As the Company's results of operations are substantially all earned in the United States for federal tax purposes, substantially all of the Company's deferred tax assets and liabilities reflect temporary basis differences between U.S. tax regulations and generally accepted accounting practices. A capital-employed charge (interest expense) is allocated to each operating segment based on net assets employed, using an 8 percent rate, which approximates the Company's overall borrowing rate. Interest expenses included in segment results for fiscal 1999 (in millions) were ($12.6), ($27.1), ($5.3), and $21.5, for Conventional Munitions, Aerospace, Defense Systems, and Corporate, respectively. Interest expenses in fiscal 1998 (in millions) were ($13.2), ($26.4), ($4.4), and $19.5 for Conventional Munitions, Aerospace, Defense Systems, and Corporate, respectively. Income from continuing operations before taxes in Corporate (earnings before taxes, or "EBT") was $15.3 million for fiscal 1999, compared to $13.4 million in fiscal 1998. EBT results at Corporate were primarily reflective of the Company's 8 percent charge to the Company's operating segments for capital employed, as discussed above. Net capital employed at Corporate is historically a negative number (i.e., a net liability) due primarily to the fact that certain significant liabilities are accounted for at Corporate, including accrued post-retirement benefits, taxes, and environmental liabilities.

  Long-lived assets held at the operating segment level primarily reflect property, plant and equipment, goodwill, and capitalized debt issuance costs. Pension and post-retirement benefit expenses are allocated to each operating segment based on relative headcount and types of benefits offered in each respective segment. Environmental expenses are allocated to each operating segment based on the origin of the underlying environmental cost. Transactions between operating segments are recorded at the segment level, consistent with the Company's financial accounting policies. Intercompany balances and transactions are eliminated at the Company's consolidated financial statements level. These eliminations are shown above in "Corporate."

  In the fiscal year ending March 31, 1997, the Company's total sales of $1,089.4 million were comprised of sales from the Conventional Munitions segment, $492 million, Aerospace segment, $340 million, Defense Systems segment, $253 million, and Corporate (other) of $4 million. Sales results in Corporate that year include sales from minor businesses that are no longer pursued by the Company.

19  Quarterly Financial Data (Unaudited)

Quarterly financial data is summarized for the years ended March 31, 1999 and 1998 as follows:

Fiscal Year 1999 Quarter Ended                                                      June 28      Sep. 27     Dec. 27     Mar. 31
--------------------------------------------------------------------------------------------------------------------------------
Sales                                                                              $256,321     $258,998    $274,446    $300,673
Gross margin                                                                         45,232       45,434      48,360      58,084
Income before extraordinary loss                                                     15,801       16,668      18,019      17,127
     Basic earnings per share before extraordinary loss                                1.24         1.33        1.50        1.63
     Diluted earnings per share before extraordinary loss                              1.21         1.30        1.45        1.59
                                                                                 -----------------------------------------------
Net income                                                                           15,801        2,041      16,358      16,613

     Basic earnings per share                                                          1.24          .16        1.36        1.58
     Diluted earnings per share                                                        1.21          .16        1.32        1.54
================================================================================================================================

Fiscal Year 1998 Quarter Ended                                                      June 29      Sep. 28     Dec. 28     Mar. 31
--------------------------------------------------------------------------------------------------------------------------------
Sales                                                                              $251,639     $266,954    $269,217    $287,696
Gross margin                                                                         43,720       45,829      48,065      56,655
Income before extraordinary loss                                                     14,657       15,920      18,027      19,579
     Basic earnings per share before extraordinary loss                                1.13         1.22        1.37        1.49
     Diluted earnings per share before extraordinary loss                              1.10         1.18        1.33        1.45
                                                                                 -----------------------------------------------
Net income                                                                           14,657       15,920      18,027      19,579

     Basic earnings per share                                                          1.13         1.22        1.37        1.51
     Diluted earnings per share                                                        1.10         1.18        1.33        1.47
================================================================================================================================

  In connection with the Company's September 1998 early extinguishment of its Senior Subordinated Notes and refinancing of its bank borrowings in November 1998, the Company recorded a $16.8 million extraordinary charge (after the tax benefit of $3.0 million) - (see Note 7). In conjunction with such early extinguishment of debt, the Company incurred extraordinary charges of $14,627 (after $2,581 tax benefit), $1,661 (after $293 tax benefit), and $514 (after $91 tax benefit), for the quarters ended September 27, 1998, December 27, 1998, and March 31, 1999, respectively.

  Following is a summary of the Company's stock price for the past three years.

                                                                             Common Stock Price
Quarter Ended                                                             High                    Low
-----------------------------------------------------------------------------------------------------
March 31, 1999                                                          $88.00                 $72.63
December 27, 1998                                                        83.06                  65.00
September 27, 1998                                                       68.88                  61.38
June 28, 1998                                                            65.56                  57.88
March 31, 1998                                                           65.00                  54.50
December 28, 1997                                                        65.69                  53.75
September 28, 1997                                                       69.00                  51.44
June 29, 1997                                                            52.88                  40.50
March 31, 1997                                                           55.00                  42.00
December 29, 1996                                                        57.38                  47.63
September 29, 1996                                                       53.25                  46.25
June 30, 1996                                                            49.13                  43.75
March 31, 1996                                                           50.50                  46.25
=====================================================================================================

  The Company does not currently pay dividends on its common stock.

Board of Directors

Paul David Miller

Admiral, U.S. Navy (Retired). Chairman of the Board and Chief Executive Officer, Alliant Techsystems. Joined Alliant in January 1999. Previously headed the Litton Marine Systems and Sperry Marine Inc. divisions of Litton Industries, Inc. Retired from U.S. Navy in 1994, following 30-year career. Major posts included Commander-in-Chief, U.S. Atlantic Command; NATO Supreme Allied Commander-Atlantic; Commander, U.S. Atlantic Fleet; and Commander, U.S. Seventh Fleet. Bachelor's degree, Florida State University. MBA, University of Georgia.

Peter A. Bukowick

President and Chief Operating Officer, Alliant Techsystems. Served as acting Chief Executive Officer in 1998. Joined Alliant in 1995 as Group Vice President, Aerospace Systems. Background includes more than 30 years' experience in technical, research and development, and business management. Joined Hercules Incorporated in 1968. Held various management positions, including Vice President, Technology, Hercules Aerospace Company. Bachelor's degree, Lafayette College. Ph.D., organic chemistry, University of Virginia.

Gilbert F. Decker

Executive Vice President, Operations, Walt Disney Imagineering, a provider of planning, design, engineering, production, and development services to The Walt Disney Company. Served as Assistant Secretary of the Army, Research, Development, and Acquisition from 1994 to 1997. Also held Chief Executive Officer positions with Xeruca Holding, Incorporated, and Penn Central Federal Systems Company. Bachelor's degree, The Johns Hopkins University. Master's degree in industrial engineering, Stanford University.

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

Gaynor N. Kelley

Retired Chairman of the Board and Chief Executive Officer, The Perkin-Elmer Corporation, a manufacturer of analytical and biotechnology instrumentation. Joined The Perkin-Elmer Corporation in 1950. Held numerous management positions before being elected Chairman and CEO in 1990. Also serves as a director of Hercules, Incorporated and The Prudential Insurance Company of America. Bachelor's degree, Delchanty Institute.

Joseph F. Mazzella

Partner, Lane Altman & Owens, a law firm in Boston, Massachusetts. Joined Lane Altman & Owens as an associate in 1980. Previously served as an attorney with the Securities and Exchange Commission in Washington, D.C. Also serves as a director of Data Transmission Network Corporation and Insurance Auto Auctions, Inc. Bachelor's degree, College of the City of New York. Juris Doctor, Rutgers University.

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

Charles H. Gauck

Vice President, Corporate Secretary, and Associate General Counsel. Extensive corporate legal and corporate secretary experience. Joined Honeywell in 1990. Previously served as Secretary of The Pillsbury Company. Also held legal positions and secretary post with a national retailer. Bachelor's degree and Juris Doctor, University of Minnesota.

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

Richard N. Jowett

Vice President, Investor Relations and Public Affairs. More than 25 years' experience in operations analysis, finance, and strategic planning. Joined Honeywell in 1971 and held management positions with several defense and commercial business divisions and corporate departments. Named Director of Investor Relations for Alliant in 1990. Bachelor's degree, Georgia Institute of Technology. MBA, Georgia State University.

John L. Lotzer

Vice President, Tax and Investments. Extensive background in strategic tax planning and finance. Joined Honeywell in 1987 as Manager, Federal Income Taxes. Named Director of Taxation for Alliant in 1994. Also held tax management positions with GE Capital, Inc., and the international public accounting firm Deloitte & Touche. Certified Public Accountant. Bachelor's degree and MBA, University of Minnesota.

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

Mark L. Mele

Vice President, Strategic Planning. Extensive background in finance, marketing, business development, and strategic planning. Joined Hercules Incorporated in 1979 and held posts with Aerospace Systems Group and Hercules Aerospace Company before being named Director, Business Development, for Alliant in 1995. Bachelor's degree, Tulane University. Master's degree in science management, Georgia Institute of Technology.

Scott S. Meyers

Vice President, Treasurer, and Chief Financial Officer. Joined Alliant in 1996. Formerly Executive Vice President and Chief Financial Officer for Magnavox Electronic Systems Company. Extensive experience in financial and administrative management. Background also includes 14 years' experience in public accounting as a partner with KPMG Peat Marwick. Certified Public Accountant. Bachelor's degree, Elmhurst College.

Paula J. Patineau

Vice President and Controller. Background includes more than 20 years of experience in accounting and finance management, including process and systems improvement, acquisition integration, labor negotiations, and cost management. Joined Honeywell in 1977. Also held accounting position with Sperry Univac Corporation. Bachelor's degree, College of St. Catherine.

Paul A. Ross

Senior Group Vice President, Aerospace. Previously Vice President and General Manager, Space and Strategic Propulsion Division, Aerospace Systems Group. More than 30 years' experience in program management, engineering, quality assurance, finance, and operations with Rockwell International, Cordant Technologies (formerly Thiokol Corporation), and Hercules Aerospace Company. Bachelor's degree, University of Redlands.

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

Corporate Information


Corporate Headquarters

600 Second Street N.E., Hopkins, Minnesota 55343 Telephone: 612-931-6000 E-mail address: alliant_corporate@atk.com Internet address: www.atk.com

Annual Meeting of Shareholders

The Annual Meeting of Shareholders will be held at 2:00 p.m. on August 3, 1999, at Alliant Techsystems Corporate Headquarters, 600 Second Street N.E., Hopkins, Minnesota.

Stock Exchange Listing

The common stock of Alliant Techsystems is listed on the New York Stock Exchange under the symbol ATK. It is listed in newspaper stock tables under AlliantTech. Nearly 15 million shares were traded in fiscal year 1999. The stock price ranged from a low of $58 to a high of $87 3/4.

Transfer Agent and Registrar

Shareholder inquiries concerning the transfer of shares, lost certificates, or address changes should be directed to Transfer Agent/Registrar, ChaseMellon Shareholder Services, 450 West 33rd Street, New York, New York 10001. Telephone:
800-851-9677 (toll free). Internet address: www.chasemellon.com.

Investor Relations

Inquiries from shareholders, securities analysts, and others in the professional investment community should be directed to Richard N. Jowett, Vice President, Investor Relations and Public Affairs, Alliant Techsystems, 600 Second Street N.E., MN11-2015, Hopkins, Minnesota 55343. Telephone: 612-931-6080. E-mail address: richard_jowett@atk.com.

Media Relations

Inquiries from the media should be directed to Rod Bitz, Director of Public Affairs, Alliant Techsystems, 600 Second Street N.E., MN11-2015, Hopkins, Minnesota 55343. Telephone: 612-931-5413. E-mail address: rod_bitz@atk.com. Alliant news releases are posted on the Company's Internet site at www.atk.com.

Form 10-K Annual Report

Shareholders who wish to obtain a copy of the Form 10-K Annual Report filed with the Securities and Exchange Commission for Alliant Techsystems' fiscal year ended March 31, 1999, may do so by writing to the Vice President, Investor Relations and Public Affairs.

Community Investment

In keeping with our commitment to be a positive force where we operate, Alliant Techsystems invests both financial and human resources in our communities. For information on the company's giving and volun-teerism programs, write to Wayne
E. Gilbert, Director of State and Community Affairs, Alliant Techsystems, 600 Second Street N.E., MN11-2015, Hopkins, Minnesota 55343. Telephone: 612-931-5422. E-mail address: wayne_gilbert@atk.com.

Independent Auditors

Deloitte & Touche LLP
400 One Financial Plaza
120 South Sixth Street
Minneapolis, Minnesota 55402

Facilities and Offices

Conventional Munitions

Wilmington, Illinois
DeSoto, Kansas
Hopkins, Minnesota
New Brighton, Minnesota
Totowa, New Jersey
Socorro, New Mexico
Toone, Tennessee
Radford, Virginia
Rocket Center, West Virginia

Aerospace

Vandenberg Air Force Base, California
Cape Canaveral, Florida
Iuka, Mississippi
Clearfield, Utah
Magna, Utah
Tekoi, Utah

Defense Systems

Clearwater, Florida
Elk River, Minnesota
Hopkins, Minnesota
Hondo, Texas
Horsham, Pennsylvania
Janesville, Wisconsin

Marketing and Sales

Huntsville, Alabama
Tucson, Arizona
Los Angeles, California
Ridgecrest, California
Colorado Springs, Colorado
Rock Island, Illinois
Mt. Arlington, New Jersey
Arlington, Virginia

                                                   [LOGO OF ALLIANT TECHSYSTEMS]

                                                   Alliant Techsystems
                                                   600 Second Street N.E.
                                                   Hopkins, Minnesota
                                                   USA 55343