Form 10-K405, Exhibit 13
period 2000-03-31
ALLIANT TECHSYSTEMS INC
filed 2000-06-28
CIK 866121

CORPORATE INFORMATION

CORPORATE HEADQUARTERS
600 Second Street N.E.
Hopkins, Minnesota 55343
Telephone: 952-931-6000
E-mail address: alliant_corporate@atk.com
Internet address: www.atk.com

ANNUAL MEETING OF SHAREHOLDERS The Annual Meeting of Shareholders will be held at 2:00 p.m. on August 1, 2000, at Corporate Headquarters, 600 Second Street N.E., Hopkins, Minnesota.

COMMON STOCK The common stock of Alliant Techsystems is listed on the New York Stock Exchange under the symbol ATK and in newspaper stock tables under AlliantTech. During fiscal year 2000, approximately 13.5 million shares were traded. The stock price ranged from a low of $51 to a high of $87 1/4.

TRANSFER AGENT AND REGISTRAR Shareholder inquiries concerning the transfer of shares, lost certificates, or address changes should be directed to Transfer Agent/Registrar, ChaseMellon Shareholder Services, 150 N. Wacker Drive, Suite 2120, Chicago, Illinois 60606. Telephone: 800-851-9677 (toll free). Internet address: www.chasemellon.com.

INVESTOR RELATIONS Inquiries from shareholders, securities analysts, and others in the professional investment community should be directed to Mark L. Mele, Vice President, Investor Relations and Strategic Planning, Alliant Techsystems, 600 Second Street N.E., MN11-2047, Hopkins, Minnesota 55343. Telephone:
952-931-6367. E-mail address: mark_mele@atk.com.

MEDIA RELATIONS Inquiries from the media should be directed to Rod Bitz, Director of Public Affairs, Alliant Techsystems, 600 Second Street N.E., MN11-2015, Hopkins, Minnesota 55343. Telephone: 952-931-5413. E-mail address: rod_bitz@atk.com. ATK news releases are posted on the company's Internet site at www.atk.com.

FORM 10-K ANNUAL REPORT Shareholders who wish to obtain a copy of the Form 10-K Annual Report filed with the Securities and Exchange Commission for Alliant Techsystems' fiscal year ended March 31, 2000, may do so by writing to the Vice President, Investor Relations and Strategic Planning.

COMMUNITY INVESTMENT In keeping with our commitment to be a positive force in the communities where we operate, Alliant Techsystems invests both financial and human resources in our communities. For information on the company's giving and volunteerism programs in fiscal year 2000, write to Karen Engelbret, Senior Public Affairs Specialist, Alliant Techsystems, 600 Second Street N.E., MN11-2015, Hopkins, Minnesota 55343. Telephone: 952-931-6268. E-mail address: karen_engelbret@atk.com.

INDEPENDENT AUDITORS
Deloitte & Touche LLP
400 One Financial Plaza
120 South Sixth Street
Minneapolis, Minnesota 55402

FACILITIES AND OFFICES

CORPORATE HEADQUARTERS
Hopkins, Minnesota

CONVENTIONAL MUNITIONS
DeSoto, Kansas
Hopkins, Minnesota
New Brighton, Minnesota
Independence, Missouri
Socorro, New Mexico
Toone, Tennessee
Radford, Virginia

AEROSPACE
Vandenberg Air Force Base, California
Cape Canaveral Air Force Station, Florida
Iuka, Mississippi
Johnson City, New York
Syracuse, New York
Clearfield, Utah
Magna, Utah

DEFENSE SYSTEMS
Clearwater, Florida
Elk River, Minnesota
Hopkins, Minnesota
Horsham, Pennsylvania
Rocket Center, West Virginia
Janesville, Wisconsin

MARKETING AND SALES
Huntsville, Alabama
Tucson, Arizona
Fountain Valley, California
Colorado Springs, Colorado
Shalimar, Florida
Rock Island, Illinois
Mt. Arlington, New Jersey
Dallas, Texas
Arlington, Virginia


24